                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 10-K


              ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                     For the fiscal year ended June 30, 1998

                         Commission file number 0-19743


                              THOUSAND TRAILS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


          DELAWARE                                        75-2138671
-------------------------------                       -------------------
(State or other jurisdiction of                        (I.R.S. employer
incorporation or organization)                        identification no.)


2711 LBJ FREEWAY, SUITE 200, DALLAS, TX                     75234
---------------------------------------               -------------------
(Address of principal executive offices)                  (Zip Code)

Registrant's telephone number, including area code:     (972) 243-2228
                                                      -------------------

Securities registered pursuant to Section 12(b) of the Act:

Title of each class                   Name of each exchange on which registered
-------------------                   -----------------------------------------
      NONE                                                NONE

Securities registered pursuant to Section 12(g) of the Act: COMMON STOCK, PAR
                                                            VALUE $.01 PER SHARE


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

                   Yes        X       No
                       --------------   ---------------

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. [ X ]

At September 15, 1998, the latest practicable date, the aggregate market value of voting common stock of the Registrant held by nonaffiliates was $16.1 million.

At September 15, 1998, there were 7,503,208 shares of Common Stock, $.01 par value, outstanding.


DOCUMENTS INCORPORATED BY REFERENCE

The information required by Part III (Items 10-13) is incorporated by reference from the Registrant's definitive Proxy Statement for the Registrant's 1998 Annual Meeting of Stockholders, which will be filed with the Securities and Exchange Commission (the "SEC") pursuant to Regulation 14A.




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                                    INDEX TO
                           ANNUAL REPORT ON FORM 10-K

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                                                                                                     Page
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
                                                       PART I

Item 1.           Business.............................................................................4
Item 2.           Properties..........................................................................13
Item 3.           Legal Proceedings...................................................................19
Item 4.           Submission of Matters to a Vote of Security-Holders.................................19


                                                       PART II

Item 5.           Market for Registrant's Common Equity and Related Stockholder Matters...............20
Item 6.           Selected Financial Data.............................................................23
Item 7.           Management's Discussion and Analysis of Financial Condition and Results
                     of Operations....................................................................25
Item 7A.          Quantitative and Qualitative Disclosures About Market Risk..........................43
Item 8.           Financial Statements and Supplementary Data.........................................44
Item 9.           Changes in and Disagreements with Accountants on Accounting and
                     Financial Disclosure.............................................................86


                                                      PART III

Item 10.          Directors and Executive Officers of the Registrant..................................87
Item 11.          Executive Compensation..............................................................87
Item 12.          Security Ownership of Certain Beneficial Owners and Management......................87
Item 13.          Certain Relationships and Related Transactions......................................87


                                                      PART IV

Item 14.          Exhibits, Financial Statement Schedules and Reports on Form 8-K.....................88
Signature Page.......................................................................................100




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                                     PART I


ITEM 1.  BUSINESS

OVERVIEW

GENERAL. Thousand Trails, Inc., a Delaware corporation ("Thousand Trails"), is the successor by merger to USTrails Inc., a Nevada corporation ("USTrails"). Thousand Trails and its subsidiaries (the "Company") own and operate a system of 53 membership-based campgrounds located in 17 states and British Columbia, Canada, serving 111,000 members as of June 30, 1998. Through its subsidiaries, the Company also provides a reciprocal use program for members of approximately 325 recreational facilities and manages 130 public campgrounds for the US Forest Service. The Company's principal executive office is located at 2711 LBJ Freeway, Suite 200, Dallas, Texas 75234, its telephone number is (972) 243-2228, and its home page on the Internet is www.1000trails.com.

The Company entered the membership campground business on June 30, 1991, with the acquisition of 100% of the capital stock of National American Corporation, a Nevada corporation (collectively with its subsidiaries, "NACO") and 69% of the capital stock of Thousand Trails, Inc., a Washington corporation (collectively with its subsidiaries, "Trails"). The Company subsequently increased its ownership in Trails to 100% through a tender offer and merger and, on July 16, 1996, Trails was merged into the Company. Prior to acquiring NACO and Trails, the Company purchased contracts receivable generated by them from the sale of campground memberships on the installment basis. The Company was incorporated in 1984, NACO was incorporated in 1967, and Trails was incorporated in 1969. On November 20, 1996, the Company, then known as USTrails, reincorporated in the state of Delaware and changed its name to Thousand Trails, Inc.

CURRENT BUSINESS STRATEGY. The Company's current business strategy is to improve its campground operations and stabilize its campground membership base through increased sales and marketing efforts or the possible acquisition of members through the purchase of other membership campground operations. The Company believes there is a viable market for campground memberships and that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. The Company also believes that it may be possible to acquire members through the purchase of other membership campground operations, many of whom are experiencing financial difficulties.

The Company's membership base has been declining. In response to this decline, the Company has downsized its business by closing and disposing of campgrounds and decreasing campground operating costs and general and administrative expenses. The Company intends to continue to keep the size of its campground system in an appropriate relation to the size of its membership base. In this regard, if the membership continues to







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decline, the Company may close and dispose of additional campgrounds and it will seek to decrease other expenses. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company also intends to explore the possible acquisition of members through the purchase of other membership campground organizations. The Company believes that the ultimate size of its campground system and the amounts realized from future asset sales will depend principally upon the degree to which the Company can successfully implement this strategy.

DEBT RESTRUCTURING. On July 17, 1996, the Company consummated a restructuring of its outstanding debt (see "Liquidity and Capital Resources - Debt Restructuring" in Item 7). This restructuring provided the Company with a new capital structure and decreased the Company's outstanding debt to a level the Company believes it can support under its downsized operations.

CAMPGROUND OPERATIONS

CAMPGROUNDS. The Company and its subsidiaries own and operate a network of 53 membership-based campgrounds located in 17 states and British Columbia, Canada. The Company owns and operates a network of 32 of these campgrounds under the Thousand Trails logo, and NACO owns and operates a network of 21 of these campgrounds under the NACO logo. The 53 campgrounds contain a total of approximately 9,700 acres and 17,700 campsites.

Members using the campgrounds may bring their own recreational vehicles ("RVs"), tents or other sleeping equipment, or rent travel trailers or cabins located at the campgrounds or visit for the day. As of June 30, 1998, there were approximately 73,000 campground members in the Thousand Trails system and 38,000 campground members in the NACO system. However, approximately 38% of the NACO campground members and approximately 54% of the Thousand Trails campground members possess the right to use the campgrounds in both networks. The largest percentage of campground members reside in California (approximately 37%). Large numbers of campground members also reside in Florida, Oregon, Texas, and Washington.

Memberships provide the member's family access to the Company's network of campgrounds, but do not convey a deeded interest in the campgrounds with the exception of six campgrounds in which members received deeded undivided interests in the campground. A member also does not possess the right to use a specific campsite, trailer, or cabin, or the right to control further development or operation of a campground.

Depending upon member usage, the campgrounds are open year-round or on a seasonal basis. The campgrounds feature campsites with electrical, water, and in some cases, sewer connections for RVs, restroom and shower facilities, rental trailers or cabins, and other recreational amenities. At each campground, a manager and staff provide security, maintenance, and recreational programs that vary by location.

The Company derives other campground revenue from renting trailers, cabins, and sports equipment to members, selling food and other items to members from convenience stores




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located at the campgrounds, and providing the members access to laundry facilities and game machines. The Company also charges members a fee for storing recreational vehicles and providing food service.

EXISTING MEMBERSHIP. At June 30, 1998, the Company had 111,000 campground members. The majority of these members have been members for over 10 years. The Company's membership base has declined significantly over the past five fiscal years and, net of new sales, the membership base is presently declining at the rate of approximately 6% per year (excluding 1,800 members lost in connection with the sale of two campgrounds in fiscal 1998). The Company attributes this continuing decline principally to its aging membership base, of whom approximately 50% are senior citizens. In addition, the Company estimates that the memberships sold in recent fiscal years will have an expected life that is significantly shorter than the expected life of the memberships previously sold by the Company. To stop the continuing decline in its membership base, the Company must significantly increase its campground membership sales over current levels.

MEMBERSHIP SALES. As noted above, the majority of the Company's existing members have been members for over 10 years. The Company's membership sales declined significantly in the early 1990's due to increasing marketing costs and other factors. In April 1992, the Company suspended the sale of new campground memberships because its sales program was operating at a loss and with negative cash flow. In the fall of 1992, the Company began to assist campground members desiring to sell their memberships in the secondary market. During fiscal 1994, the Company determined that it should increase its sales and marketing efforts in order to replenish its declining campground membership base, and it began selling new campground memberships on a limited basis. In May 1995, the Company introduced new membership products and significantly increased its sales and marketing efforts. In recent years, the Company has focused its membership sales efforts primarily on guests referred by existing members and customers referred by RV dealers and RV manufacturers, who management believes are more likely to purchase memberships.

The Company's current membership products offer the consumer a choice of membership options ranging from the use of one campground to the entire system of campgrounds with prices ranging from $1,595 to $2,995. In addition, the membership products offer a choice of annual dues levels ranging from $199 for 14 nights of use to $1,200 for up to 365 nights of use. The member is charged a nightly fee for camping more days than are included in the dues option selected. During fiscal 1998 and 1997, the Company sold approximately 2,900 and 3,400 new memberships, respectively. The average sales price was $1,164 in fiscal 1998 and $707 in fiscal 1997, and the average annual dues level was $377 in fiscal 1998 and $332 in fiscal 1997. During the past two fiscal years, the Company offered financing for certain of its higher priced sales. The Company required a down payment of at least 25% of the sales price and would finance the balance for periods of up to 36 months. The Company estimates that the memberships sold in recent fiscal years will have an expected life that is significantly shorter than the expected life of the memberships previously sold by the Company.





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The Company has the capacity to sell approximately 66,000 additional new campground memberships in the future, assuming the sale of ten memberships for each existing campsite. Further downsizing of the Company's business would reduce this capacity.

MARKETING. The Company's research indicates that camping is a popular and growing activity in the United States. Camping was the fourth largest participant sport/activity in the United States in 1997 with approximately 20% of all households camping at least once a year. Sales of camping equipment totaled $1.6 billion in 1997, up slightly from $1.5 billion annually in 1996 and 1995. In addition, although RV sales have been relatively flat over the last several years, a recent study by the University of Michigan Survey Research Center reported that RV sales revenues are expected to grow 4% annually for at least the next 10 years. Moreover, the Company believes the aging of the baby boomers will have a positive effect on sales of camping equipment and RVs, and lead to further growth in family camping. The Company's campgrounds are located in markets containing approximately 25% of all camping households in the United States.

While most campers use national or state parks, the Company believes that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. Based on the Company's research, approximately 35% of campers are "amenity" campers, whose needs match the benefits provided by the Company's campgrounds, such as pools, lodges, sport courts, and recreational activities. The Company believes the needs of amenity campers are not being met by underfunded national and state campgrounds. In addition, the Company believes that it can differentiate its campgrounds and services from other campgrounds by emphasizing the quality of its facilities and the benefits and services available at its campgrounds.

DUES. The Company's campground members currently pay annual dues ranging generally from $100 to $600. The annual dues collected from campground members constitute general revenue of the Company. The Company uses the dues to fund its operating expenses, including corporate expenses and the maintenance and operation of the campgrounds. However, the membership agreements do not require the Company to use the dues for any specific purpose.

The average annual dues paid by the Company's campground members was $351 for the year ended June 30, 1998, $344 for the year ended June 30, 1997, and $335 for the year ended June 30, 1996. The increases resulted primarily from the annual increase in dues implemented by the Company in accordance with the terms of the membership agreements. In addition, the Company's new members generally pay annual dues at a higher level than the older members retiring from the system.

The membership agreements generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 35% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that






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approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future.

MAINTENANCE AND IMPROVEMENTS. The Company makes annual capital and maintenance expenditures to maintain and improve the campgrounds. During fiscal 1998, the Company spent $5.2 million on major maintenance, repairs, and capital improvements at the campgrounds and anticipates that it will spend an additional $4.7 million on such items in fiscal 1999. The Company may be required to spend greater amounts on such items in future years as the facilities age.

RESORT PARKS INTERNATIONAL. NACO members and holders of dual-system memberships, which permit the member to use the campgrounds in both the NACO and Thousand Trails systems, may join a reciprocal program operated by Resort Parks International, Inc. ("RPI"), a wholly owned subsidiary of the Company. The RPI program offers members reciprocal use of approximately 325 participating recreational facilities. Members of these participating facilities pay a fee to RPI that entitles them to use any of the participating facilities, subject to the limitation that they cannot use an RPI facility located within 125 miles of their home facility. As of June 30, 1998, there were approximately 96,000 RPI members, of which approximately 80,000 were members of campgrounds that are not affiliated with the Company.

CAMPGROUND MANAGEMENT. UST Wilderness Management Corporation ("Wilderness Management"), a wholly owned subsidiary of the Company, manages 130 public campgrounds for the US Forest Service containing a total of 3,300 campsites. Pursuant to its management contracts with the US Forest Service, Wilderness Management incurs the expenses of operating the campgrounds and receives the related revenues, net of a fee paid to the US Forest Service. These management contracts typically have five year terms.

RESORT OPERATIONS

Over the past several years, NACO has been selling the assets it owns at eight resorts located in seven states. NACO's interest in the resorts presently consists of approximately 100 residential lots and other miscellaneous real estate that NACO intends to sell over the next several years.

SEGMENT FINANCIAL INFORMATION

Segment financial information for the campground and resort operations is set forth in Note 14 to the consolidated financial statements included in Item 8.

ASSET SALES

During fiscal 1998, 1997, and 1996, the Company sold certain of its real estate assets and received proceeds of $8.6 million, $4.7 million, and $7.2 million, respectively. During this three-year period, the Company sold the timeshare operations at the resorts, the country club and golf operations at one resort, and various other properties at the resorts.








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In addition, the Company sold or otherwise disposed of various campgrounds and sold unused buildings and trailers, and excess acreage associated with certain campgrounds. Over the next several years, the Company intends to dispose of its remaining assets at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped, excess acreage associated with the campgrounds. The sale of campgrounds requires addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of sale opportunities or the ability of the Company to realize recoveries from asset sales. In addition, although the Company has successfully sold assets during the past several years, no assurance exists that the Company will be able to locate a buyer for any of the remaining assets or that sales on acceptable terms can be effected.

When there are outstanding borrowings under the Credit Agreement (as amended, the "Credit Agreement"), between the Company and Foothill Capital Corporation ("Foothill"), all proceeds from asset sales must be paid to Foothill and applied to reduce such borrowings.

CONTRACTS RECEIVABLE

Prior to April 1992, the Company sold substantially all of its campground memberships and resort interests on the installment basis, creating a portfolio of contracts receivable. This portfolio has declined significantly over the past five fiscal years as the Company has collected the outstanding contracts receivable. Since April 1992, the Company has sold only a limited number of campground memberships and resort interests on an installment basis and, as a result, the portfolio of contracts receivable will continue to decline.

Interest accrues on the unpaid balance of the contracts receivable at fixed rates, which vary depending upon the size of the down payment and the length of the contract. The contracts receivable bear interest at rates ranging generally from 9.5% to 16%, with a weighted average stated interest rate of 13% as of June 30, 1998. Monthly installment payments range generally from $34 to $223 over the term of the contracts receivable, which can be up to ten years. The terms of most newer contracts receivable, however, have averaged two years or less. At June 30, 1998, 97% of the campground members and 99% of the purchasers of resort interests had paid for their membership or resort interest in full, and the remaining outstanding contracts receivable had an average remaining term of 19 months.

As of June 30, 1998, the Company owned contracts receivable with an aggregate principal balance of $6.8 million, consisting of $6.4 million of contracts receivable associated with the campgrounds and $401,000 of contracts receivable associated with the resorts (see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Contracts Receivable " in Item
7).

When there are outstanding borrowings under the Credit Agreement between the Company and Foothill, all collections on the contracts receivable, including principal, interest, and fees, must be paid to Foothill and applied to reduce such borrowings.








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SEASONALITY

The Company experiences its most significant demand for working capital between May and October of each year, which period coincides with the highest level of operating expenses. During the summer, operating expenses increase significantly because the peak usage of the campgrounds requires seasonal workers and increased maintenance and operating expenses. In addition, the majority of the Company's sales and marketing efforts occur during the spring and summer. On the other hand, most dues collection activity for campground members occurs during the months of November through April, which is a period of relatively lower expenses.

GOVERNMENT REGULATION

To operate its campgrounds, the Company must comply with major discretionary permits or approvals issued by local governments under local zoning ordinances, master plans for shoreline use, and state environmental policy statutes. The Company has complied in all material respects with the discretionary permits and approvals regulating its existing operations.

In addition, to construct improvements at its campgrounds, the Company has usually been required to obtain permits that are typically non-discretionary and routinely issued such as building and sanitary sewage permits. The Company has generally resolved problems concerning the issuance of such permits through design, operating, or engineering solutions negotiated with local government officials.

The Company's campgrounds are also subject to a variety of federal and state environmental statutes and regulations. Certain environmental issues may exist at some of the campgrounds concerning underground storage tanks, sewage treatment plants and septic systems, and waste disposal. Management believes that these issues will not have a material adverse impact on the Company's operations or financial position, as the Company has conducted environmental testing to identify and correct a number of these problems, and has removed substantially all of the underground storage tanks. The Company does not possess insurance or indemnification agreements with respect to any environmental liability that it may incur.

Most of the states in which the Company does business have laws regulating campground membership and lot sales. These laws generally require comprehensive disclosure to prospective purchasers, and give purchasers the right to rescind their purchase for three-to-five days after the date of sale. Some states have laws requiring the Company to register with a state agency and obtain a permit to market.

In some states, including California, Oregon, and Washington, laws place limitations on the ability of the owner of a campground to close the campground unless the members at the campground receive access to a comparable campground. In these states, members from campgrounds that have been closed by the Company were reassigned to other campgrounds located in the same general area as the closed campgrounds. The impact of the rights of members under these laws is uncertain and could adversely affect the





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implementation of, and the benefits or recoveries that may be available from, additional downsizing of the Company's business.

The government authorities regulating the Company's activities have broad discretionary power to enforce and interpret the statutes and regulations that they administer, including the power to enjoin or suspend sales activities, require or restrict construction of additional facilities, and revoke licenses and permits relating to business activities. The Company monitors its sales presentations and debt collection activities to control practices that might violate consumer protection laws and regulations or give rise to consumer complaints. The Company believes that it has conducted its sales programs and debt collection activities in substantial compliance with all applicable federal and state laws and regulations.

Certain consumer rights and defenses that vary from jurisdiction to jurisdiction may affect the Company's portfolio of contracts receivable. Examples of such laws include state and federal consumer credit and truth-in-lending laws requiring the disclosure of finance charges, and usury and retail installment sales laws regulating permissible finance charges. The Company believes that it has complied in all material respects with these laws.

In certain states, as a result of government regulations and provisions in certain of the membership agreements, the Company is prohibited from selling more than 10 memberships per campsite. At the present time, these restrictions do not preclude the Company from selling memberships in any state. However, these restrictions may limit the Company's ability to downsize by closing campgrounds and reassigning members to other campgrounds. In addition, membership agreements or understandings, or governmental interpretations thereof, may limit the Company's ability to expand or modify the type of business activities conducted at the campgrounds.

In a decision to which the Company was not a party, the Mississippi Supreme Court ruled that the Mississippi Timeshare Rules apply to the sale of campground memberships in Mississippi. The Company has discussed the ramifications of this decision with the Mississippi state agency responsible for the administration of these rules. The Company does not believe that the agency will require the Company to rescind any sales of campground memberships because of the decision; however, the agency has the power to do so. The Company has sold $15.9 million of campground memberships in Mississippi.

COMPETITION

There are approximately 15,000 privately owned campgrounds in the United States today, of which approximately 500 are membership campgrounds. The balance of the campgrounds are generally open to the public and usually charge fees based on the length of stay. The 500 membership campgrounds have approximately 400,000 members, of which 111,000 are the Company's members.

Several companies compete directly with the Company's campground operations. For example, Resorts USA, Inc., which does business as Outdoor World, sells memberships to its system of 14 campgrounds, Travel America, Inc. (formerly All Seasons Resorts, Inc.






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and Thousand Adventures, Inc.) sells memberships to its system of 37 campgrounds, and Leisure Time Resorts, Inc. sells memberships to its system of ten campgrounds. Other companies or individuals operate the balance of the membership campgrounds. The Company's direct competitors generally offer their members reciprocal use of other campgrounds through affiliations. Over the past several years, many of the Company's direct competitors have experienced financial difficulties, and several competitors have filed for bankruptcy.

The vast majority of the campgrounds in the United States are operated for the public by Federal, state, and local governments. Although these public campgrounds are used by most campers, in recent years, many of these public campgrounds have experienced overcrowding and increased user fees. The Company's campgrounds also compete indirectly with timeshare resorts and other types of recreational land developments that do not involve camping.

The Company's campground operations compete on the basis of location and the quality of facilities and services offered at the campgrounds. The Company believes it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds (see "Marketing").

Wilderness Management competes directly with approximately four other companies in bidding for contracts to manage public campgrounds for the US Forest Service. Wilderness Management currently has contracts to manage 130 of the approximately 3,000 campgrounds operated for the US Forest Service by private companies.

Coast to Coast Resorts, RPI's primary competitor and the largest reciprocal use system, has approximately 370 affiliated campgrounds and more than 250,000 members. Both RPI and Coast to Coast Resorts operate vacation clubs offering travel and lodging discounts and services to their members.

EMPLOYEES

As of June 30, 1998, the Company had 1,355 full-time equivalent employees. Due to the seasonal nature of the Company's business, the Company has a greater number of employees during the summer months. The Company does not have any collective bargaining agreements with its employees and considers its relations with employees to be satisfactory.






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ITEM 2.  PROPERTIES

OFFICES. The Company leases office space at 2711 LBJ Freeway, Suite 200, Dallas, Texas 75234. NACO leases office space at 2325 Highway 90, Gautier, Mississippi 39553. RPI leases office space at 3711 Long Beach Blvd., Suite 110, Long Beach, California 90807.

CAMPGROUNDS. The Company currently operates 53 campgrounds in 17 states and British Columbia, Canada. The locations of these campgrounds are shown on the map on page 15. The amenities presently available at each campground are listed on the chart on page 16. The Company owns 52 of these campgrounds and leases the LaConner campground and portions of the Lake Tawakoni and Snowflower campgrounds. The Company has sold undivided interests to members at six of the campgrounds. Of the 53 campgrounds, 25 operate all year, 21 operate year-round but provide only limited services during the off-season, and seven operate seasonally only.

ENCUMBRANCES. The Company has granted liens on substantially all of its assets to secure its obligations under the Credit Agreement between the Company and Foothill. The Company repaid all outstanding borrowings under the Credit Agreement in January 1998, and it had no outstanding borrowings under the Credit Agreement as of the date of this report. However, the Company has entered into an amendment to the Credit Agreement that will provide the Company the flexibility to borrow up to $35.0 million (see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7). All of the Company's subsidiaries (other than an immaterial utility subsidiary) (collectively, the "Subsidiary Guarantors") have fully and unconditionally guaranteed, on a joint and several basis, the Company's obligations under the Credit Agreement, and subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.

NACO has also granted liens, subject to certain limitations, on substantially all of its assets to secure the repayment of its indebtedness to the Company, which totaled approximately $28.0 million as of the date of this report. These security interests were subordinated to the security interests securing the guarantees of the Credit Agreement. The indebtedness that these security interests secure, however, is pledged by the Company to Foothill to secure its obligations under the Credit Agreement, and these security interests have been collaterally assigned to Foothill. Furthermore, the subsidiaries of NACO each guaranteed their parent's indebtedness to the Company and granted security interests in substantially all of their assets to secure such guarantees.

The Subsidiary Guarantors have also fully and unconditionally guaranteed, on a joint and several basis, the Company's obligations under the Senior Subordinated Pay-In-Kind Notes Due 2003 (the "PIK Notes") that were issued on July 17, 1996, as well as the PIK Notes issued in lieu of cash payment of interest. The PIK Notes are presently unsecured and will remain unsecured until the amended Credit Agreement terminates on July 17, 2002. However, if the Company has not repaid in full or otherwise retired all of the PIK Notes by July 15, 2000, all borrowings under the amended Credit Agreement in excess of $10.0 million will mature on July 15, 2000, and up to $10.0 million of borrowings under the amended Credit Agreement will be refinanced on such date and thereafter be available to the Company for working capital purposes only. This $10.0 million working capital facility will then become the Working Capital Replacement Facility defined in the Indenture for the PIK Notes. Upon the termination of the amended Credit Agreement, the PIK Notes will be secured by the same assets as then secure the amended Credit Agreement other than cash and cash equivalents and other assets required to secure a new Working Capital Replacement Facility, which may provide borrowings for working capital purposes only up to $10.0 million in principal amount. Any new Working Capital Replacement Facility may be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets.

Some states, including California, Oregon, and Washington, have nondisturbance statutes that place limitations on the ability of the owner of a campground to sell or close, or a lienholder to foreclose a lien on, a campground. In certain states, these statutes permit sale, closure, or foreclosure if the holders of related memberships receive access to a comparable campground. The mortgages on the Company's campgrounds that were granted to secure the Company's obligations under the Credit Agreement, and any mortgages on the Company's campgrounds that are granted in the future to secure the Company's obligations under the PIK Notes, contain or will contain similar nondisturbance provisions. As a consequence, although the Company may be able to sell or close some of its campgrounds as it has done in the past, a sale or closure of significant numbers of campgrounds would likely be limited by state law or the membership contracts themselves, and a foreclosure of liens on significant numbers of campgrounds would also likely be limited. The impact of the rights of members under these laws and nondisturbance provisions is uncertain and could adversely affect the availability or timing of sale opportunities or the ability of the Company or lienholder to realize recoveries from asset sales.

OTHER. The Company owns approximately 100 residential lots and other miscellaneous real estate at eight resorts located in seven states, and various other parcels of undeveloped real estate, that it intends to sell over time.

                              THOUSAND TRAILS, INC.
                                   CAMPGROUNDS


   [A MAP OF THE UNITED STATES OF AMERICA WITH PLOT POINTS DEPICTING THOUSAND
               TRAILS AND NACO CAMPGROUND LOCATIONS APPEARS HERE]





* THOUSAND TRAILS CAMPGROUNDS                          *  NACO CAMPGROUNDS
  ---------------------------                             ----------------

BRITISH COLUMBIA             TEXAS                          WASHINGTON             INDIANA
Cultus Lake                  Medina Lake                    Birch Bay              Indian Lakes
                             Lake Conroe                    Little Diamond
WASHINGTON                   Colorado River                 Rainier                VIRGINIA
LaConner                     Lake Whitney                   Long Beach             Virginia Landing
Mount Vernon                 Lake Texoma
Chehalis                     Lake Tawakoni                  OREGON                 NEW JERSEY
Leavenworth                                                 South Jetty            Chestnut Lakes
                             MICHIGAN
OREGON                       Saint Clair                    CALIFORNIA
Bend                                                        Lake Minden
Pacific City                 INDIANA                        Russian River
                             Horseshoe Lakes                Snowflower
CALIFORNIA                                                  Turtle Beach
Lake of the Springs          OHIO                           Yosemite
Morgan Hill                  Wilmington                     Windsor
San Benito                   Kenissee Lake                  Rancho Oso
Soledad Canyon                                              Wilderness Lakes
Idyllwild                    PENNSYLVANIA
Pio Pico                     Hershey                        TEXAS
Oakzanita Springs                                           Bay Landing
Palm Springs                 VIRGINIA
                             Lynchburg                      MISSISSIPPI
NEVADA                       Chesapeake Bay                 Indian Point
Las Vegas
                             NORTH CAROLINA                 SOUTH CAROLINA
ARIZONA                      Forest Lake                    Carolina Landing
Verde Valley
                                                            TENNESSEE
FLORIDA                                                     Natchez Trace
Orlando                                                     Cherokee Landing

------------------------------------------------------------------------------------------------------------------------------------
CAMPGROUND
FACILITIES AND
AMENITIES           ACREAGE RV SITES TENT SITES ADULT LODGE FAMILY CENTER/PAVILION POOL TENNIS COURT ATHLETIC COURT VEHICLE STORAGE
------------------------------------------------------------------------------------------------------------------------------------
THOUSAND TRAILS:
------------------------------------------------------------------------------------------------------------------------------------
BEND                   93       300       10          1                 1            2        2             1               1
------------------------------------------------------------------------------------------------------------------------------------
CHEHALIS              306       278                   1                 1            2        2             2               1
------------------------------------------------------------------------------------------------------------------------------------
CHESAPEAKE BAY        280       373       19          1                 1            2        1             1               1
------------------------------------------------------------------------------------------------------------------------------------
COLORADO RIVER        217       128                   1                 1            1        1             1               1
------------------------------------------------------------------------------------------------------------------------------------
CULTUS LAKE            14       185       12          1                 1            1        2             2               1
------------------------------------------------------------------------------------------------------------------------------------
FOREST LAKE           205       294       12          1                 1            2        2             1               1
------------------------------------------------------------------------------------------------------------------------------------
HERSHEY               196       310                   1                 1            1        1             1               1
------------------------------------------------------------------------------------------------------------------------------------
HORSESHOE LAKES       202       118                                     1            2        2             1               1
------------------------------------------------------------------------------------------------------------------------------------
IDYLLWILD             181       287       38          1                 1            1                      3               1
------------------------------------------------------------------------------------------------------------------------------------
KENISEE LAKE          159        83       10                            1            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
LACONNER              106       313                   1                 1                                   1               1
------------------------------------------------------------------------------------------------------------------------------------
LAKE CONROE           130       285                   1                 1            1        2             2               1
------------------------------------------------------------------------------------------------------------------------------------
LAKE OF THE SPRINGS   176       541       12          1                 1            1        1             2               1
------------------------------------------------------------------------------------------------------------------------------------
LAKE TAWAKONI         300       318        1          1                 1            2                      1               1
------------------------------------------------------------------------------------------------------------------------------------
LAKE TEXOMA           198       319        2          1                 1            2                      1               1
------------------------------------------------------------------------------------------------------------------------------------
LAKE WHITNEY          253       244        3          1                 1            2        1             1               1
------------------------------------------------------------------------------------------------------------------------------------
LAS VEGAS              11       217        2                            1            1                      2               1
------------------------------------------------------------------------------------------------------------------------------------
LEAVENWORTH           279       275                   1                 1            2        4             2               1
------------------------------------------------------------------------------------------------------------------------------------
LYNCHBURG             150       223                   1                 1            1        2             6               1
------------------------------------------------------------------------------------------------------------------------------------
MEDINA LAKE           260       387                   1                 1            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
MORGAN HILL            62       317       28          1                 1            1        1             1               1
------------------------------------------------------------------------------------------------------------------------------------
MOUNT VERNON          185       248        3          1                 1            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
OAKZANITA SPRINGS     118       121       30          1                 1            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
ORLANDO               269       734                   1                 1            2        2                             1
------------------------------------------------------------------------------------------------------------------------------------
PACIFIC CITY          105       305        1          1                 1            1                      2               1
------------------------------------------------------------------------------------------------------------------------------------
PALM SPRINGS           28       392                   1                 1            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
PIO PICO              182       453       12          1                 1            2                      5               3
------------------------------------------------------------------------------------------------------------------------------------
SAN BENITO            200       517       51          1                 1            2                      1               1
------------------------------------------------------------------------------------------------------------------------------------
SOLEDAD CANYON        230       809        9          1                 1            2        2             3               1
------------------------------------------------------------------------------------------------------------------------------------
SAINT CLAIR           110       110        8          1                 1            1                                      1
------------------------------------------------------------------------------------------------------------------------------------
VERDE VALLEY          300       333        6                            2            1                      1               2
------------------------------------------------------------------------------------------------------------------------------------
WILMINGTON            109       125                   1                 1            1        1             2               1
------------------------------------------------------------------------------------------------------------------------------------
NACO:
------------------------------------------------------------------------------------------------------------------------------------
BAY LANDING           305       257                                     1            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
BIRCH BAY              30       215        8          1                 1            1                                      1
------------------------------------------------------------------------------------------------------------------------------------
CAROLINA LANDING      119       193                                     1            2        2             1               1
------------------------------------------------------------------------------------------------------------------------------------
CHEROKEE LANDING       55       341                                     1            1        1             1               1
------------------------------------------------------------------------------------------------------------------------------------
CHESTNUT LAKE          31       179                   1                 1            1                                      1
------------------------------------------------------------------------------------------------------------------------------------
INDIAN LAKES          545      1202       50          2                 1            3        2             2               1
------------------------------------------------------------------------------------------------------------------------------------
INDIAN POINT           11       157                                     1            2                                      1
------------------------------------------------------------------------------------------------------------------------------------
LAKE MINDEN            97       162      161                            1                                   1               1
------------------------------------------------------------------------------------------------------------------------------------
LITTLE DIAMOND        200       541      100          1                 4            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
LONG BEACH             17       120       20                            1            1                                      1
------------------------------------------------------------------------------------------------------------------------------------
NATCHEZ TRACE         623       561                                     1            1        1                             1
------------------------------------------------------------------------------------------------------------------------------------
RAINIER               107       609      300                            1            1                      1               1
------------------------------------------------------------------------------------------------------------------------------------
RANCHO OSO            310       118       50          1                 1            1        1                             1
------------------------------------------------------------------------------------------------------------------------------------
RUSSIAN RIVER          42       125       30                            1
------------------------------------------------------------------------------------------------------------------------------------
SNOWFLOWER            720       248       10                                         1                                      1
------------------------------------------------------------------------------------------------------------------------------------
SOUTH JETTY            60       162       10          1                 1            1                                      1
------------------------------------------------------------------------------------------------------------------------------------
TURTLE BEACH           39        72      120                                                                                1
------------------------------------------------------------------------------------------------------------------------------------
VIRGINIA LANDING      339       210                                     1            1                                      1
------------------------------------------------------------------------------------------------------------------------------------
WILDERNESS LAKES       74       523        5          1                 1            2        1             1               1
------------------------------------------------------------------------------------------------------------------------------------
WINDSOR                17        95       25                            1            1                                      1
------------------------------------------------------------------------------------------------------------------------------------
YOSEMITE LAKES        387       379      131                            1                                   1               1
------------------------------------------------------------------------------------------------------------------------------------

                                     Page 16

                                             TRAILERS
                   RESTROOMS/SHOWERS  (Seasonal Availability)  HORSESHOE PITS  CHILDREN'S PLAY AREA  TRADING POST  MINIATURE GOLF
---------------------------------------------------------------------------------------------------------------------------------
THOUSAND TRAILS:
---------------------------------------------------------------------------------------------------------------------------------
BEND                       6                     17                  4                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
CHEHALIS                   8                      9                  7                    1                 1             1
---------------------------------------------------------------------------------------------------------------------------------
CHESAPEAKE BAY             4                     45                  6                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
COLORADO RIVER             2                     10                  4                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
CULTUS LAKE                4                      5                  2                    2                 1
---------------------------------------------------------------------------------------------------------------------------------
FOREST LAKE                3                     16                  4                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
HERSHEY                    3                     38                  4                    1                               1
---------------------------------------------------------------------------------------------------------------------------------
HORSESHOE LAKES            2                     11                  4                   10                               1
---------------------------------------------------------------------------------------------------------------------------------
IDYLLWILD                  6                     35                  4                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
KENISEE LAKE               2                                         2                    2                               1
---------------------------------------------------------------------------------------------------------------------------------
LACONNER                   6                     18                  6                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LAKE CONROE                4                     21                  8                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LAKE OF THE SPRINGS       12                     36                  8                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LAKE TAWAKONI              5                     22                  8                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LAKE TEXOMA                6                     17                  6                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LAKE WHITNEY               5                     22                  8                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LAS VEGAS                  3                                         2                    1                 1
---------------------------------------------------------------------------------------------------------------------------------
LEAVENWORTH                8                      5                  5                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LYNCHBURG                  5                      5                  7                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
MEDINA LAKE                4                     34                  4                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
MORGAN HILL                7                     24                  4                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
MOUNT VERNON               6                      5                  4                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
OAKZANITA SPRINGS          2                     13                  4                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
ORLANDO                    7                     33                  6                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
PACIFIC CITY               5                     18                 12                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
PALM SPRINGS               4                     35                  4                                      1
---------------------------------------------------------------------------------------------------------------------------------
PIO PICO                   8                     24                 12                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
SAN BENITO                 7                     28                  4                    4                 1             1
---------------------------------------------------------------------------------------------------------------------------------
SOLEDAD CANYON            14                     53                 13                    7                 1             1
---------------------------------------------------------------------------------------------------------------------------------
SAINT CLAIR                3                     13                  2                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
VERDE VALLEY               3                     16                  8                    3                 1
---------------------------------------------------------------------------------------------------------------------------------
WILMINGTON                 2                     13                  2                    2                 1
---------------------------------------------------------------------------------------------------------------------------------
NACO:
---------------------------------------------------------------------------------------------------------------------------------
BAY LANDING                2                                         6                    1                 1             1
---------------------------------------------------------------------------------------------------------------------------------
BIRCH BAY                  3                     13                  2                    1                 1
---------------------------------------------------------------------------------------------------------------------------------
CAROLINA LANDING           4                                         4                    1                 1             1
---------------------------------------------------------------------------------------------------------------------------------
CHEROKEE LANDING           3                                         3                    1                 1             1
---------------------------------------------------------------------------------------------------------------------------------
CHESTNUT LAKE              1                     16                  2                    1                 1             1
---------------------------------------------------------------------------------------------------------------------------------
INDIAN LAKES               5                                         8                    3                 1             1
---------------------------------------------------------------------------------------------------------------------------------
INDIAN POINT               2                      3                  1                    1                 1             1
---------------------------------------------------------------------------------------------------------------------------------
LAKE MINDEN                3                     15                  2                    1                 1
---------------------------------------------------------------------------------------------------------------------------------
LITTLE DIAMOND             5                      4                  3                    3                 1
---------------------------------------------------------------------------------------------------------------------------------
LONG BEACH                 2                      6                  2                    2                 1
---------------------------------------------------------------------------------------------------------------------------------
NATCHEZ TRACE              5                                         1                    4                 1             1
---------------------------------------------------------------------------------------------------------------------------------
RAINIER                   10                     10                  8                    2                 1
---------------------------------------------------------------------------------------------------------------------------------
RANCHO OSO                 3                                         4                    1                 1
---------------------------------------------------------------------------------------------------------------------------------
RUSSIAN RIVER              4                     10                  2
---------------------------------------------------------------------------------------------------------------------------------
SNOWFLOWER                11                      7                  3                                      1
---------------------------------------------------------------------------------------------------------------------------------
SOUTH JETTY                5                     15                  3                    1                 1
---------------------------------------------------------------------------------------------------------------------------------
TURTLE BEACH               2                                         2                    1                 1
---------------------------------------------------------------------------------------------------------------------------------
VIRGINIA LANDING           3                                         2                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
WILDERNESS LAKES           8                     34                  6                    2                 1             1
---------------------------------------------------------------------------------------------------------------------------------
WINDSOR                    1                      7                  3                    1
---------------------------------------------------------------------------------------------------------------------------------
YOSEMITE LAKES             8                     24                  4                    1                 1             1
---------------------------------------------------------------------------------------------------------------------------------

                                     Page 17

                        SHUFFLE BOARD   SPA   VOLLEYBALL   BOAT LAUNCH/MARINA   LAUNDRY FACILITY   CABINS/LODGING
-----------------------------------------------------------------------------------------------------------------
THOUSAND TRAILS:
-----------------------------------------------------------------------------------------------------------------
BEND                          1                   1                                    1                  7
-----------------------------------------------------------------------------------------------------------------
CHEHALIS                      1          1        1                                    1                  4
-----------------------------------------------------------------------------------------------------------------
CHESAPEAKE BAY                2          1        1                1                   1                 18
-----------------------------------------------------------------------------------------------------------------
COLORADO RIVER                1          1        2                1                   1
-----------------------------------------------------------------------------------------------------------------
CULTUS LAKE                   2                   1                                    1
-----------------------------------------------------------------------------------------------------------------
FOREST LAKE                   2          2        1                                    1                 18
-----------------------------------------------------------------------------------------------------------------
HERSHEY                                  1        1                                    1
-----------------------------------------------------------------------------------------------------------------
HORSESHOE LAKES               2                   1                                    1
-----------------------------------------------------------------------------------------------------------------
IDYLLWILD                     2                   1                                    3                  4
-----------------------------------------------------------------------------------------------------------------
KENISEE LAKE                  1          1        1                                    1
-----------------------------------------------------------------------------------------------------------------
LACONNER                      3          1        1                1                   1                 17
-----------------------------------------------------------------------------------------------------------------
LAKE CONROE                   2          1        2                1                   2
-----------------------------------------------------------------------------------------------------------------
LAKE OF THE SPRINGS           1                   1                1                   1                  3
-----------------------------------------------------------------------------------------------------------------
LAKE TAWAKONI                 8          2        2                1                   1
-----------------------------------------------------------------------------------------------------------------
LAKE TEXOMA                   2          2        1                1                   1                 18
-----------------------------------------------------------------------------------------------------------------
LAKE WHITNEY                  2          1        2                                    1
-----------------------------------------------------------------------------------------------------------------
LAS VEGAS                     1          1                                             3
-----------------------------------------------------------------------------------------------------------------
LEAVENWORTH                   4                   1                                    2                  8
-----------------------------------------------------------------------------------------------------------------
LYNCHBURG                     2          1        2                                    1
-----------------------------------------------------------------------------------------------------------------
MEDINA LAKE                   4          1        2                1                   1
-----------------------------------------------------------------------------------------------------------------
MORGAN HILL                   4                   1                                    1
-----------------------------------------------------------------------------------------------------------------
MOUNT VERNON                  1          1        1                                    1
-----------------------------------------------------------------------------------------------------------------
OAKZANITA SPRINGS             2          1        1                                    1
-----------------------------------------------------------------------------------------------------------------
ORLANDO                      16          1        1                1                   4
-----------------------------------------------------------------------------------------------------------------
PACIFIC CITY                  1                   1                                    1                  4
-----------------------------------------------------------------------------------------------------------------
PALM SPRINGS                  2          1                                             3
-----------------------------------------------------------------------------------------------------------------
PIO PICO                      8          2        2                                    2
-----------------------------------------------------------------------------------------------------------------
SAN BENITO                    6          2        2                                    1
-----------------------------------------------------------------------------------------------------------------
SOLEDAD CANYON                8          1        4                                    1
-----------------------------------------------------------------------------------------------------------------
SAINT CLAIR                   1                   1                1                   2
-----------------------------------------------------------------------------------------------------------------
VERDE VALLEY                  2          1        1                                    1
-----------------------------------------------------------------------------------------------------------------
WILMINGTON                    2          1        1                                    1
-----------------------------------------------------------------------------------------------------------------
NACO:
-----------------------------------------------------------------------------------------------------------------
BAY LANDING                   4                   1                1                   1                 19
-----------------------------------------------------------------------------------------------------------------
BIRCH BAY                                         1                                    1
-----------------------------------------------------------------------------------------------------------------
CAROLINA LANDING                                  1                                    1                 18
-----------------------------------------------------------------------------------------------------------------
CHEROKEE LANDING              2                   1                                    1                 30
-----------------------------------------------------------------------------------------------------------------
CHESTNUT LAKE                 2                   1                                    1
-----------------------------------------------------------------------------------------------------------------
INDIAN LAKES                  2                   3                1                   3                 54
-----------------------------------------------------------------------------------------------------------------
INDIAN POINT                                      1                1                   1                 16
-----------------------------------------------------------------------------------------------------------------
LAKE MINDEN                                       1                                    1
-----------------------------------------------------------------------------------------------------------------
LITTLE DIAMOND                           2        2                1                   1                  1
-----------------------------------------------------------------------------------------------------------------
LONG BEACH                               1                                             1
-----------------------------------------------------------------------------------------------------------------
NATCHEZ TRACE                                     1                1                   1                 58
-----------------------------------------------------------------------------------------------------------------
RAINIER                                  1        1                                    1
-----------------------------------------------------------------------------------------------------------------
RANCHO OSO                               1        2                                    2
-----------------------------------------------------------------------------------------------------------------
RUSSIAN RIVER                                     1                                    1
-----------------------------------------------------------------------------------------------------------------
SNOWFLOWER                    2                   1                                    1                  4
-----------------------------------------------------------------------------------------------------------------
SOUTH JETTY                              2        1                                    1
-----------------------------------------------------------------------------------------------------------------
TURTLE BEACH                                      1                1                   1
-----------------------------------------------------------------------------------------------------------------
VIRGINIA LANDING              2                   1                1                   1                 19
-----------------------------------------------------------------------------------------------------------------
WILDERNESS LAKES              3          3        1                                    4
-----------------------------------------------------------------------------------------------------------------
WINDSOR                       1                                                        1
-----------------------------------------------------------------------------------------------------------------
YOSEMITE LAKES                1                   1                                    2                 32
-----------------------------------------------------------------------------------------------------------------

                                     Page 18

ITEM 3.  LEGAL PROCEEDINGS

The Company is involved in certain claims and litigation arising in the normal course of business. Management believes that the eventual outcome of these claims and litigation will not have a material adverse impact on the Company's financial position, operations or cash flows.


ITEM 4.  SUBMISSION OF MATTERS TO A VOTE OF SECURITY-HOLDERS

None.

                                     PART II


ITEM 5.  MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED
         STOCKHOLDER MATTERS

MARKET AND TRADING. On November 20, 1996, the Company, then known as USTrails, reincorporated in the state of Delaware and changed its name to Thousand Trails, Inc. From 1992 through November 20, 1996, the Company's common stock was publicly traded in the over-the-counter market under the symbol USTQ. Since November 20, 1996, the Company's common stock (the "Common Stock") has been publicly traded in the over-the-counter market under the symbol TRLS. As the Common Stock does not trade every day and the trading volume is often small, the Common Stock may not be deemed to be traded in an established public trading market. The following chart and table set forth for the fiscal periods indicated, the high and low bid quotations for the Common Stock as quoted through the NASD OTC Bulletin Board. Such quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission, and may not necessarily represent actual transactions.


[A CHART WITH PLOT POINTS DEPICTING THE HIGH AND LOW BID QUOTATIONS FOR EACH OF
            THE FOUR FISCAL QUARTERS OF 1998 AND 1997 APPEARS HERE]


                                         1998                                    1997
                           ----------------------------------      -------------------------------
                              High Bid             Low Bid            High Bid           Low Bid
                           -------------      ---------------      -------------      ------------

      First Quarter             3 1/8               2 1/8               1 1/8              1/2
      Second Quarter            5 3/8               3 1/8              1 5/16            15/16
      Third Quarter             4 1/2               3 1/4             1 31/32           1 5/16
      Fourth Quarter            4 1/4               3 1/2              2 7/16            1 3/4


As of September 15, 1998, the Company's Common Stock was held by 97 holders of record. Moreover, security position listings available to the Company listed approximately 400 beneficial holders of Common Stock.

ABSENCE OF DIVIDENDS. Since inception, the Company has not paid any dividends. The Credit Agreement prohibits the payment of any cash dividends on the Common Stock without the consent of Foothill, until the Credit Agreement is terminated. In addition, the

Indenture for the PIK Notes prohibits the payment of any cash dividends on the Common Stock until the PIK Notes are repaid.

TRANSFER RESTRICTIONS. The Company's Common Stock is subject to transfer restrictions designed to avoid an "ownership change" within the meaning of
Section 382 of the Internal Revenue Code of 1986, as amended ("the Code"). These transfer restrictions are designed to help assure that the Company's substantial net operating loss carryforwards ("NOLs"), which are estimated to total $26.9 million at June 30, 1998, will continue to be available to offset future taxable income. Section 382 of the Code limits the use of NOLs and other tax benefits by a company that has undergone an ownership change.

Such restrictions are set forth in Article IX of the Company's Restated Certificate of Incorporation. Article IX generally restricts, until June 30, 2011 (or earlier in certain events), direct or indirect transfer of Common Stock that would without the approval of the Board of Directors of the Company (i) increase to more than 4.75% the percentage ownership of Common Stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the Common Stock, (ii) increase the percentage of Common Stock owned by any person that during the preceding three-year period owned more than 4.75% of the Common Stock, or by any group of persons treated as a "5 Percent Shareholder" (as defined in the Code but substituting "4.75%" for "5 Percent"), or (iii) cause an "ownership change" of the Company. Article IX provides that any direct or indirect transfer of Common Stock in violation of Article IX is void ab initio as to the purported transferee, and the purported transferee will not be recognized as the owner of shares acquired in violation of Article IX for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of Common Stock. Any shares purportedly acquired in violation of Article IX will be transferred to a trustee who will be required to sell them.

Generally, the transfer restrictions contain several exceptions. For example, the restrictions will not prevent a transfer if, in the determination of the Board of Directors of the Company, the transfer does not result in any greater aggregate increase in Common Stock ownership by 5% shareholders. Also, the restrictions will not prevent a transfer if the purported transferee obtains the approval of the Board of Directors of the Company, which approval shall be granted or withheld in the sole and absolute discretion of the Board of Directors, after considering all facts and circumstances including, but not limited to, future events deemed by the Board of Directors to be relevant. Finally, the transfer restrictions only apply with respect to the amount of Common Stock purportedly transferred in excess of the threshold established in the transfer restrictions.

These transfer restrictions (i) may have the effect of impeding the attempt of a person or entity to acquire a significant or controlling interest in the Company, (ii) may render it more difficult to effect a merger or similar transaction even if such transaction is favored by a majority of the stockholders, and (iii) may serve to make a change in management more difficult. The purpose of the transfer restrictions is to preserve tax benefits, however, not to insulate the Company or management from change. The Company believes the tax benefits of the transfer restrictions outweigh any anti-takeover effect they may have.

The application of these transfer restrictions to any particular stockholder will depend on the stockholder's ownership of Common Stock, determined after applying numerous attribution rules prescribed by the Code and related regulations, and will also depend on the history of trading of the Common Stock. As a result, stockholders are urged to consult their tax advisors with respect to any planned purchase or sale of Common Stock.

ITEM 6.  SELECTED FINANCIAL DATA
         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS AND STATISTICAL DATA)

The following historical Selected Financial Data has been restated for the fiscal years indicated because for fiscal 1997 the Company changed its accounting method to recognize revenue from the sale of campground memberships that do not convey a deeded interest in real estate on a straight-line basis over the expected life of the memberships sold (see Note 1 to the consolidated financial statements included in Item 8).







                                                                       For the year ended June 30,
                                                  -----------------------------------------------------------------
                                                     1998         1997          1996          1995          1994
                                                  ---------    ---------     ---------     ----------    ----------
                                                                             (Restated)    (Restated)    (Restated)
 STATEMENT OF OPERATIONS DATA:

   Total revenue                                  $  76,509    $  78,413     $  91,022     $  91,392     $ 101,697
   Campground membership dues                        37,330       39,945        39,924        41,175        43,200
   Other campground/resort revenues                  16,475       17,906        22,288        23,506        23,524
   Membership and resort interest sales               3,894        3,477         3,013         4,074         4,750
   Interest income                                    2,635        3,726         6,756         9,935        12,202
   Interest expense                                   4,599        9,084        17,693        20,960        21,446
   Income (loss) from operations before taxes,
     minority interest and extraordinary item        15,716        7,169          (240)      (11,573)       (5,338)
   Extraordinary gain on debt repurchases                --           --         1,390            --           671
   Net income (loss)                                 24,879        6,799         1,109       (11,828)       (5,417)
   Dividends paid (1)                                    --           --            --            --            --
   Income (loss) per share data-basic (2):
     Income (loss) before extraordinary item           3.36          .94          (.08)        (3.19)        (1.64)
     Extraordinary item                                  --           --           .38            --           .18
     Net income (loss)                                 3.36          .94           .30         (3.19)        (1.46)
     Weighted average shares                          7,407        7,223         3,703         3,703         3,703
   Income (loss) per share data-diluted (2):
     Income (loss) before extraordinary item           2.96          .88          (.08)        (3.19)        (1.64)
     Extraordinary item                                  --           --           .38            --           .18
     Net income (loss)                                 2.96          .88           .30         (3.19)        (1.46)
     Weighted average shares                          8,398        7,704         3,721         3,703         3,703
 BALANCE SHEET DATA (AT END OF YEAR):
   Cash and cash equivalents                         13,631        1,343        37,403        50,596        50,596
   Receivables, net                                   4,181        7,517        13,219        18,698        32,585
   Campground properties                             37,991       42,764        46,309        51,960        49,761
   Resort properties                                  1,092        1,530         2,902         5,736         6,612
   Total assets                                      74,262       63,302       111,631       137,517       149,546
   PIK Notes, including deferred gain                32,973       29,393            --            --            --
   Borrowings under Credit Agreement                     --       14,097            --            --            --
   Secured Notes, net of discount                        --           --        94,350       115,490       110,854
   Other notes payable                                   --          604         1,102         4,753         5,503
   Stockholders' equity (deficit)                     2,754      (22,168)      (31,952)      (33,054)      (21,240)
 STATISTICAL DATA (AT END OF YEAR):
   Number of operating campgrounds                       53           55            58            60            62
   Number of campsites                               17,700       18,400        19,300        19,400        20,000
   Number of members                                111,000      120,000       128,000       136,000       149,000
   Average annual dues per member                 $     351    $     344     $     335     $     329     $     315
   Average cost per camper night                  $   18.23    $   18.13     $   18.03     $   19.69     $   18.36

                                   (continued)

(continued)

FOOTNOTES

(1) During the periods presented, the Company has been prohibited from paying any cash dividends by the indentures governing its Secured Notes and PIK Notes, and by the Credit Agreement with Foothill.

(2) As part of a restructuring of the Company, on July 17, 1996, the Company issued 3,680,550 additional shares of Common Stock, which represent 49% of the shares of Common Stock currently outstanding.

ITEM 7. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this Management's Discussion and Analysis of Financial Condition and Results of Operations, and elsewhere in this report, the Company makes certain statements as to its expected financial condition, results of operations, cash flows, and business strategies, plans, and conditions for periods after June 30, 1998. All of these statements are forward-looking statements made pursuant to the safe harbor provisions of Section 21 (E) of the Securities Exchange Act of 1934, as amended. These statements are not historical and involve risks and uncertainties. The Company's actual financial condition, results of operations, cash flows, and business strategies, plans, and conditions for future periods may differ materially due to several factors, including but not limited to the Company's ability to control costs, campground market conditions and other factors affecting the Company's sales and marketing plan, the actual rate of decline in the campground membership base, the actual use of the campgrounds by members and guests, the effects on members and guests of the Company's efforts to downsize its business, the Company's success in collecting its contracts receivable and selling assets, and the other factors affecting the Company's operations described in this report.

CHANGE IN ACCOUNTING METHOD

During the first quarter of fiscal 1998, the Staff of the Securities and Exchange Commission (the "SEC") informed the Company that the SEC will now require the Company, commencing with fiscal 1997, to recognize revenue from the sale of campground memberships that do not convey a deeded interest in real estate on a straight-line basis over the expected life of the memberships sold. This new accounting method differs from the revenue recognition method historically used by the Company for over 20 years. Accordingly, to show comparable results for the periods presented, the consolidated statement of operations for the year ended June 30, 1996, has been restated from that originally reported to reflect this change in accounting method (see Note 1 to the consolidated financial statements included in Item 8). The deferral of historical sales revenues and expenses resulting from this change in accounting method has no impact on the Company's liquidity or cash flows.

LIQUIDITY AND CAPITAL RESOURCES

CURRENT BUSINESS STRATEGY. The Company's current business strategy is to improve its campground operations and stabilize its campground membership base through increased sales and marketing efforts or the possible acquisition of members through the purchase of other membership campground operations. The Company believes there is a viable market for campground memberships and that it has a significant opportunity to compete for campers interested in higher quality facilities and a higher level of service than is typically available at public campgrounds or competing private campgrounds. The Company also believes that it may be possible to acquire members through the purchase of other membership campground operations, many of whom are experiencing financial difficulties.

The Company's membership base has been declining. In response to this decline, the Company has downsized its business by closing and disposing of campgrounds and decreasing campground operating costs and general and administrative expenses. The Company intends to continue to keep the size of its campground system in an appropriate relation to the size of its membership base. In this regard, if the membership base continues to decline, the Company may close and dispose of additional campgrounds and it will seek to decrease other expenses. At the same time, the Company intends to expand its sales and marketing efforts with a view to stopping the membership decline. The Company also intends to explore the possible acquisition of members through the purchase of other membership campground organizations. The Company believes that the ultimate size of its campground system and the amounts realized from future asset sales will depend principally upon the degree to which the Company can successfully implement this strategy.

DEBT RESTRUCTURING. On July 17, 1996, the Company consummated a restructuring (the "Restructuring") of its 12% Secured Notes Due 1998 (the "Secured Notes") whereby all of the $101,458,000 principal amount of Secured Notes outstanding were retired. The Restructuring provided the Company with a new capital structure and decreased the Company's outstanding debt to a level the Company believes it can support under its downsized operations. The Secured Notes were issued in the Company's 1991 bankruptcy reorganization and in a 1992 restructuring of a subsidiary's debt.

In the Restructuring, the Company purchased $10,070,000 in aggregate principal amount of Secured Notes pursuant to a tender offer for $780 per $1,000 principal amount, and exchanged $81,790,000 in aggregate principal amount of Secured Notes pursuant to a private exchange offer for, in each case per $1,000 in principal amount: $400 in cash, $492 in principal amount of PIK Notes, and 45 shares of Common Stock. The remaining $9,598,000 in aggregate principal amount of Secured Notes were redeemed at 100% of principal amount, plus accrued interest. In connection with the Restructuring, the Company entered into the Credit Agreement with Foothill (see "Borrowings").

CASH. On June 30, 1998, the Company had approximately $13.6 million of cash and cash equivalents, an increase of $12.3 million during fiscal 1998. The Company's primary sources of cash included $19.4 million provided by operations, $8.6 from the sale of assets, and $1.1 million from the settlement of insurance claims. Significant offsetting reductions to cash included $14.7 million of principal repayments on the Company's outstanding debt and $2.1 million of capital expenditures.

The Company's principal sources of operating cash for the year included $62.4 million of cash collected from operations, including dues collections, other campground revenues, RPI membership fees, other operating revenues, and $1.3 million of insurance deposit refunds related to prior years. The Company also received $5.8 million in principal collections on contracts receivable, $2.4 million in interest on contracts receivable and invested cash, and $3.7 million from the sale of memberships and lots. The principal uses of operating cash for fiscal 1998 were $37.9 million in operating expenses, $10.1 million in general and administrative expenses (including corporate member services costs), and $4.7 million in sales and marketing expenses. During fiscal 1998, the

Company also spent $2.1 million on capital improvements at the campgrounds, and made principal payments on mortgages and other notes totaling $604,000.

The Company repaid all outstanding borrowings under the Credit Agreement in January 1998, and it had no outstanding borrowings under the Credit Agreement as of June 30, 1998, and as of the date of this report. However, the Company has entered into an amendment to the Credit Agreement that will provide the Company the flexibility to borrow up to $35.0 million (see "Borrowings - Credit Agreement with Foothill").

Based upon its current business plan, the Company believes that future cash flows provided from operations, asset sales, and borrowings available under the amended Credit Agreement will be adequate for the Company's operating and other cash requirements during the remaining term of the Credit Agreement.

CONTRACTS RECEIVABLE. As of June 30, 1998, the Company on a consolidated basis owned $6.8 million of contracts receivable related to the sale of campground memberships and resort interests (see "Contracts Receivable" in Item 1). Because of low interest rates available in the marketplace during fiscal 1998, 1997, and 1996, some members chose to prepay their accounts, and the Company received principal payments of $1.1 million, $1.6 million, and $2.5 million, respectively, in excess of scheduled payments. The Company may continue to experience such prepayments in the future, although at a decreasing rate as the contracts receivable portfolio continues to decline.

Allowance for Doubtful Accounts
-------------------------------

The Company's allowance for doubtful accounts was 31% of gross contracts receivable at June 30, 1998, compared with 31% of gross contracts receivable at June 30, 1997, and 30% at June 30, 1996. The overall cancellation rate as a percentage of gross contracts receivable was 8% for fiscal 1998, compared with 7% for fiscal 1997 and 8% for fiscal 1996. In fiscal 1998, 1997, and 1996, the Company reduced the allowance for doubtful accounts on the contracts receivable by $1.0 million, $1.2 million, and $5.1 million, respectively. These adjustments were made because the Company experienced lower contract losses than anticipated in these years.

The allowance for doubtful accounts is an estimate of the contracts receivable that will cancel in the future and is determined based on historical cancellation rates and other factors deemed relevant to the analysis. The Company does not presently anticipate any further adjustments to the allowance for doubtful accounts on the contracts receivable. However, the allowance and the rate at which the Company provides for future losses on its contracts receivable could be increased or decreased in the future based on the Company's actual collection experience.

Other Allowances
----------------

In connection with the purchase of NACO and Trails, the Company recorded an allowance for interest discount to increase to 14.75% the weighted average yield on the contracts receivable then owned by NACO and Trails. The allowance for interest discount is being amortized using the effective interest method over the respective terms of the contracts. Additionally, in connection with the purchase of NACO and Trails and the Company's bankruptcy reorganization in 1991, the Company recorded an allowance for future collection costs, which is being amortized as a reduction of general and administrative expenses based on cash collected on the related portfolio. The Company also purchased contracts receivable from certain third parties and recorded a valuation allowance to record the contracts receivable at the purchase price. This valuation allowance is being amortized as an increase to interest income over the respective terms of the contracts.

Change in Receivables
---------------------

The net balance of contracts receivable decreased by $3.3 million during fiscal 1998, due primarily to $5.8 million in cash collections on contracts receivable, offset by new financed sales, a $1.0 million reduction in the allowance for doubtful accounts, and scheduled amortization of the allowances for interest discount, collection costs, and valuation discount.

CAMPGROUND AND RESORT PROPERTIES. The Company's campground properties consist of land, buildings, and other equipment used in administration and operations as well as land held for sale. Campground properties decreased by $4.8 million in fiscal 1998, primarily as a result of the sale of several campgrounds and certain other real estate, and depreciation on property and equipment. The decrease was partially offset by $2.1 million of capital expenditures.

The Company makes annual capital and maintenance expenditures to maintain and improve the campgrounds. During fiscal 1998, the Company spent $5.2 million on major maintenance, repairs, and improvements at the campgrounds. The Company anticipates that it will spend an additional $4.7 million on such items in fiscal 1999, which will be funded by existing cash or cash provided by operations. The Company may be required to spend greater amounts on such items in future years as the facilities age.

During the periods presented, the Company's resort properties consisted of lot inventory, buildings and equipment used in operations, and land held for sale. Resort properties decreased by $438,000 in fiscal 1998, due primarily to the bulk sale of lots at one of the resorts, the sale of excess acreage and buildings at certain resorts, and the sale of lots in the normal course of business. Over the past several years, the Company has been selling the assets it owns at the resorts.

At June 30, 1998, the Company had obligations to spend $2.8 million in connection with reports that it filed with the Department of Housing and Urban Development ("HUD"). Although certain of these HUD obligations remain substantially incomplete, the Company plans to spend approximately $1.0 million in fiscal 1999 in fulfilling these obligations, which will be funded by existing cash or cash provided by operations. A person who purchased a lot when a particular HUD report was in effect may allege that the failure to make timely improvements constitutes a breach of his or her agreement with the Company and could seek damages from the Company or rescission of the lot purchase. Approximately 1,400 persons purchased lots from the Company when the HUD reports in effect described improvements that the Company has not yet constructed. An insignificant number of persons have asserted claims against the Company for the failure to make these improvements.

OTHER ASSETS. Other current assets decreased by $2.2 million during fiscal 1998. The decrease was due partially to the repayment of a note receivable arising from the sale of the resort timeshare operations (see Note 4 to the consolidated financial statements included in Item 8). In addition, in fiscal 1999, the Company will begin paying insurance premiums monthly rather than annually, which resulted in a $1.6 million decrease in prepaid insurance between years.

Other assets decreased by $591,000 in fiscal 1998 due primarily to the partial termination of the Company's Indemnification Trusts (see Note 15 to the consolidated financial statements included in Item 8).

BORROWINGS. On June 30, 1998, the Company had outstanding $33.0 million of long term debt, which consisted of $32.8 million principal amount of PIK Notes plus a deferred gain of $150,000. The PIK Notes were issued in the Restructuring (see "Debt Restructuring" above). The Restructuring was accounted for as a Troubled Debt Restructuring, whereby the restructured debt was recorded at the carrying value of the old debt, and no gain or loss was recorded on the transaction.

During fiscal 1998, the Company repaid all of the outstanding borrowings under the Credit Agreement totaling $14.1 million and all of the outstanding mortgage notes totaling $604,000.

Credit Agreement with Foothill
------------------------------
In connection with the Restructuring, the Company entered into the Credit Agreement with Foothill, under which Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Credit Agreement at any one time could not exceed $35.0 million. The Credit Agreement originally had a three year term expiring on July 16, 1999. During fiscal 1997, the Company repaid substantially all of its initial borrowings under the Credit Agreement, which totaled $32.0 million.

On May 16, 1997, the Company and Foothill entered into an amendment to the Credit Agreement which significantly modified its original terms. The amendment reduced the maximum availability under the revolving portion of the Credit Agreement to $20.0 million, decreased the interest rate payable thereunder from prime plus 2 3/4% per annum to prime plus 1 1/2% per annum, and reduced or eliminated certain fees. The amendment also permitted the Company to borrow up to $12.8 million to repurchase PIK Notes and to pay the accrued interest on the PIK Notes repurchased. The Company incurred debt issue costs of $3.1 million to obtain the original Credit Agreement, which were capitalized and were being amortized as additional interest expense over the life of the Credit Agreement. However, because of the substantial modifications made to the original Credit Agreement, the amendment of the Credit Agreement was accounted for as an extinguishment of debt and the remaining $1.3 million unamortized balance of the original debt issue costs was charged to expense.

The Company repaid all outstanding borrowings under the Credit Agreement in January 1998, and it had no outstanding borrowings under the Credit Agreement as of June 30,

1998, and as of the date of this report. However, the Company has entered into an amendment to the Credit Agreement that, when it becomes effective, will provide the Company the flexibility to borrow up to $5.0 million for working capital purposes and up to an additional $30.0 million to use for the possible purchase of securities. Under the amended Credit Agreement, the first $15.0 million of borrowings will bear interest at prime plus .25% per annum, borrowings over $15.0 million and up to $25.0 million will bear interest at prime plus .50% per annum, and borrowings over $25.0 million will bear interest at prime plus 1.5% per annum. All borrowings under the amended Credit Agreement will mature on July 17, 2002. However, if the Company has not repaid in full or otherwise retired all of the PIK Notes by July 15, 2000, all borrowings under the amended Credit Agreement in excess of $10.0 million will mature on July 15, 2000, and up to $10.0 million of borrowings under the amended Credit Agreement will be refinanced on such date and thereafter be available to the Company for working capital purposes only. This $10.0 million working capital facility will then become the Working Capital Replacement Facility defined in the Indenture for the PIK Notes and will be secured by substantially all of the assets of the Company as discussed below. The amendment of the Credit Agreement will become effective upon the satisfaction of customary conditions.

The Company's ability to borrow under the amended Credit Agreement for working capital and other purposes is subject to continued compliance by the Company with the financial covenants and other requirements of the amended Credit Agreement, including certain covenants respecting minimum earnings before interest, taxes, depreciation and amortization, and minimum tangible net worth. The amended Credit Agreement prohibits the Company from borrowing from other sources in significant amounts except for equipment purchases.

The Company has granted liens on substantially all of its assets to secure its obligations under the amended Credit Agreement. In addition, the Company's subsidiaries other than an immaterial utility subsidiary have guaranteed the Company's obligations under the amended Credit Agreement and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.

The amended Credit Agreement limits the type of investments in which the Company may invest its available cash, resulting in a relatively low yield. Investments of cash had a weighted average yield of 6% at June 30, 1998.

PIK Notes
---------
In the Restructuring, the Company issued $40.2 million principal amount of PIK Notes that do not require the cash payment of interest until fiscal 2001 and mature on July 15, 2003 without earlier scheduled principal payments.

On January 15, 1997, the Company issued an additional $2.4 million principal amount of PIK Notes as interest. On June 25, 1997, the Company repurchased $13.4 million principal amount of PIK Notes at a cost of $12.6 million, including accrued interest. The Company made these repurchases at an average price of $897 per $1,000 of principal amount in a Dutch auction available to all holders of PIK Notes. A gain of $1.2 million was recognized on this transaction. On July 15, 1997, January 15, 1998, and July 15,

1998, the Company issued an additional $1.7 million, $1.9 million, and $2.0 million, respectively, of principal amount of PIK Notes as interest.

The Indenture for the PIK Notes provides holders of PIK Notes with the right to have their notes repurchased at 101% of principal amount, plus interest, in the event of a Change of Control (as defined). The Indenture also requires the Company to apply certain asset sale proceeds to the retirement of the PIK Notes in certain circumstances, subject to the rights of Foothill to repayment in connection with asset sales. The Indenture does not contain financial covenants, but it does prohibit the Company from borrowing from other sources in significant amounts except for the Credit Agreement with Foothill, a $10.0 million Working Capital Replacement Facility, and equipment purchases.

Interest on the PIK Notes is payable in the form of additional PIK Notes until after July 15, 2000, unless all borrowings under the amended Credit Agreement are paid in full on or before such date. If all borrowings under the amended Credit Agreement are paid in full on or before July 15, 2000, the Company has the option to issue additional PIK Notes in lieu of cash interest through July 15, 2000. After July 15, 2000, interest on the PIK Notes must be paid in cash. While the Company pays interest in the form of additional PIK Notes, the principal amount of PIK Notes outstanding will increase at the rate of 12% per year, compounded semi-annually. The payment-in-kind feature of the PIK Notes will decrease the Company's cash interest costs during this period. However, the payment-in-kind feature of the PIK Notes will also decrease the rate at which the Company is able to retire its total debt outstanding.

All of the Company's debt and equity interests in the Subsidiary Guarantors has been pledged by the Company to secure its obligations under the Credit Agreement. In the event of a default and foreclosure under the Credit Agreement, distributions from, and the assets of, the Subsidiary Guarantors may not be available to satisfy other obligations of the Company, including the obligations of the Company to the holders of the PIK Notes.

DEFERRED REVENUES AND EXPENSES.  Deferred revenues of $23.4 million and
$23.6 million at June 30, 1998 and 1997, respectively, include $14.8 million and $15.6 million, respectively, of membership dues collections which relate to future periods, $6.9 million and $6.3 million, respectively, of campground membership sales revenues to be recognized in future periods, and other deferred revenues related primarily to RPI's operations. Deferred membership selling expenses of $1.6 million and $1.4 million at June 30, 1998 and 1997, respectively, represent incremental direct selling costs to be recognized in future periods.

GENERAL LIABILITY INSURANCE. Commencing July 1, 1998, the Company obtained insurance covering general liability losses up to an annual limit of $27.0 million, with no self-insured deductible. Prior to this date, the Company's insurance program covered general liability losses up to an annual limit of $26.8 million, but required the Company to pay the first $250,000 per occurrence, with an annual aggregate exposure of $2.0 million. The Company has provided a liability for estimated known and unknown claims related to uninsured general liability risks based on actuarial estimates. In fiscal 1998, the Company reduced this liability by $858,000 because the estimated losses were less than the recorded liability. This adjustment amount is included in nonrecurring income. At

June 30, 1998 and 1997, the Company's recorded liability for estimated losses related to uninsured general liability claims totaled $1.2 million and $2.0 million, respectively.

PROPERTY INSURANCE. In fiscal 1998, the Company received proceeds of $1.1 million from insurance settlements for flood and fire damage at certain campgrounds, and recognized a gain of $588,000.

EMPLOYEE HEALTH INSURANCE. The Company provides medical and dental benefits for its employees under employee benefit plans (collectively, the "Plans") that are funded primarily through employer and employee contributions. The Company has purchased stop loss insurance that protects the Plans against claims in excess of set policy amounts. The Company has provided a liability for estimated uninsured claims of $828,000 and $1.4 million at June 30, 1998 and 1997, respectively. This liability is based on actuarial estimates of amounts needed to fund expected uninsured claims, as well as premium payments and administrative costs of the Plans.

WORKERS' COMPENSATION INSURANCE. Commencing July 1, 1998, the Company obtained insurance covering workers' compensation claims with no self-insured deductible. Prior to this date, the Company's insurance program required the Company to pay up to $250,000 per occurrence and to deposit funds with the insurance company to pay claims in excess of the estimated claims that were covered by the amounts originally paid by the Company. These deposits were generally expensed in the years the deposits were made because the Company anticipated that the deposits would be used to cover claims. However, during fiscal 1997, the Company determined that it was entitled to refunds of $865,000 in future periods for certain deposits made in previous years. At June 30, 1997, the Company recorded the refundable amount as an asset, resulting in nonrecurring income of $865,000. In fiscal 1998, the Company received refunds totaling $1.3 million for certain other deposits expensed in previous years, which were recorded as nonrecurring income.

NEW ACCOUNTING STANDARDS. The Financial Accounting Standards Board (the "FASB") recently issued several accounting pronouncements that are effective for the Company in either fiscal 1998 or fiscal 1999. The Company adopted SFAS No. 128, "Earnings Per Share" in the second quarter of fiscal 1998, which modified the Company's net income per share calculation and required restatement of prior period calculations. SFAS No. 130, "Reporting Comprehensive Income", is effective for the Company in the first quarter of fiscal 1999, and SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information" and SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits", are effective for the Company at the end of fiscal 1999. The Company does not expect the adoption of these statements to have a material impact on its consolidated financial statements.

MARKET RISK. In 1997, the Securities and Exchange Commission issued new rules (Item 305 of Regulation S-K), which require disclosure of material risks, as defined in Item 305, related to market risk sensitive financial instruments. As defined, the Company currently has market risk sensitive instruments related to interest rates.

The Company does not have significant exposure to changing interest rates on invested cash, which was $12.0 million at June 30, 1998. The Company invests available cash in certificates of deposit and investment grade commercial paper that have maturities of three months or less. As a result, the interest rate market risk implicit in these investments at June 30, 1998, is low, as the investments mature within three months.

The Company had $6.8 million of contracts receivable at June 30, 1998, which have a weighted average stated interest rate of 13% and an average remaining term of 19 months. The Company does not have significant exposure to changing interest rates related to the contracts receivable because the interest rates on the contracts receivable are fixed.

The Company had $32.8 million of PIK Notes at June 30, 1998, which bear interest at 12% per annum and mature in 2003. The Company does not have significant exposure to changing interest rates related to the PIK Notes because the interest rate on the PIK Notes is fixed.

The Company also has the amended Credit Agreement with Foothill that provides the Company the flexibility to borrow up to $35.0 million at interest rates that fluctuate with changes in the prime rate (see "Borrowings Credit Agreement with Foothill"). Although the Company has exposure to changing interest rates related to the Credit Agreement, the Company had no outstanding borrowings under the Credit Agreement as of June 30, 1998, and as of the date of this report.

The Company has not undertaken any actions to cover interest rate market risk and is not a party to any interest rate market risk management activities.

The Company also receives revenues from its Canadian subsidiary and exchanges them into US Dollars at exchange rates that fluctuate with market conditions; however, such revenues are not material to the Company's operations.

INTEREST RATE SENSITIVITY. A hypothetical ten percent change in market interest rates over the next year would not materially impact the Company's earnings or cash flow as the interest rates on the Company's long term debt are fixed and its cash investments are short term. A hypothetical ten percent change in market interest rates would not have a material effect on the fair value of the Company's contracts receivable, PIK Notes, or its short term cash investments.

RESULTS OF OPERATIONS

The following discussion and analysis are based on the historical results of operations of the Company for the years ended June 30, 1998, 1997, and 1996, as restated (see "Change in Accounting Method"). The financial information set forth below should be read in conjunction with the Company's consolidated financial statements included in Item 8.

NET INCOME. For the year ended June 30, 1998, the Company reported net income of $24.9 million or $3.36 per share on revenues of $76.5 million. This compares with net income of $6.8 million or $.94 per share on revenues of $78.4 million for the year ended

June 30, 1997, and net income of $1.1 million or $.30 per share on revenues of $91.0 million for the year ended June 30, 1996.

Excluding extraordinary gains, nonrecurring income and expenses, and restructuring costs, the Company would have had net income of $11.1 million for fiscal 1998, compared with net income of $5.3 million for fiscal 1997, and a net loss of $2.8 million for fiscal 1996. Excluding these items, the Company's results improved in the current fiscal year, despite declining revenues, due primarily to decreases in expenses, principally campground operating costs, general and administrative expenses, and interest.

The results for fiscal 1998 include $3.8 million of nonrecurring income from a $1.0 million reduction in the allowance for doubtful accounts, an $858,000 reduction in certain insurance reserves, a $1.3 million refund of insurance deposits expensed in prior years, and a $588,000 gain on insurance settlements for flood and fire damage at certain campgrounds. In addition, the results for fiscal 1998 include a $10.0 million deferred income tax benefit resulting from a reduction in the valuation allowance for the Company's net deferred tax assets. This adjustment will have no effect on current or future income tax payments, but will result in higher tax provisions in the future in the periods the related deferred tax assets are realized, which will decrease net income.

The results for fiscal 1997 include $2.7 million of nonrecurring income from a $1.2 million reduction in the allowance for doubtful accounts and a $1.5 million reduction in certain insurance reserves. The fiscal 1997 results also include $1.1 million of restructuring costs related to the Restructuring and $132,000 of nonrecurring expenses representing the net loss resulting from the amendment of the Credit Agreement and the repurchase of PIK Notes.

The results for fiscal 1996 include a $1.4 million extraordinary gain from the repurchase of Secured Notes and $5.9 million of nonrecurring income consisting of $5.1 million from a reduction in the allowance for doubtful accounts and $799,000 from the reversal of a contingent liability. The fiscal 1996 results also include $1.1 million of restructuring costs related to the Company's efforts to restructure the Secured Notes, and $2.3 million of other nonrecurring expenses consisting of a $1.0 million charge to record a provision for certain uncollectible membership dues receivable and a $1.3 million charge to accrue a one-time bonus for the Company's Chief Executive Officer.

The table on the next page shows separately the results of the campground operations, RPI's operations, and the resort operations, without any allocation of corporate expenses, as well as corporate expenses and other revenues and expenses in the aggregate, for the years ended June 30, 1998, 1997, and 1996, as restated (see "Change in Accounting Method").

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
                          SUMMARY OF OPERATING RESULTS
                             (Dollars in thousands)



                                                             Year ended June 30,
                                                 ----------------------------------------
                                                    1998           1997           1996
                                                 ----------     ----------     ----------
                                                                               (Restated)

CAMPGROUND OPERATIONS
   Membership dues                               $   37,330     $   39,945     $   39,924
   Campground revenues                               15,955         15,302         15,313
   Cost of campground revenues                       (7,718)        (7,608)        (7,726)
   Operating expenses                               (30,794)       (32,454)       (35,211)
                                                 ----------     ----------     ----------

Contribution from campground operations              14,773         15,185         12,300
                                                 ----------     ----------     ----------
SALES
   Sales revenues                                     3,227          2,892          1,656
   Selling expenses                                  (2,646)        (2,654)        (3,094)
   Marketing expenses                                (1,700)        (1,383)        (1,294)
                                                 ----------     ----------     ----------

Loss on sales                                        (1,119)        (1,145)        (2,732)
                                                 ----------     ----------     ----------

RESORT PARKS INTERNATIONAL
   Revenues                                           4,035          4,086          4,579
   Expenses                                          (2,132)        (1,978)        (2,237)
                                                 ----------     ----------     ----------

Contribution from RPI                                 1,903          2,108          2,342
                                                 ----------     ----------     ----------
                                                     15,557         16,148         11,910
                                                 ----------     ----------     ----------

RESORT OPERATIONS
   Revenues                                           1,186          3,189          8,332
   Expenses                                          (1,091)        (3,218)        (8,297)
                                                 ----------     ----------     ----------
Contribution (loss) from resort operations               95            (29)            35
                                                 ----------     ----------     ----------
                                                     15,652         16,119         11,945
                                                 ----------     ----------     ----------

   Other income                                       3,083          3,673          4,479
   Corporate member services                         (1,472)        (1,532)        (1,843)
   General and administrative expenses               (8,640)       (10,100)       (10,473)
                                                 ----------     ----------     ----------

OPERATING INCOME BEFORE INTEREST INCOME AND
   EXPENSE, GAIN ON ASSET SALES, NONRECURRING
   INCOME AND EXPENSES, RESTRUCTURING COSTS,
   TAXES AND EXTRAORDINARY ITEM                       8,623          8,160          4,108
                                                 ----------     ----------     ----------

   Interest income                                    2,635          3,726          6,756
   Interest expense                                  (4,599)        (9,084)       (17,693)
   Gain on asset sales                                5,287          2,892          4,038
   Nonrecurring income                                3,770          2,708          5,945
   Nonrecurring expenses                                              (132)        (2,270)
   Restructuring costs                                              (1,101)        (1,124)
                                                 ----------     ----------     ----------

OPERATING INCOME (LOSS) BEFORE TAXES AND
   EXTRAORDINARY ITEM                            $   15,716     $    7,169     $     (240)
                                                 ==========     ==========     ==========

OPERATING INCOME. During the year ended June 30, 1998, the Company achieved a positive contribution from operations of $8.6 million, an improvement over the $8.2 million and $4.1 million achieved in the years ended June 30, 1997 and 1996, respectively. For this purpose, the contribution from operations is defined as operating income before interest income and expense, gain on asset sales, restructuring costs, nonrecurring income and expenses, taxes, and extraordinary item. See the table on page 35 for the elements of the contribution from operations and the Company's operating income (loss) before taxes and extraordinary item for the historical periods presented.

CAMPGROUND OPERATIONS. The Company's operations are highly seasonal. The Company receives the majority of the dues revenue from its members during the winter, which are recognized as income ratably during the year. However, the Company incurs a higher level of operating expenses during the summer. In addition, a majority of the Company's sales and marketing efforts occur during the summer.

Campground membership dues revenue was $37.3 million for the year ended June 30, 1998, compared with $39.9 million for the years ended June 30, 1997 and 1996. Dues revenue declined in fiscal 1998 due primarily to the net loss of 9,000 campground members during the year which included the loss of 1,800 members in connection with the sale of two campgrounds. This decline was partially offset by the effect of the annual dues increase. In fiscal 1997, the effect of the annual dues increase substantially offset the decline in dues revenue caused by the net loss of members during the year.

Campground revenues were $16.0 million for the year ended June 30, 1998, compared with $15.3 million for the years ended June 30, 1997 and 1996. The related expenses were $7.7 million, $7.6 million, and $7.7 million for fiscal 1998, 1997, and 1996, respectively. The increase in campground revenues in fiscal 1998 was due primarily to modest increases in rental and other service fees at certain campgrounds and proceeds received from harvesting timber at selected campgrounds.

Campground operating expenses were $30.8 million for the year ended June 30, 1998, compared with $32.5 million for the year ended June 30, 1997, and $35.2 million for the year ended June 30, 1996. The continuing reduction in expenses between years was due primarily to the closure and disposition of campgrounds and to operational changes made at the campgrounds in these periods. In fiscal 1996, the Company closed and disposed of several campgrounds, reduced campground management and personnel, and changed to seasonal operations at campgrounds with low usage during off-season periods. In fiscal 1997, the Company closed and disposed of several additional campgrounds and lengthened the off-season for the campgrounds with seasonal closures. In fiscal 1998, the Company sold several additional campgrounds and closed one campground.

The Company intends to continue to keep the size of its campground system in an appropriate relation to the size of its membership base. In this regard, if the membership base continues to decline, the Company may close and dispose of additional campgrounds and it will seek to decrease other expenses. Although the Company believes that the anticipated changes should result in lower future operating expenses, no assurance can be given that such changes will not reduce revenues by an amount in excess of the expense reductions.

The Company recognizes revenue from the sale of campground memberships that do not convey a deeded interest in real estate on a straight-line basis over the expected life of the memberships sold (see "Change in Accounting Method"). For the years ended June 30, 1998, 1997, and 1996, the Company recognized campground membership sales revenues of $3.2 million, $2.9 million, and $1.7 million, respectively. These amounts include revenues of $2.5 million, $1.7 million, and $1.1 million, respectively, that were deferred in prior periods. Moreover, for fiscal 1998, 1997, and 1996, the Company deferred revenues of $3.1 million, $2.1 million, and $2.1 million, respectively, which will be recognized in future periods.

The increase in sales revenues resulted primarily from the Company's increased sales and marketing efforts during the past three fiscal years. The Company has expanded its sales and marketing efforts with a view to stopping the decline in its membership base. Although the Company's membership sales revenues have increased, the level of sales in fiscal 1998 did not meet the Company's expectations. In an effort to improve its membership sales, the Company has been working to increase the number of prospects that attend its sales presentations. In this regard, in fiscal 1997, the Company entered into a joint marketing arrangement with Fleetwood Industries, Inc. ("Fleetwood"), the largest manufacturer of recreational vehicles ("RVs"). Under this marketing arrangement, purchasers of Fleetwood RVs receive a temporary membership and are invited to visit one of the Company's campgrounds. Purchasers of new Fleetwood RVs accounted for approximately 10% of sales in fiscal 1998. In the fourth quarter of fiscal 1998, the Company entered into a similar marketing arrangement with a major RV financing company and it plans to seek other similar alliances. The Company has also recently entered into reciprocal sales agreements with two other companies in an effort to increase sales.

Selling expenses directly related to the sale of campground memberships are deferred and recognized as expenses on a straight-line basis over the expected life of the memberships sold. All other selling and marketing costs are recognized as expenses in the period incurred. For the years ended June 30, 1998, 1997, and 1996, the Company recognized selling expenses of $2.6 million, $2.7 million, and $3.1 million, respectively. These amounts include expenses of $560,000, $358,000, and $235,000, respectively, that were deferred in prior periods. Moreover, for fiscal 1998, 1997, and 1996, the Company deferred expenses of $794,000, $505,000, and $481,000, respectively, which will be recognized in future periods.

Although the Company's sales results are improving, selling and marketing expenses exceeded sales revenues by $1.1 million, $1.1 million, and $2.7 million for the years ended June 30, 1998, 1997, and 1996, respectively. These expenses exceeded sales revenue because of the increased marketing activity, and the low volume of sales, which did not cover fixed costs. In addition, the Company deferred more sales revenues than selling expenses in each of the periods presented.

The Company's selling and marketing efforts require significant expense, the majority of which must be expensed in the current period, while the related sales revenues are deferred and recognized on a straight-line basis over the expected life of the memberships sold. As a consequence, the Company expects that its selling and marketing expenses will continue to exceed its campground membership sales revenues. This disparity will increase as the Company grows campground membership sales.

The Company's selling and marketing efforts during the past three fiscal years have not produced the level of sales needed to stop the continuing decline in the Company's membership base. If the Company is not able to significantly increase its campground membership sales over current levels, the membership base will continue to decline, which will further decrease the Company's revenues. Further decreases in revenues that are not offset by sufficient expense reductions could have a material adverse impact on the Company's business and results of operations.

CAMPGROUND MANAGEMENT. Wilderness Management, a wholly owned subsidiary of the Company, manages 130 public campgrounds for the US Forest Service. For the year ended June 30, 1998, these operations produced revenues of $1.3 million with related expenses (excluding certain shared administrative costs) of $1.5 million. This compares with revenues for fiscal 1997 of $1.1 million and related expenses (excluding certain shared administrative costs) of $1.0 million, and revenues for fiscal 1996 of $853,000 and related expenses (excluding certain shared administrative costs) of $831,000. The increase in revenues and expenses between years was due primarily to new contracts entered into in these periods. The loss in fiscal 1998 was due to start-up costs incurred in connection with new management contracts entered into in the Spring of 1998, which significantly increased the number of campgrounds managed.

RESORT PARKS INTERNATIONAL. RPI charges its members a fee for a membership that entitles them to use any of the campgrounds participating in RPI's reciprocal use system, subject to certain limitations. For the year ended June 30, 1998, RPI's operations produced a net contribution of $1.9 million, compared with $2.1 million for the year ended June 30, 1997, and $2.3 million for the year ended June 30, 1996. The decline in results in fiscal 1998 was due primarily to the decrease in revenues between periods and costs incurred in fiscal 1998 to provide directories to new members recently gained through a new program. RPI's revenues have declined over the three year period as a result of declining sales in the membership camping industry generally. During this period, however, RPI has been able to maintain its positive contribution by reducing its expenses. To maintain its contribution in the future, RPI is working to introduce new products to increase its revenues; however, there is no assurance that it will be successful.

RESORT OPERATIONS. During the last five years, the Company sold a substantial portion of the assets it owned at eight resorts. In fiscal 1998, the sale of resort assets produced cash proceeds totaling $1.2 million. This compares with cash proceeds of $1.7 million plus notes receivable of $1.1 million in fiscal 1997, and cash proceeds of $5.0 million in fiscal 1996. The differences between years were due to the timing of asset sales. As the resort assets were sold, the revenues and expenses from the resort operations decreased accordingly. The Company's present operations at the resorts are limited primarily to the sale of residential lots.

During the year ended June 30, 1998, the resort operations produced a positive contribution of $95,000, compared with a negative contribution of $29,000 for the year ended June 30, 1997, and a positive contribution of $35,000 for the year ended June 30, 1996. The Company expects a minimal contribution from the resort operations in the future as it continues its efforts to sell the remaining assets it owns at the resorts. These assets consist of approximately 100 residential lots and other miscellaneous real estate. There is no assurance that the Company will be able to locate a buyer for any of the remaining resort assets or that sales on acceptable terms can be effected.

OTHER INCOME. Other income consists principally of transfer fees received when existing memberships are transferred in the secondary market without assistance from the Company, collections on written-off contracts, subscription fees received from members who subscribe to the Company's member magazine, and beginning in fiscal 1997, fees charged to members for making more than five operator-assisted reservations in a given year.

Other income was $3.1 million for the year ended June 30, 1998, compared with $3.7 million for the year ended June 30, 1997, and $4.5 million for the year ended June 30, 1996. Other income was higher in fiscal 1996, compared with the other years, because in fiscal 1996 the Company increased its use of outside collection agencies to collect on written-off contracts, which resulted in a one-time increase in such collections. The decrease between years is directly related to lower fees and other income received from the declining contracts receivables portfolio and shrinking membership base.

GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses were $8.6 million for the year ended June 30, 1998, compared with $10.1 million for the year ended June 30, 1997, and $10.5 million for the year ended June 30, 1996. General and administrative costs continued to decline as a result of the Company's continued efforts to reduce administrative costs. The lower costs in fiscal 1998 were due primarily to personnel reductions in various administrative departments, lower legal fees, and reduced depreciation, as certain of the Company's corporate assets have been fully depreciated. In fiscal 1997, the Company's lower costs were partially offset by legal fees incurred in connection with the Company's reincorporation merger and the registration of the PIK Notes.

General and administrative expenses include costs related to collecting the contracts receivable and membership dues of $2.2 million, $2.4 million, and $3.0 million for the years ended June 30, 1998, 1997, and 1996, respectively. These collection costs were reduced by $229,000, $314,000, and $513,000, respectively, as a result of the amortization of the allowance for collection costs related to the contracts receivable (see "Liquidity and Capital Resources -- Contracts Receivable"). The Company anticipates that these costs will continue to decrease as the contracts receivable portfolio declines further.

CORPORATE MEMBER SERVICES. Corporate member services include the reservation and member support services performed at the corporate office, as well as the costs incurred to produce the Company's member magazine. These costs were $1.5 million for the years ended June 30, 1998 and 1997, compared with $1.8 million for the year ended June 30, 1996. The decrease in costs between fiscal 1996 and fiscal 1997 reflects efficiencies implemented in producing the Company's member magazine.

INTEREST INCOME AND EXPENSE. Interest income decreased by $1.1 million and $3.0 million for the years ended June 30, 1998 and 1997, respectively, from the previous year. The decrease in fiscal 1998 was due primarily to a decrease in interest earned on the Company's diminishing portfolio of contracts receivable, partially offset by an increase in interest earned on higher cash balances. The decrease in fiscal 1997 was due to a decrease in interest earned on the contracts receivable, and a decrease in interest earned on lower cash balances. Also included in interest income is amortization of the allowance for interest discount and valuation allowance related to the contracts receivable, of which $293,000 was amortized during fiscal 1998, $379,000 was amortized in fiscal 1997, and $607,000 was amortized in fiscal 1996 (see "Liquidity and Capital Resources -- Contracts Receivable").

Interest expense decreased by $4.5 million for the year ended June 30, 1998, from the previous year, due primarily to the repayment of $14.7 million of outstanding debt during the year, which included the repayment of all outstanding borrowings under the Credit Agreement with Foothill and all outstanding mortgage notes. As of the date of this report, the Company's only outstanding debt was $34.8 million principal amount of PIK Notes. While the Company pays interest on the PIK Notes in the form of the issuance of additional PIK Notes, a significant portion of the Company's interest expense will represent non-cash interest. However, the principal amount of PIK Notes outstanding will increase at the rate of 12% per year, compounded semi-annually, which will increase interest expense in the future.

Interest expense decreased by $8.6 million for the year ended June 30, 1997, from the previous year, due primarily to a net $50.9 million reduction in the Company's outstanding debt resulting from the Restructuring, subsequent repayments under the Credit Agreement, and scheduled repayments of mortgage notes. In addition, the Company repurchased $7.4 million principal amount of Secured Notes in January 1996, and reduced mortgage notes by $2.5 million in the Fall of 1995 in connection with the abandonment of two operating campgrounds, which also contributed to the reduction in outstanding debt and the decrease in interest expense.

Interest expense for the year ended June 30, 1998, includes amortization of the deferred gain related to the PIK Notes, which reduced interest expense by $30,000. Interest expense for the year ended June 30, 1997 includes (i) amortization of debt issue costs incurred in connection with obtaining the Credit Agreement in July 1996, which increased interest expense by $1.8 million, and (ii) amortization of the deferred gain related to the PIK Notes, which reduced interest expense by $39,000. The remaining unamortized balance of the debt issue costs and a portion of the deferred gain were eliminated in connection with the amendment of the Credit Agreement and repurchase of PIK Notes at the end of fiscal 1997. Interest expense for fiscal 1996 includes amortization of the discount on the Secured Notes, which increased interest expense by $4.2 million. The discount on the Secured Notes was recorded to reduce the carrying value of the Secured Notes to their estimated fair value on the date of issuance. On July 17, 1996, the unamortized balance of this discount was eliminated in connection with the retirement of the Secured Notes in the Restructuring.

GAINS ON ASSET SALES. During the years ended June 30, 1998, 1997, and 1996, the Company sold certain of its real estate assets and recognized related gains of $5.3 million, $2.9 million, and $4.0 million, respectively. The differences between years were due to the timing of asset sales. During this three-year period, the Company sold the timeshare operations at the resorts, the country club and golf operations at one resort, and various other properties at the resorts. In addition, the Company sold or otherwise disposed of several campgrounds and sold unused buildings and trailers and excess acreage associated with certain campgrounds. Over the next several years, the Company intends to dispose of the remaining assets it owns at the resorts, any campgrounds that are closed as the Company downsizes, and other undeveloped, excess acreage associated with the campgrounds. The sale of campgrounds requires addressing the rights of members associated with such campgrounds. The impact of these rights is uncertain and could adversely affect the availability or timing of sale opportunities or the ability of the Company to realize recoveries from asset sales. In addition, although the Company has successfully sold assets during the past three years, no assurance exists that the Company will be able to locate a buyer for any of the remaining assets or that sales on acceptable terms can be effected.

NONRECURRING INCOME. Nonrecurring income was $3.8 million, $2.7 million, and $5.9 million for the years ended June 30, 1998, 1997, and 1996, respectively. Nonrecurring income for fiscal 1998 consists of $1.0 million from a reduction in the allowance for doubtful accounts related to the contracts receivable, $858,000 from a reduction in certain insurance reserves, $1.3 million from the refund of insurance deposits made in prior years, and a $588,000 gain on insurance settlements for flood and fire damage at certain campgrounds. Nonrecurring income for fiscal 1997 consists of $1.2 million from a reduction in the allowance for doubtful accounts related to the contracts receivable and $1.5 million from a reduction in certain insurance reserves. Nonrecurring income for fiscal 1996 consists of $5.1 million from a reduction in the allowance for doubtful accounts related to the contracts receivable and $799,000 from the reversal of a contingent liability.

NONRECURRING EXPENSES. Nonrecurring expenses were $132,000 and $2.3 million for the years ended June 30, 1997 and 1996, respectively. Nonrecurring expenses for fiscal 1997 consist of a $1.3 million loss resulting from expensing unamortized debt issue costs upon significantly modifying the Credit Agreement in May 1997, reduced by a $1.2 million gain resulting from repurchasing PIK Notes at a discount (see "Liquidity and Capital Resources-Borrowings"). Nonrecurring expenses for fiscal 1996 consist of a $1.0 million charge to record a provision for certain uncollectible membership dues receivable and a $1.3 million charge to accrue a one-time bonus for the Company's Chief Executive Officer that was due under his employment agreement (see Note 8 to the accompanying consolidated financial statements included in Item 8).

RESTRUCTURING COSTS. In fiscal 1997, the Company incurred $1.1 million of costs in connection with the consummation of the Restructuring. The Company also incurred $3.1 million of costs in connection with obtaining the Credit Agreement with Foothill, which were capitalized as debt issue costs. In May 1997, the unamortized balance of these debt issue costs of $1.3 million was charged to expense upon amendment of the Credit Agreement (see "Liquidity and Capital Resources-Borrowings").

During the year ended June 30, 1996, the Company incurred $1.1 million of restructuring costs related to its efforts to restructure the Secured Notes.

INCOME TAXES. The Company's current provision for income taxes was $837,000, $370,000, and $41,000 for the years ended June 30, 1998, 1997, and 1996, respectively. The provisions for fiscal 1998 and 1997 include amounts for federal alternative minimum taxes, as well as amounts for state income taxes payable in the various states where the Company conducts its operations. The provision for fiscal 1996 relates primarily to state income taxes. With the exception of the alternative minimum tax amounts, the Company does not have federal income taxes payable on a consolidated basis due to its net operating tax loss carryforwards, which are estimated to total $26.9 million at June 30, 1998, and expire in years 2009 through 2011.

The tax provision for the year ended June 30, 1998, also includes a $10.0 million deferred income tax benefit resulting from a reduction in the valuation allowance for the Company's net deferred tax assets (see Note 7 to the consolidated financial statements included in Item 8). The adjustment will have no effect on current or future income tax payments, but will result in higher future tax provisions in the periods the related deferred tax assets are realized.

EXTRAORDINARY ITEM. The $1.4 million extraordinary gain in fiscal 1996 resulted from a repurchase of Secured Notes in January 1996.

INFLATION. During the past three fiscal years, the Company's results have not been affected materially by inflation. However, should the rate of inflation increase in the future, the Company's expenses are likely to increase at a greater rate than it can increase the annual dues paid by the campground members because the Company cannot increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 35% of the members have requested that their dues be frozen because of their age or disability (see "Campground Operations - Dues").

IMPACT OF YEAR 2000. Based on recent assessments, the Company has determined that it must modify certain software so that its computer systems will function properly with respect to dates in the year 2000 and thereafter. The Company presently believes that by modifying existing software, the Company's computer systems will not experience material operational problems as a result of the year 2000 issue. However, if such modifications are not made, or are not timely completed, the year 2000 issue could have a material adverse impact on the operations of the Company. The most significant disruption would impact member billings and collections and campground reservations. In addition, although the Company does not have any significant suppliers whose timely compliance would impact the Company, the Company utilizes a number of financial institutions that are highly dependent upon the proper function of their computer systems. The Company's depository and treasury functions could be disrupted if these financial institutions do not become year 2000 compliant within the required timeframe.

The Company will primarily utilize internal resources to modify existing software to address the year 2000 issue. The Company anticipates completing the year 2000 project by December 31, 1998, which, if timely completed, will avoid any material impact on its operating systems. The Company currently estimates that it will cost approximately $100,000 to make the necessary modifications to its software, which will not significantly impact the Company's financial position, operations, or cash flows. The Company does not presently have a formal contingency plan because it believes the necessary modifications will be completed in the required timeframe. However, should it become evident that the year 2000 modifications will not be completed on a timely basis, the Company will explore alternatives to employ until such time as the year 2000 modifications are completed.

The costs of the project and the date on which the Company believes it will complete the year 2000 modifications are based on management's best estimates which were derived utilizing numerous assumptions of future events. However, there can be no assurance that these estimates and timetable will be achieved, and actual results could differ materially from those anticipated.

ITEM 7A. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

A derivative financial instrument includes futures, forwards, interest rate swaps, option contracts and other financial instruments with similar characteristics. The Company currently does not have any derivative financial instruments. However, the Company does have other financial instruments which contain market risk. Management believes that the market risk associated with the Company's financial instruments as of June 30, 1998, is not significant.

The information required by Item 305 of S-K is contained in Item 7 - "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the headings "Market Risk" and "Interest Rate Sensitivity."

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA


                     Consolidated Financial Statements Index




                                                                                                     Page
                                                                                                     ----
Report of Independent Public Accountants..............................................................45

Consolidated Balance Sheets -- June 30, 1998 and 1997 ................................................46

Consolidated Statements of Operations for the years ended
   June 30, 1998, 1997 and 1996.......................................................................47

Consolidated Statements of Stockholders' Equity (Deficit)
   for the years ended June 30, 1998, 1997 and 1996...................................................48

Consolidated Statements of Cash Flows for the years ended
   June 30, 1998, 1997 and 1996.......................................................................49

Notes to Consolidated Financial Statements............................................................51

Financial Statement Schedule:

         Schedule II -- Valuation and Qualifying Accounts.............................................85

All other schedules are omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Board of Directors of
Thousand Trails, Inc. and Subsidiaries:

We have audited the accompanying consolidated balance sheets of Thousand Trails, Inc. and subsidiaries (the "Company") as of June 30, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended June 30, 1998. These financial statements and the schedule referred to below are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Thousand Trails, Inc. and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998, in conformity with generally accepted accounting principles.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule II is presented for purposes of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


s/ Arthur Andersen LLP

Dallas, Texas
September 4, 1998

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (Dollars in thousands)

                                                                              June 30,
                                                                     -------------------------
                            ASSETS                                      1998           1997
                                                                     ----------     ----------
CURRENT ASSETS
  Cash and cash equivalents                                          $   13,631     $    1,343
  Current portion of receivables, net of allowances and
    discount of $1.1 million in 1998 and $1.7 million in 1997             2,440          3,134
  Current portion of deferred membership selling expenses                  538            478
  Current portion of net deferred tax assets                             2,954
  Other current assets                                                   1,890          4,078
                                                                     ----------     ----------
       Total Current Assets                                              21,453          9,033
  Restricted cash                                                         1,171          1,407
  Receivables, net of allowances and discount of $1.6 million
    in 1998 and $3.3 million in 1997                                      1,741          4,383
  Campground and resort land                                            13,338         13,701
  Buildings and equipment, net of accumulated depreciation of
    $15.0 million in 1998 and $12.8 million in 1997                      21,879         23,211
  Land held for sale                                                     3,866          7,382
  Deferred membership selling expenses                                   1,087            913
  Net deferred tax assets                                                7,046
  Other assets                                                           2,681          3,272
                                                                     ----------     ----------
       Total Assets                                                  $   74,262     $   63,302
                                                                     ==========     ==========
            LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
 Accounts payable                                                    $    2,037     $    1,864
 Accrued interest                                                         1,805          1,693
 Other accrued liabilities                                                6,410          7,485
 Current portion of long term debt                                                       5,864
 Accrued construction costs                                               2,845          2,809
 Current portion of deferred revenue                                     18,851         19,455
                                                                     ----------     ----------
       Total Current Liabilities                                         31,948         39,170
 Long term debt                                                          32,973         38,230
 Deferred revenue                                                         4,588          4,158
 Other liabilities                                                        1,999          3,912
                                                                     ----------     ----------
       Total Liabilities                                                 71,508         85,470
                                                                     ----------     ----------
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY (DEFICIT)
 Preferred stock, $.01 par value, 1,500,000 shares
   authorized, none issued and outstanding
 Common Stock, $.01 par value, 15,000,000 shares authorized,
   7,437,083 and 7,383,276 shares issued and outstanding in
   1998 and 1997                                                             74             74
 Additional paid-in capital                                              20,551         20,502
 Accumulated deficit subsequent to December 31, 1991, date
   of emergence from bankruptcy                                         (17,734)       (42,613)
 Cumulative foreign currency translation adjustment                        (137)          (131)
                                                                     ----------     ----------
       Total Stockholders' Equity (Deficit)                               2,754        (22,168)
                                                                     ----------     ----------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                 $   74,262     $   63,302
                                                                     ==========     ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
           (Dollars and shares in thousands, except per share amounts)

                                                              For the years ended June 30,
                                                        ----------------------------------------
                                                           1998            1997           1996
                                                        ----------     ----------     ----------
REVENUES                                                                              (Restated)
   Membership dues                                      $   37,330     $   39,945     $   39,924
   Other campground/resort revenue                          16,475         17,906         22,288
   Membership and resort interest sales                      3,894          3,477          3,013
   RPI membership fees                                       4,035          4,086          4,579
   Interest income                                           2,635          3,726          6,756
   Gain on asset sales                                       5,287          2,892          4,038
   Nonrecurring income                                       3,770          2,708          5,945
   Other income                                              3,083          3,673          4,479
                                                        ----------     ----------     ----------
Total Revenues                                              76,509         78,413         91,022
                                                        ----------     ----------     ----------
EXPENSES
   Campground/resort operating expenses                     39,152         42,860         50,308
   Selling expenses                                          3,098          3,074          4,020
   Marketing expenses                                        1,700          1,383          1,294
   RPI membership expenses                                   2,132          1,978          2,237
   Corporate member services                                 1,472          1,532          1,843
   Interest expense and amortization                         4,599          9,084         17,693
   General and administrative expenses                       8,640         10,100         10,473
   Nonrecurring expenses                                                      132          2,270
   Restructuring costs                                                      1,101          1,124
                                                        ----------     ----------     ----------
Total Expenses                                              60,793         71,244         91,262
                                                        ----------     ----------     ----------

INCOME (LOSS) BEFORE TAXES AND EXTRAORDINARY ITEM           15,716          7,169           (240)
INCOME TAXES
   Income tax provision - current                             (837)          (370)           (41)
   Income tax benefit - deferred                            10,000
                                                        ----------     ----------     ----------
                                                             9,163           (370)           (41)

NET INCOME (LOSS) BEFORE EXTRAORDINARY ITEM                 24,879          6,799           (281)
   Extraordinary gain on debt repurchases                                                  1,390
                                                        ----------     ----------     ----------
NET INCOME                                              $   24,879     $    6,799     $    1,109
                                                        ==========     ==========     ==========

BASIC NET INCOME (LOSS) PER SHARE:
   INCOME (LOSS) BEFORE EXTRAORDINARY ITEM              $     3.36     $      .94     $     (.08)
   EXTRAORDINARY ITEM                                                                        .38
                                                        ----------     ----------     ----------
NET INCOME PER SHARE - BASIC                            $     3.36     $      .94     $      .30
                                                        ==========     ==========     ==========
DILUTED NET INCOME PER SHARE:
   INCOME (LOSS) BEFORE EXTRAORDINARY ITEM              $     2.96     $      .88     $     (.08)
   EXTRAORDINARY ITEM                                                                        .38
                                                        ----------     ----------     ----------
NET INCOME PER SHARE - DILUTED                          $     2.96     $      .88     $      .30
                                                        ==========     ==========     ==========
SHARES USED TO CALCULATE NET INCOME PER SHARE:
   BASIC                                                     7,407          7,223          3,703
                                                        ==========     ==========     ==========
   DILUTED                                                   8,398          7,704          3,721
                                                        ==========     ==========     ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
                             (Dollars in thousands)



                                           Common Stock                                        Cumulative
                                     ------------------------                                    Foreign
                                                                  Additional                    Currency
                                     Number of                      Paid-In     Accumulated    Translation
                                      Shares         Amount         Capital       Deficit       Adjustment        Total
                                     ---------     ----------     ----------    -----------     ----------     ----------
Balance, June 30, 1995
   (restated)                        3,702,726     $       37     $   17,549    $  (50,521)    $     (119)    $  (33,054)

Foreign currency translation
   adjustment                                                                                          (7)            (7)
Net income (restated)                                                                1,109                         1,109
                                     ---------     ----------     ----------    ----------     ----------     ----------
Balance, June 30, 1996
   (restated)                        3,702,726             37         17,549       (49,412)          (126)       (31,952)

Issuance of common shares in
   Restructuring                     3,680,550             37          2,953                                       2,990
Foreign currency translation
   adjustment                                                                                          (5)            (5)
Net income                                                                           6,799                         6,799
                                     ---------     ----------     ----------    ----------     ----------     ----------
Balance, June 30, 1997               7,383,276             74         20,502       (42,613)          (131)       (22,168)
Issuance of common shares
   from exercises of options
   and warrants                         53,807                            49                                          49

Foreign currency translation
   adjustment                                                                                          (6)            (6)
Net income                                                                          24,879                        24,879
                                     ---------     ----------     ----------    ----------     ----------     ----------
Balance, June 30, 1998               7,437,083     $       74     $   20,551    $  (17,734)    $     (137)    $    2,754
                                     =========     ==========     ==========    ==========     ==========     ==========

                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)



                                                              For the years ended June 30,
                                                        ----------------------------------------
                                                           1998           1997           1996
                                                        ----------     ----------     ----------
CASH FLOWS FROM OPERATING
ACTIVITIES:
   Collections of principal on receivables              $    5,760     $    7,978     $   12,251
   Interest received                                         2,371          3,407          6,202
   Interest paid                                              (822)        (8,107)       (14,545)
   General and administrative, corporate member
     services and restructuring costs                      (10,123)       (14,061)       (13,827)
   Cash collected from operations, including
     deferred revenue                                       62,353         65,894         73,220
   Cash from sales of memberships and resort
     interests at the point of sale                          3,703          3,705          3,789
   Expenditures for property operations                    (37,908)       (40,872)       (49,627)
   Expenditures for sales and marketing                     (4,742)        (4,472)        (5,370)
   Expenditures for insurance premiums                        (772)        (1,706)        (5,176)
   Payment of income taxes                                    (700)          (370)           (41)
   Reduction (establishment) of letter of credit                            1,500         (1,500)
   Other, net                                                  236           (345)           221
                                                        ----------     ----------     ----------
Net cash provided by operating activities                   19,356         12,551          5,597
                                                        ----------     ----------     ----------
CASH FLOWS FROM INVESTING
ACTIVITIES:
   Capital and HUD-related expenditures                     (2,085)        (1,046)        (1,022)
   Proceeds from asset sales                                 8,550          4,663          7,239
   Proceeds from insurance settlements                       1,119
   Issuance of Common Stock                                     49
                                                        ----------     ----------     ----------
Net cash provided by investing activities                    7,633          3,617          6,217
                                                        ----------     ----------     ----------
CASH FLOWS FROM FINANCING
ACTIVITIES:
   Net repayments under Credit Agreement                   (14,097)       (30,543)
   Repayments of notes and mortgages                          (604)          (384)        (1,133)
   Borrowings under Credit Agreement                                       44,640
   Retirement of Secured Notes                                            (50,169)
   Payment of debt issue costs                                             (3,132)
   Repurchase of long term debt                                           (12,640)        (5,275)
   Mandatory redemption of Secured Notes                                                 (18,599)
                                                        ----------     ----------     ----------
Net cash used in financing activities                      (14,701)       (52,228)       (25,007)
                                                        ----------     ----------     ----------
INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                          12,288        (36,060)       (13,193)

CASH AND CASH EQUIVALENTS:
   Beginning of year                                         1,343         37,403         50,596
                                                        ----------     ----------     ----------
   End of year                                          $   13,631     $    1,343     $   37,403
                                                        ==========     ==========     ==========


                                   (continued)

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Dollars in thousands)

                                   (continued)




                                                                 For the years ended June 30,
                                                           ----------------------------------------
                                                              1998           1997           1996
                                                           ----------     ----------     ----------
                                                                                         (Restated)
RECONCILIATION OF NET INCOME TO NET CASH PROVIDED
 BY OPERATING ACTIVITIES:
Net income                                                 $   24,879     $    6,799     $    1,109
                                                           ----------     ----------     ----------
ADJUSTMENTS TO RECONCILE NET INCOME TO NET CASH
 PROVIDED BY OPERATING ACTIVITIES-
Depreciation                                                    2,538          3,195          2,866
Amortization of interest yield, collection costs and
 valuation allowance                                             (523)          (693)        (1,120)
Amortization of PIK Note deferred gain                            (30)           (39)
Amortization of debt issue costs, debt discount and
 consent fees                                                                  1,809          4,565
Gain on asset sales                                            (5,287)        (2,892)        (4,038)
Net deferral of sales revenues                                    640            465            974
Net deferral of selling expenses                                 (234)          (147)          (246)
Reduction of bad debt allowances, net                          (1,000)        (1,232)        (4,146)
Reduction of insurance reserves                                  (858)          (611)          (799)
Increase in insurance deposits                                                  (865)
Gain on insurance settlements                                    (588)
Reduction of deferred tax valuation allowance                 (10,000)
Net loss (gain) on debt restructurings                                           132         (1,390)
CEO bonus accrual (payment)                                                   (1,270)         1,270
Decrease (increase) in restricted cash                            236          1,505         (1,283)
Decrease in receivables                                         4,773          7,592         11,721
Decrease (increase) in other assets                             2,843            767           (747)
Increase (decrease) in other liabilities                        1,300         (2,077)        (3,354)
Other, net                                                        667            113            215
                                                           ----------     ----------     ----------
Total adjustments                                              (5,523)         5,752          4,488
                                                           ----------     ----------     ----------
NET CASH PROVIDED BY OPERATING ACTIVITIES                  $   19,356     $   12,551     $    5,597
                                                           ==========     ==========     ==========



                 The accompanying notes are an integral part of
                    these consolidated financial statements.

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- BASIS OF FINANCIAL STATEMENT PRESENTATION

Thousand Trails, Inc., a Delaware corporation ("Thousand Trails"), is the successor by merger to USTrails Inc., a Nevada corporation ("USTrails"). Thousand Trails and its subsidiaries (the "Company") own and operate a system of 53 membership-based campgrounds located in 17 states and British Columbia, Canada. In addition, the Company provides a reciprocal use program for members of approximately 325 recreational facilities and manages 130 public campgrounds for the US Forest Service. Prior to November 21, 1996, the Company also managed timeshare facilities at eight resorts located in seven states (see Note 4). At the present time, the Company's only activity at these resorts consists of the retail sale of approximately 100 lots. The campground business provided 99% of the Company's operating revenues in fiscal 1998, while the resort business provided the remaining 1%. Operating revenues consist primarily of membership dues received from campground members, fee revenue from members of the reciprocal use program, and management fees, guest fees and other fees and revenues received from the campground and resort operations.

The accompanying consolidated financial statements include the accounts of Thousand Trails, Inc. and the following wholly owned subsidiaries: National American Corporation and its subsidiaries ("NACO"), Resort Parks International, Inc. ("RPI"), Thousand Trails (Canada), Inc., UST Wilderness Management Corporation ("Wilderness Management"), Coast Financial Services, Inc. ("Coast"), and until July 16, 1996, Thousand Trails, Inc., a Washington corporation, and its subsidiaries ("Trails"). The Company acquired 100% of the capital stock of NACO and 69% of the capital stock of Trails on June 30, 1991. The Company subsequently increased its ownership in Trails to 100% through a tender offer and merger and, on July 16, 1996, Trails was merged into the Company. The acquisitions of NACO and Trails were accounted for as a purchase with the purchase price being allocated to the assets acquired and liabilities assumed based on their estimated fair value on the date of acquisition. RPI was a wholly owned subsidiary of NACO until September 10, 1992, when it became a direct subsidiary of the Company. Wilderness Management commenced operations in January 1994 and Coast commenced operations in March 1997.

The Company emerged from proceedings under Chapter 11 of the Bankruptcy Code on December 31, 1991, pursuant to a confirmed plan of reorganization. Due to the Company's emergence from bankruptcy, "fresh start reporting," as required by AICPA Statement of Position ("SOP") 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," was reflected as of December 31, 1991 in the Company's consolidated financial statements. Under fresh start reporting, a new reporting entity was created and assets and liabilities were restated to reflect their reorganization value which approximated fair value at the date of reorganization.

All significant intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements as of and for the years ended June 30, 1998, 1997 and 1996.

The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

New Accounting Pronouncements
-----------------------------
In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share", which established new standards for computing and presenting earnings per share. The standard was adopted by the Company in the second quarter of fiscal 1998, in accordance with the statement provisions (see Note 2).

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 will require the Company to classify items of other comprehensive income by their nature in its financial statements and to display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of its consolidated balance sheet. Comprehensive income is meant to include all changes in equity during a period except those resulting from investments by owners and distributions to owners, and will include certain items that are now reported directly through equity as well as net income reported on the income statement. SFAS No. 130 is effective for the Company commencing with the first quarter of fiscal 1999. The Company currently has minimal items of other comprehensive income, and does not anticipate a material impact from the adoption of this statement.

In June 1997, the FASB also issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information," which establishes standards for the way that public companies report information about operating segments and related disclosures in annual and interim financial statements. This statement is effective for the Company commencing at the end of fiscal 1999. The Company does not anticipate a material impact from the adoption of this statement.

In February 1998, the FASB issued SFAS No. 132, "Employers' Disclosures About Pensions and Other Postretirement Benefits," which revises employers' disclosures about pension and other postretirement benefit plans. This statement is effective for the Company beginning in fiscal 1999. The Company does not anticipate a material impact from the adoption of this statement.

Restatement
-----------
In the first quarter of fiscal 1998, the Staff of the Securities and Exchange Commission (the "SEC") informed the Company that the SEC will now require the Company, commencing with fiscal 1997, to recognize revenue from the sale of campground memberships that do not convey a deeded interest in real estate on a straight-line basis over the expected life of the memberships sold. The Staff of the SEC has indicated that it will require all membership-based campground registrants selling similar memberships to change to this method of accounting.

The Company's campground memberships provide the member with access to an established network of membership-based campgrounds in return for an initial upfront membership fee (which in certain instances may be financed) and annual dues. The member's right to use the Company's campgrounds generally continues as long as the annual dues are paid. Since inception, the Company has recognized revenue from initial membership fees at the time of sale, while recognizing revenue from the annual dues ratably over the year of provided service. Under the new accounting method, revenue from initial membership fees is deferred and recognized on a straight-line basis over the expected life of the memberships sold.

This new accounting method differs from the revenue recognition method historically used by the Company for over 20 years. Accordingly, to show comparable results for the periods presented, the accompanying consolidated statement of operations for the year ended June 30, 1996, has been restated from that originally reported to reflect this change in accounting method. The deferral of historical sales revenues and expenses resulting from this change in accounting method had no impact on the Company's liquidity or cash flows.

The following table provides selected summarized information illustrating the effect of the restatement on the Company's consolidated results of operations for the year ended June 30, 1996 (dollars in thousands):

                                                           June 30, 1996
                                                      -------------------------
                                                                         As
                                                          As         Originally
                                                       Restated       Reported
                                                      ----------     ----------
RESULTS OF OPERATIONS:

   Membership and resort interest sales               $    3,013     $    3,987
   Total revenues                                         91,022         91,996
   Income (loss) before extraordinary item                  (281)           447
   Net income                                              1,109          1,837
   Net income per share - basic                              .30            .50

Reclassifications
-----------------
Certain prior year amounts have been reclassified to conform with the current year presentation.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition
-------------------
The Company sells campground memberships pursuant to membership contracts that give purchasers the right to use one or more of the Company's campgrounds, but do not convey a deeded interest in the campgrounds. Until 1990, the Company also sold campground memberships that gave purchasers an undivided fractional interest in one of six campgrounds. A membership requires the payment of an upfront membership fee and permits the member's family to use one or more of the Company's campgrounds for an initial period, subject to renewal each year upon payment of annual dues.

Resort interest sales have historically included interval ownerships ("timeshares") that gave purchasers exclusive use of fully furnished vacation homes in weekly intervals and fee simple ownership of lots located at the resorts. Resort interest sales are currently limited to sales of lots as the timeshare operations and timeshare inventory were sold in November 1996 (see Note 4).

The Company has offered financing on certain campground memberships for a period of up to 36 months with a down payment of at least 25% of the sales price, and has offered financing on the sale of resort interests for periods up to five years with a down payment of at least 10% of the sales price. However, during the periods presented, the majority of the Company's campground membership and resort interest sales were not financed beyond a one year period.

Sales revenue from the sale of resort interests and campground memberships that convey a deeded interest in real estate is recognized upon execution of a sales contract and receipt of a down payment of at least 10% of the sales price. Historically, sales revenue from the sale of campground memberships that do not convey a deeded interest in real estate was recognized in the same manner. However, as discussed above, the Staff of the SEC has required the Company to change its accounting method to recognize sales revenue from the sale of campground memberships that do not convey a deeded interest in real estate on a straight-line basis over the expected life of the memberships sold. In addition, costs directly related to the sale of such campground memberships are deferred and recognized as selling expenses on a straight-line basis over the expected life of the memberships sold.

The annual dues paid by the campground members are used to fund the Company's operating expenses, including corporate expenses and the maintenance and operation of the campgrounds. The membership contracts generally permit the Company to increase annually the amount of each member's dues by either (i) the percentage increase in the consumer price index ("CPI") or (ii) the greater of 10% or the percentage increase in the CPI. The Company, however, may not increase the dues on existing contracts of senior citizens and disabled members who notify the Company of their age or disability and request that their dues be frozen. At the present time, approximately 35% of the members have requested that their dues be frozen because of their age or disability. The Company estimates that approximately 50% of the campground members are senior citizens eligible to request that their dues be frozen. The Company is unable to estimate when or if a significant number of these members will request that their dues be frozen in the future. Annual dues are recognized as revenue ratably over 12 months as services are provided, and are recorded net of an allowance to provide for uncollectible amounts. Dues paid in advance are deferred as unearned revenue.

Cash and Cash Equivalents
-------------------------
The Company considers demand accounts and short-term investments with maturities of nine months or less when purchased to be cash equivalents.

Restricted Cash
---------------
Restricted cash generally consists of deposits to collateralize performance bonds and letters of credit in the ordinary course of business.

Receivables
-----------
Prior to June 30, 1991, the Company purchased contracts receivable from NACO, Trails and SoPac Resort Properties, Inc. ("SoPac"), a former affiliate (the "Selling Companies"). The

Company recorded the contracts receivable at the Selling Company's carrying value. In connection with the Company's acquisition of NACO and Trails and its emergence from bankruptcy in 1991, the Company recorded the contracts receivable at their fair value. As a result, the contracts then owned by NACO and Trails were recorded net of an allowance for interest discount to increase the weighted average yield on the contracts to 14.75%, the current market yield at the time of the acquisition. The allowance for interest discount is being amortized using the effective interest method over the respective terms of the contracts. In addition, the Company recorded an allowance for future costs associated with the collection of the contracts receivable portfolio. This allowance is being amortized as a reduction of general and administrative expense based on cash collected on the related portfolio. The Company has also recorded a valuation allowance in connection with purchases of contracts receivable from third parties, to record the contracts receivable at the purchase price. The valuation allowance is being amortized over the respective terms of the contracts as an increase to interest income.

Interest income is recognized on purchased contracts receivable based upon the effective yield at which they were purchased and on other contacts receivable at their stated rates based on the outstanding principal balances.

Allowance for Doubtful Accounts
-------------------------------
The Company provides an allowance for future cancellations of contracts receivable. The allowance is based on management's estimate of future contract cancellations considering the Company's historical cancellation rates as well as other factors deemed relevant to the analysis. The allowance is reviewed on a periodic basis with changes in management's estimates recognized in the period known. The Company presently believes that the allowance for doubtful accounts is adequate. However, if cancellations occur at a different rate than is presently anticipated, it may be necessary for the Company to revise its estimates and increase or decrease the allowance, which would affect the Company's operating results and financial condition.

Campground Land and Lot Inventory
---------------------------------
Campground land and lot inventory are recorded at the lower of cost or estimated net realizable value. While the Company sold campground memberships that conveyed an undivided interest in the campground property, the related campground property was charged to cost of sales based on the total number of memberships available for sale at the campground.

Buildings, Equipment and Depreciation
-------------------------------------
Buildings and equipment are recorded at cost. The costs of betterments and improvements which extend the useful life of the asset are capitalized whereas the costs of maintenance and repairs which do not extend the useful life of the asset are expensed in the period incurred. Depreciation is recorded using the straight-line method over the estimated useful lives of the assets which range from three to thirty years.

Consent Fees
------------
In fiscal 1994, to obtain an amendment of the Indenture for the 12% Secured Notes Due 1998 (the "Secured Notes"), the Company paid aggregate cash consent fees which were capitalized and, through fiscal 1996, were amortized on the effective interest method over the remaining term of the Secured Notes. The remaining unamortized balance of the consent fees was eliminated when the Secured Notes were retired in a restructuring (the "Restructuring") that was completed on July 17, 1996 (see Note 6).

Income Taxes
------------
The Company recognizes certain revenues and expenses in periods which differ for tax and financial reporting purposes.

Net Income Per Share
--------------------
SFAS No. 128 replaced the calculation of primary and fully diluted net income per share with basic and diluted net income per share. Unlike primary net income per share, basic net income per share excludes any dilutive effects of common stock equivalents. Diluted earnings per share is similar to the previously reported fully diluted earnings per share and is computed by dividing net income by the weighted average number of common and common equivalent shares outstanding, as determined by the treasury stock method. Net income per share amounts for all periods have been restated and presented to conform to the SFAS No. 128 requirements.

Foreign Currency Translation Adjustments
----------------------------------------
The Company translates the balance sheet of its Canadian subsidiary into US dollars at exchange rates in effect as of the balance sheet date. Profit and loss accounts are translated monthly at exchange rates in effect at that time.

NOTE 3 -- RECEIVABLES

CONTRACTS RECEIVABLE

The components of contracts receivable as of June 30, 1998 and 1997, are summarized as follows (dollars in thousands):

                                                           June 30,
                                                 -------------------------
                                                    1998           1997
                                                 ----------     ----------
Contracts receivable --
   Memberships/undivided interests               $    6,425     $   11,293
   Timeshares and lots                                  401          1,069
                                                 ----------     ----------
                                                      6,826         12,362
Allowance for doubtful accounts                      (2,136)        (3,855)
Allowance for interest discount                        (234)          (455)
Allowance for collection costs                         (234)          (464)
Valuation allowance                                     (78)          (150)
                                                 ----------     ----------
                                                      4,144          7,438
Interest receivable                                      37             79
                                                 ----------     ----------
                                                 $    4,181     $    7,517
                                                 ==========     ==========

Contracts Receivable
--------------------
Contracts receivable bear interest at rates which range generally from 9.5% to 16%, with a weighted average stated rate of 13% at June 30, 1998 and 1997. The obligor's weighted average equity in the contracts receivable at June 30, 1998 and 1997, was 75% and 70%, respectively. As of June 30, 1998, 97% of the campground members and 99% of the purchasers of resort interests had paid for their membership or resort interest in full.

The Company has no obligation to refund moneys received or to provide further services to purchasers in the event a contract is canceled for the purchaser's nonperformance of contractual obligations. Contracts receivable related to undivided interests, lot sales and timeshare interests are secured by deeds of trust on the related real estate. The Company does not require campground members to provide collateral or other security for related contracts receivable.

Allowance for Doubtful Accounts
-------------------------------
In fiscal 1998, 1997 and 1996, the Company reduced the allowance for doubtful accounts on the contracts receivable by $1.0 million, $1.2 million and $5.1 million, respectively. These amounts are included in nonrecurring income in the accompanying consolidated statements of operations. These adjustments were made because the Company experienced lower contract losses than anticipated in these years.

The allowance for doubtful accounts is an estimate of the contracts receivable that will cancel in the future and is determined based on historical cancellation rates and other factors deemed relevant to the analysis. The Company does not presently anticipate any further adjustments to the allowance for doubtful accounts on the contracts receivable. However, the allowance and the rate at which the Company provides for future losses on its contracts receivable could be increased or decreased in the future based on the Company's actual collection experience.

Allowance for Interest Discount
-------------------------------
The allowance for interest discount had a remaining balance of $234,000 and $455,000 at June 30, 1998 and 1997, respectively. Amortization of the allowance for interest discount totaled $221,000, $267,000 and $357,000 for the years ended June 30, 1998, 1997 and 1996, respectively, which increased interest income.

Allowance for Collection Costs
------------------------------
The allowance for collection costs had a remaining balance of $234,000 and $464,000 at June 30, 1998 and 1997, respectively. Amortization of the allowance for collection costs totaled $230,000, $314,000 and $513,000 for the years ended June 30, 1998, 1997 and 1996, respectively, which decreased general and administrative expense.

Valuation Allowance
-------------------
The valuation allowance had a balance of $78,000 and $150,000 at June 30, 1998 and 1997, respectively. Amortization of the valuation allowance totaled $72,000, $112,000 and $250,000 for the years ended June 30, 1998, 1997 and 1996, respectively, which increased interest income.

At June 30, 1998, scheduled future receipts on contracts receivable are as follows (dollars in thousands):

                      Memberships
                     and Undivided     Timeshares
                       Interests        and Lots          Total
                     -------------     ----------       --------
1999                   $   3,290        $   220         $  3,510
2000                       2,101            113            2,214
2001                         880             47              927
2002                         119             18              137
2003                          17              1               18
Thereafter                    18              2               20
                       ---------        -------         --------
   Total                  $6,425        $   401         $  6,826
                       =========        =======         ========


The Company operates 53 campgrounds located in 17 states and British Columbia, Canada. The largest volume of campground membership sales occurred at campgrounds located in California, and that is where the largest percentage of campground members reside (approximately 37%). As of June 30, 1998, the Company's contracts receivable from members who purchased memberships in the state of California totaled approximately $2.9 million.

MEMBERSHIP DUES RECEIVABLE

In fiscal 1996, the Company increased the allowance for uncollectible dues by $1.0 million, related to certain aged dues accounts that were determined uncollectible in fiscal 1996. This charge is included in nonrecurring expenses in the accompanying consolidated statement of operations.

NOTE 4 -- CAMPGROUND AND RESORT PROPERTIES

Campground properties consisted of the following as of June 30, 1998 and 1997 (dollars in thousands):



                                                       June 30,
                                              -------------------------
                                                 1998           1997
                                              ----------     ----------

Land held for sale                            $    2,790     $    6,211
Campground land at campgrounds where
  right-to-use memberships are sold               11,257         11,288
Campground land at campgrounds where
  undivided interests were sold                    2,071          2,071
Property and equipment                            36,507         35,826
Construction in progress                             319            172
Accumulated depreciation                         (14,953)       (12,804)
                                              ----------     ----------
                                              $   37,991     $   42,764
                                              ==========     ==========

The Company sells campground memberships that give members the right to use one or more of the Company's campgrounds but do not convey a deeded interest in the campgrounds.

Until 1990, the Company also sold campground memberships that gave members a deeded undivided interest in one of six campgrounds. At the six campgrounds where undivided interests were sold, the Company is not required to seek the consent of the campground members to sell or encumber the Company's interest in the campgrounds.

Resort properties consisted of the following as of June 30, 1998 and 1997 (dollars in thousands):



                                                               June 30,
                                                      -------------------------
                                                         1998           1997
                                                      ----------     ----------

Land held for sale                                    $    1,076     $    1,171
Lot inventory                                                 10            342
Property and equipment                                         7             23
Accumulated depreciation                                      (1)            (6)
                                                      ----------     ----------
                                                      $    1,092     $    1,530
                                                      ==========     ==========

The campground and resort properties are encumbered by certain borrowings as described in Note 6.

Over the past several years, the Company has been selling the assets it owns at the resorts. On November 21, 1996, the Company sold its timeshare management operations and timeshare inventory at the resorts. The sales price was $850,000, of which $50,000 was paid in cash at closing with the balance represented by an $800,000 promissory note which was completely repaid in June 1998. A deferred gain of $471,000 was recorded in connection with the sale and was being recognized on the installment method of accounting as payments on the note were received. The deferred gain was netted against the principal amount of the note, and the net amount was included in other current assets in the accompanying consolidated balance sheet as of June 30, 1997.

In June 1998, the Company sold certain amenities it owned at the resorts for $877,000 and was released of certain contingent liabilities associated with these amenities totaling $372,000. As a result of this sale and the recognition of the remaining deferred gain on the above-described note, the Company recognized a gain of $1.5 million.

NOTE 5 -- DEFERRED REVENUE AND DEFERRED SELLING EXPENSES

Deferred revenue was comprised of the following as of June 30, 1998 and 1997 (dollars in thousands):



                                                               June 30,
                                                      ------------------------
                                                         1998          1997
                                                      ----------    ----------
Deferred Revenue --
     Campground membership sales                      $    6,943    $    6,303
     Campground membership dues                           14,771        15,611
     Other                                                 1,725         1,699
                                                      ----------    ----------
                                                      $   23,439    $   23,613
                                                      ==========    ==========

Components of the change in deferred membership selling expenses and deferred membership sales revenue are as follows (dollars in thousands):



                                                                                     For the years ended June 30,
                                                                             ----------------------------------------
                                                                                1998           1997           1996
                                                                             ----------     ----------     ----------
                                                                                                           (Restated)
 Deferred Membership Selling Expenses, beginning of year                     $    1,391     $    1,244     $      998

 Deferred                                                                           794            505            481
 Recognized                                                                        (560)          (358)          (235)
                                                                             ----------     ----------     ----------
    Net change                                                                      234            147            246
                                                                             ----------     ----------     ----------
 Deferred Membership Selling Expenses,
    end of year                                                              $    1,625     $    1,391     $    1,244
                                                                             ==========     ==========     ==========

 Deferred Membership Sales Revenue,
    beginning of year                                                        $    6,303     $    5,838     $    4,864

 Deferred                                                                         3,100          2,131          2,116
 Recognized                                                                      (2,460)        (1,666)        (1,142)
                                                                             ----------     ----------     ----------
    Net change                                                                      640            465            974
                                                                             ----------     ----------     ----------
 Deferred Membership Sales Revenue,
    end of year                                                              $    6,943     $    6,303     $    5,838
                                                                             ==========     ==========     ==========

NOTE 6 -- LONG TERM DEBT

SECURED NOTES

At June 30, 1996, the Company had outstanding $101.5 million principal amount of Secured Notes, which were retired in full on July 17, 1996 (see "Secured Note Restructuring" below). The original principal amount of the Secured Notes was recorded net of a discount, to reduce the carrying value of the Secured Notes to their estimated fair value as of December 31, 1991, the fresh start reporting date. The discount resulted in an effective interest yield of 18% for the Secured Notes. During the year ended June 30, 1996, $4.2 million of this discount was amortized as additional interest expense. The remaining unamortized balance of this discount was eliminated when the Secured Notes were retired in the Restructuring.

The Secured Notes bore interest at 12% per annum, payable semi-annually on January 15th and July 15th of each year. The Company was required to redeem $18.6 million in principal amount of Secured Notes on each of July 15, 1995, 1996 and 1997, with the remaining unpaid principal due at maturity on July 15, 1998. The Secured Notes were secured by substantially all of the assets of the Company.

On July 15, 1995, the Company made the mandatory redemption of $18.6 million principal amount of Secured Notes. On January 31, 1996, the Company repurchased $7.4 million principal amount of Secured Notes from unrelated sellers for $5.3 million, including accrued interest. The Company recognized a gain of $1.4 million on this transaction, which is presented as an extraordinary item in the accompanying consolidated statement of operations. No taxes were provided as cancellation of debt income is not included in taxable income to the extent that the Company's liabilities exceeded the value of its assets immediately prior to the acquisition of the Secured Notes.

In fiscal 1996, the Company incurred $1.1 million of restructuring costs related to its efforts to restructure the Secured Notes.

SECURED NOTE RESTRUCTURING

On July 17, 1996, the Company consummated the Restructuring of the Secured Notes, whereby all of the $101,458,000 principal amount of Secured Notes outstanding were retired. In the Restructuring, the Company purchased $10,070,000 in aggregate principal amount of Secured Notes pursuant to a tender offer for $780 per $1,000 principal amount, and exchanged $81,790,000 in aggregate principal amount of Secured Notes pursuant to a private exchange offer for, in each case per $1,000 in principal amount: $400 in cash, $492 in principal amount of 12% Senior Subordinated Pay-In-Kind Notes Due 2003 ("PIK Notes") and 45 shares of Common Stock. The remaining $9,598,000 in aggregate principal amount of Secured Notes were redeemed at 100% of principal amount, plus accrued interest. In connection with the Restructuring, the Company entered into the Credit Agreement with Foothill.

The Restructuring was accounted for as a Troubled Debt Restructuring, whereby the restructured debt was recorded at the carrying value of the old debt and no gain or loss was recorded on the transaction. A deferred gain of $303,000 recorded in connection with the Restructuring is being amortized as a reduction of interest expense using the effective interest method over the term of the PIK Notes.

The Company incurred $1.1 million of costs in fiscal 1997 in connection with the consummation of the Restructuring.

CREDIT AGREEMENT WITH FOOTHILL

In connection with the Restructuring, the Company entered into the Credit Agreement with Foothill, under which Foothill made term loans to the Company totaling $13.0 million, and agreed to make revolving loans to the Company in the maximum amount of $25.0 million, provided that the aggregate borrowings under the Credit Agreement at any one time could not exceed $35.0 million. The Credit Agreement originally had a three-year term expiring on July 16, 1999. During fiscal 1997, the Company repaid substantially all of its initial borrowings under the Credit Agreement, which totaled $32.0 million.

On May 16, 1997, the Company and Foothill entered into an amendment to the Credit Agreement which significantly modified its original terms. The amendment reduced the maximum availability under the revolving portion of the Credit Agreement to $20.0 million, decreased the interest rate payable thereunder from prime plus 2 3/4% per annum to prime plus 1 1/2% per annum, and reduced or eliminated certain fees. The amendment also permitted the Company to borrow up to $12.8 million to repurchase PIK Notes and to pay the accrued interest on PIK Notes repurchased. The Company had incurred debt issue costs of $3.1 million related to obtaining the original Credit Agreement, which were capitalized and were being amortized as additional interest expense over the life of the loans. However, because of the substantial modifications made to the original Credit Agreement, the amendment of the Credit Agreement was accounted for as an extinguishment of debt and the remaining $1.3 million unamortized balance of the original debt issue costs was charged to expense.

The Company repaid all outstanding borrowings under the Credit Agreement in January 1998, and it had no outstanding borrowings under the Credit Agreement as of June 30, 1998, and as of the date of this report. However, the Company has entered into an amendment to the Credit Agreement which, when it becomes effective, will provide the Company the flexibility to borrow up to $5.0 million for working capital purposes and up to an additional $30.0 million to use for the possible purchase of securities. Under the amended Credit Agreement, the first $15.0 million of borrowings will bear interest at prime plus .25% per annum, borrowings over $15.0 million and up to $25.0 million will bear interest at prime plus .50% per annum, and borrowings over $25.0 million will bear interest at prime plus 1.5% per annum. All borrowings under the amended Credit Agreement will mature on July 17, 2002. However, if the Company has not repaid in full or otherwise retired all of the PIK Notes by July 15, 2000, all borrowings under the amended Credit Agreement in excess of $10.0 million will mature on July 15, 2000, and up to $10.0 million of borrowings under the amended Credit Agreement will be refinanced on such date and thereafter be available to the Company for working capital purposes only. This $10.0 million working capital facility will then become the Working Capital Replacement Facility defined in the Indenture for the PIK Notes and will be secured by substantially all of the assets of the Company as discussed below. The amendment to the Credit Agreement will become effective upon the satisfaction of customary conditions.

The Company's ability to borrow under the amended Credit Agreement for working capital and other purposes is subject to continued compliance by the Company with the financial covenants and other requirements of the amended Credit Agreement, including certain covenants respecting minimum earnings before interest, taxes, depreciation and amortization, and minimum tangible net worth. The amended Credit Agreement prohibits the Company from borrowing from other sources in significant amounts except for equipment purchases.

The Company has granted liens on substantially all of its assets to secure its obligations under the amended Credit Agreement. In addition, the Company's subsidiaries other than an immaterial utility subsidiary have guaranteed the Company's obligations under the amended Credit Agreement and, subject to certain limitations, have granted liens on substantially all of their assets to secure their guarantees.

PIK NOTES AND PIK NOTE REPURCHASES

In the Restructuring, the Company issued $40.2 million principal amount of PIK Notes which mature on July 15, 2003. The PIK Notes bear interest at (i) 17 1/2% per annum through January 15, 1998 (the "Initial Period"), and (ii) 12% per annum thereafter. Upon issuance, the holders of the PIK Notes were paid prepaid interest in the amount of $40.59 per $1,000 of principal amount (the "Prepaid Interest") representing the incremental 5 1/2% per annum of interest during the Initial Period. With the exception of the Prepaid Interest, interest on the PIK Notes is due semiannually on January 15th and July 15th and is payable in the form of additional PIK Notes until after July 15, 2000, unless all borrowings under the amended Credit Agreement are paid in full on or before such date. If all borrowings under the amended Credit Agreement are paid in full on or before July 15, 2000, the Company has the option to issue additional PIK Notes in lieu of cash interest through July 15, 2000. After July 15, 2000, interest on the PIK Notes must be paid in cash.

On June 25, 1997, the Company repurchased $13.4 million principal amount of PIK Notes at a cost of $12.6 million, including accrued interest. The Company made these repurchases at an average price of $897 per $1,000 of principal amount in a Dutch auction available to all holders of PIK Notes. The Company borrowed the $12.6 million it used for these repurchases under the amended Credit Agreement. Because the Credit Agreement was amended primarily to provide the funding for the PIK Note repurchases, the $1.2 million gain resulting from the PIK Note repurchases was netted with the $1.3 million loss on the debt extinguishment discussed above. The net $132,000 loss has been presented as a nonrecurring expense in the accompanying consolidated statement of operations.

The Indenture for the PIK Notes provides holders of PIK Notes with the right to have their notes repurchased at 101% of principal amount plus interest in the event of a Change of Control (as defined). The Indenture also requires the Company to apply certain asset sales proceeds to the retirement of the PIK Notes in certain circumstances, subject to the rights of Foothill to repayment in connection with asset sales. The Indenture does not contain financial covenants, but it does prohibit the Company from borrowing from other sources in significant amounts except for the Credit Agreement with Foothill, a $10.0 million Working Capital Replacement Facility, and equipment purchases.

The PIK Notes were guaranteed by the Company's subsidiaries other than an immaterial utility subsidiary and are presently unsecured. However, upon termination of the amended Credit Agreement, the PIK Notes will be secured by the same assets as then secure the amended Credit Agreement other than cash and cash equivalents and other assets required to secure any refinancing or replacement of the borrowings provided by the amended Credit Agreement for working capital purposes. This replacement credit facility may be secured by substantially all of the assets of the Company and its subsidiaries other than certain excluded assets, provided it does not exceed $10.0 million in principal amount. The mortgages on the Company's campgrounds that were granted to secure the Company's obligations under the amended Credit Agreement, and any mortgages on the Company's campgrounds that are granted in the future to secure the Company's obligations under the PIK Notes, contain or will contain nondisturbance provisions designed to protect the rights of the campground members.

NOTES AND MORTGAGES PAYABLE

During fiscal 1998, the Company repaid the remaining balances on its notes and mortgages payable. At June 30, 1997, the outstanding mortgages totaled $381,000 with interest payable at fixed rates ranging from 7.0% to 12%, and the outstanding note totaled $223,000 with interest payable at escalating rates ranging from 8.9% to 10.4%.

BALANCE SHEET PRESENTATION

Balance sheet presentation of the current and long term components of the Company's outstanding debt as of June 30, 1998 and 1997, is reflected below (dollars in thousands):


                                                         June 30,      June 30,
                                                           1998          1997
                                                        ----------    ----------
CURRENT PORTION OF LONG TERM DEBT:
Borrowings under Credit Agreement                               --    $    5,799
Notes and mortgages payable                                     --            65
                                                        ----------    ----------
                                                                --    $    5,864
                                                        ==========    ==========
LONG TERM DEBT:
Borrowings under Credit Agreement                               --    $    8,298
PIK Notes, including deferred gain of $.2 million       $   32,973        29,393
Notes and mortgages payable                                     --           539
                                                        ----------    ----------
                                                        $   32,973    $   38,230
                                                        ==========    ==========
Total debt                                              $   32,973    $   44,094
                                                        ==========    ==========

NOTE 7 -- INCOME TAXES

The Company and its subsidiaries have entered into tax sharing agreements, pursuant to which they file federal income tax returns on a consolidated basis and allocate tax benefits and liabilities as provided in the agreements. The agreements provide generally that a subsidiary will reimburse or be reimbursed by the Company in an amount equal to 100% of any tax amounts that would have been due or refundable, calculated as if the subsidiary were a stand-alone taxpayer.

The differences, expressed as a percentage of pretax income, between statutory and effective federal income tax rates are as follows:



                                               For the years ended June 30,
                                       ------------------------------------------
                                          1998            1997            1996
                                       ----------      ----------      ----------
                                                                       (Restated)
Statutory tax rate                           34.0%           34.0%           34.0%
Provision for state income taxes              2.7             3.5             3.6
Alternative minimum taxes                     2.6             1.7              --
Deferred tax benefit                        (63.6)             --              --
Unrecorded net operating loss               (34.0)          (34.0)          (34.0)
                                       ----------      ----------      ----------
Effective tax rate                          (58.3)%           5.2%            3.6%
                                       ==========      ==========      ==========

At June 30, 1998, the Company had estimated net operating tax loss carryforwards ("NOL's") of $26.9 million, expiring in years 2009 through 2011, as follows (dollars in thousands):

                           Year Ending             Amount
                            June 30,              Expiring
                           -----------           ---------
                             2009                $  5,068
                             2010                  16,147
                             2011                   5,656
                                                 --------
                                                 $ 26,871
                                                 ========

The components of deferred income taxes as of June 30, 1998 and 1997 were as follows (dollars in thousands):


                                                              June 30,
                                                      -------------------------
                                                         1998           1997
                                                      ----------     ----------
DEFERRED TAX ASSETS:
   Net Operating Loss Carryforwards (NOL's)           $    9,136     $   17,022
   Membership sales                                        1,818          1,670
   Alternative Minimum Tax Credit Carryover                  526             94
   Deferred gain on Secured Note Restructuring               658            788
   PIK Note interest                                       2,862          1,572
   Unpaid expenses                                         2,257          3,454
   Restructuring costs                                     1,508          1,675
   Deferred revenue                                          487            553
   Other                                                     350             27
                                                      ----------     ----------
                                                          19,602         26,855
                                                      ----------     ----------
DEFERRED TAX LIABILITIES:
   Property basis differences                             (2,814)        (2,717)
   Purchase discount amortization                           (195)          (160)
   Bad debt provision                                       (201)        (2,017)
                                                      ----------     ----------
                                                          (3,210)        (4,894)
                                                      ----------     ----------
Net Deferred Tax Assets Before Valuation Allowance        16,392         21,961
   Valuation Allowance                                    (6,392)       (21,961)
                                                      ----------     ----------
Net Deferred Tax Assets After Valuation Allowance     $   10,000     $        0
                                                      ==========     ==========

SFAS No. 109, which provides guidance on reporting for income taxes, requires the establishment of a valuation allowance to reflect the likelihood of realization of deferred tax assets. The Company has historically provided a valuation allowance for the amount by which deferred tax assets exceed deferred tax liabilities. However, the Company periodically assesses the realizability of its deferred tax assets and considers whether it is more likely than not that the tax benefits will be realized. The ultimate realization of the deferred tax assets is dependent upon the Company having future taxable income during the periods in which the NOL's may be utilized and other deferred tax assets become deductible. Based on management's current assessment, which considers scheduled reversals of deferred tax assets and liabilities, projected future taxable income, and the carryforward periods of the Company's NOL's, management believes that it is more likely than not that the Company will realize the benefits of a significant portion of the net deferred tax assets. As a result, the

Company reduced the valuation allowance by $10.0 million at June 30, 1998, resulting in net deferred tax assets after valuation allowance of $10.0 million. The ultimate realization of these income tax benefits will require aggregate taxable income of approximately $29.4 million during the carryforward period.

Management believes that it is more likely than not that the Company will generate taxable income sufficient to realize the net deferred tax assets after valuation allowance based upon the current estimates of future taxable income. If the Company is unable to generate sufficient taxable income in the future through operating results, increases in the valuation allowance will be required through a charge to expense. However, if the Company achieves sufficient profitability to utilize a greater portion of the deferred tax benefit, the valuation allowance will be further reduced through a credit to income.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

COMMITMENTS

Lease Commitments
-----------------
The Company leases equipment and facilities under non-cancelable operating leases with terms in excess of one year. At June 30, 1998, the Company's future obligations under non-cancelable operating leases were as follows (dollars in thousands):



                      Year ending
                        June 30,                         Amount
                    --------------                   --------------
                        1999                            $   810
                        2000                                329
                        2001                                187
                        2002                                123
                        2003                                110

Accrued Construction Costs
--------------------------
At June 30, 1998 and 1997, the Company had a recorded liability of $2.8 million for amounts necessary to complete certain improvements at the resorts as provided in registration statements filed with the US Department of Housing and Urban Development. The costs of such improvements are based upon engineering estimates and are classified as a current liability in the accompanying consolidated balance sheets.

CEO Bonus Accrual
-----------------
In June 1996, the Company's Chief Executive Officer ("CEO") exercised his right under his employment agreement to receive a one-time bonus of $1.3 million, which was paid in fiscal 1997. This bonus was accrued as of June 30, 1996, and is reflected as a nonrecurring expense in the Company's accompanying consolidated financial statement of operations. The Company obtained an irrevocable standby letter of credit on which the CEO could draw payment if the Company failed to pay the bonus after receiving a request from the CEO. The letter of credit was secured by a $1.5 million cash deposit, which was subsequently released.

CONTINGENCIES

General Liability Insurance
---------------------------
Commencing July 1, 1998, the Company obtained insurance covering general liability losses up to an annual limit of $27.0 million, with no self-insured deductible. Prior to this date, the Company's insurance covered general liability losses up to an annual limit of $26.8 million, but required the Company to pay the first $250,000 per occurrence, with an annual aggregate exposure of $2.0 million. The Company has provided a liability for estimated known and unknown claims related to uninsured general liability risks based on actuarial estimates. In fiscal 1998, the Company reduced this liability by $858,000 because the estimated losses were less than the recorded liability. This amount is included in nonrecurring income in the accompanying consolidated statement of operations. At June 30, 1998 and 1997, the Company's recorded liability for estimated losses related to uninsured general liability claims totaled $1.2 million and $2.0 million, respectively, which is included in other liabilities in the accompanying consolidated balance sheets.

Property Insurance
------------------
In fiscal 1998, the Company received proceeds of $1.1 million from insurance settlements for flood and fire damage at certain campgrounds. The Company recognized a gain of $588,000 from these settlements, which is included in nonrecurring income in the accompanying consolidated statement of operations.

Employee Health Insurance
-------------------------
The Company has employee benefit plans that are funded primarily through employer and employee contributions (see Note 13).

Workers' Compensation Insurance
-------------------------------
Commencing July 1, 1998, the Company obtained insurance covering workers' compensation claims with no self-insured deductible. Prior to this date, the Company's insurance program required the Company to pay up to $250,000 per occurrence and to deposit funds with the insurance company to pay claims in excess of the estimated claims that were covered by the amounts originally paid by the Company. These deposits were generally expensed in the years the deposits were made because the Company anticipated that the deposits would be used to cover claims. However, during fiscal 1997, the Company determined that it was entitled to refunds of $865,000 in future periods for certain deposits made in previous years. At June 30, 1997, the Company recorded the refundable amount as an asset, resulting in nonrecurring income of $865,000. The refundable amount is included in other assets in the accompanying consolidated balance sheets. In fiscal 1998, the Company received refunds totaling $1.3 million for certain other deposits expensed in previous years, which were recorded as nonrecurring income.

In fiscal 1996, the Company changed its method of determining workers' compensation premiums, whereby it no longer records the cost of such premiums based on estimates that are subject to potential audit adjustments at year-end. As a result, in fiscal 1996, the Company reversed a recorded contingent liability related to workers' compensation premium audits. The $799,000 reversal amount is included in nonrecurring income in the accompanying consolidated statement of operations.

Declining Membership Base
-------------------------
The Company derives a significant portion of its ongoing operating revenue from its campground members (92% in fiscal 1998). The Company's membership base has declined significantly over the past five fiscal years, and, net of new sales, the membership base is presently declining at the rate of approximately 6% per year (excluding 1,800 members lost in connection with the sale of two campgrounds in fiscal 1998). The Company attributes this continuing decline principally to its aging membership base, of whom approximately 50% are senior citizens. In addition, the Company estimates that the memberships sold in recent fiscal years will have an expected life that is significantly shorter than the expected life of the memberships previously sold by the Company. To stop the continuing decline in the Company's membership base, the Company must significantly increase its campground membership sales over current levels.

Environmental Issues
--------------------
Certain environmental issues may exist at some of the Company's campgrounds concerning underground storage tanks, sewage treatment plants and septic systems, and waste disposal. Management has reviewed these issues and believes that they will not have a material adverse impact on the Company's operations or financial position.

Litigation
----------
The Company is involved in certain claims and litigation arising in the normal course of business. Management believes that the eventual outcome of these claims and litigation will not have a material adverse impact on the Company's operations or financial position.

NOTE 9 -- STOCKHOLDERS' EQUITY (DEFICIT)

The Company issued 3,702,726 shares of Common Stock in connection with its emergence from bankruptcy on December 31, 1991. The Company issued an additional 3,680,550 shares of Common Stock in the Restructuring on July 17, 1996 (see Note
6). Transfer of the Common Stock is subject to transfer restrictions that are described below.

Transfer of Common Stock is subject to restrictions designed to avoid an "ownership change" within the meaning of section 382 of the Internal Revenue Code of 1986, as amended (the "Code"). Such restrictions are set forth in
Article IX of the Company's Restated Certificate of Incorporation. Article IX generally restricts, until June 30, 2011 (or earlier in certain events), direct or indirect transfer of Common Stock that would without the approval of the board of directors of the Company (i) increase to more than 4.75% the percentage ownership of Common Stock of any person who at any time during the preceding three-year period did not own more than 4.75% of the Common Stock, (ii) increase the percentage of Common Stock owned by any person that during the preceding three-year period owned more than 4.75% of the Common Stock, or by any group of persons treated as a "5 Percent Shareholder" (as defined in the Code but substituting "4.75%" for "5 Percent"), or (iii) cause an "ownership change" of the Company. Article IX provides that any direct or indirect transfer of Common Stock in violation of Article IX is void ab initio as to the purported transferee, and the purported transferee will not be recognized as the owner of shares acquired in violation of Article IX for any purpose, including for purposes of voting and receiving dividends or other distributions in respect of Common Stock. Any shares purportedly acquired in violation of Article IX will be transferred to a trustee who will be required to sell them.

The Company's Restated Certificate of Incorporation provides for the issuance of 15,000,000 shares of Common Stock, par value of $.01 per share. In addition, the Company's Restated Certificate of Incorporation provides for the issuance of 1,500,000 shares of preferred stock, par value $.01 per share, none of which have been issued to date.

The Company has issued warrants to acquire shares of Common Stock and has also granted stock options to the Company's CEO and other key employees and non-employee directors (see Note 12).

Since inception, the Company has not paid any dividends. The Credit Agreement prohibits the payment of any cash dividends on the Common Stock without the consent of Foothill until the Credit Agreement is terminated, and the Indenture for the PIK Notes prohibits the payment of any cash dividends on the Common Stock until the PIK Notes are repaid.

NOTE 10 -- SUPPLEMENTAL CASH FLOW INFORMATION

Supplemental disclosures of non-cash investing and financing activities required by SFAS No. 95 "Statement of Cash Flows" are presented below for the years ended June 30, 1998, 1997 and 1996 (dollars in thousands):



                                                                            1998          1997            1996
                                                                         ---------     ---------        --------
   Non-cash transactions related to the Restructuring (see Note 6)
   --------------------------------------------------------------
   Retirement of Secured Notes                                                         $  (44,181)
   Issuance of PIK Notes                                                                   40,521
   Issuance of Common Stock                                                                 2,990
   Write-off of unamortized portion of consent fees                                           670

   Non-cash transactions related to the timeshare sale (see Note 4)
   ---------------------------------------------------------------
   Note receivable from Buyer                                                          $      800
   Deferred gain                                                                             (471)
   Book value of timeshare inventory sold                                                     (58)
   Book value of fixed assets sold                                                           (165)
   Net receivables written off                                                               (156)

   Non-cash payments of PIK Note interest
   --------------------------------------
   PIK Notes issued in lieu of cash interest payment                     $   3,610     $    2,372

   Disposition of campgrounds
   --------------------------
   Abandonment of two operating campgrounds and elimination of
     related nonrecourse obligations                                                                    $   2,518

NOTE 11 -- DISCLOSURES ABOUT FAIR VALUE OF
           FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires an entity to disclose the estimated fair value of its financial instrument assets and liabilities. Significant estimates and present value calculations were used by the Company for purposes of this disclosure. The estimated fair values of the Company's financial instruments as of June 30, 1998 and 1997, as well as their carrying amounts as reported in the accompanying consolidated balance sheets, are as follows (dollars in thousands):


                                             June 30, 1998                 June 30, 1997
                                        -------------------------     ------------------------
                                         Carrying         Fair         Carrying       Fair
                                          Amount          Value         Amount        Value
                                        ----------     ----------     ----------    ----------
FINANCIAL ASSETS:
   Cash and Cash Equivalents            $   13,631     $   13,631     $    1,343    $    1,343

   Restricted Cash                           1,171          1,171          1,407         1,407

   Contracts Receivable                      6,863                        12,441
   Less: allowances and discount            (2,682)                       (4,924)
                                        ----------     ----------     ----------    ----------
                                             4,181          4,300          7,517         7,500
FINANCIAL LIABILITIES:
   Borrowings under Credit
     Agreement                                  --             --         14,097        14,097

   PIK Notes                                32,973         30,690         29,393        26,204

   Notes and Mortgages                          --             --            604           604



The following methods and assumptions were used to estimate the fair value of each class of the Company's financial instruments as of June 30, 1998 and 1997, for which it is practical to estimate that value.

Cash and Cash Equivalents, Restricted Cash and Borrowings under Credit Agreement
--------------------------------------------------------------------------------
The carrying amount approximates fair value because of the short maturity of these instruments.

Contracts Receivable
--------------------
The fair value of contracts receivable was estimated by discounting the future cash flows using the current rates at which the Company estimates a similar loan portfolio would be purchased by a willing third party, after considering risk factors regarding collectibility and future collection costs.

PIK Notes
---------
The fair value of the PIK Notes as of June 30, 1998, was estimated based on quotes from securities industry professionals; however, to the Company's knowledge, the PIK Notes have not traded recently and may not be deemed to be traded in an established trading market. The fair value of the PIK Notes as of June 30, 1997, was estimated using the weighted average price the Company paid to repurchase PIK Notes on June 25, 1997, in a Dutch auction.

Notes and Mortgages
-------------------
The fair value of notes and mortgages as of June 30, 1997, was estimated based on the borrowing rates available for bank loans with similar terms and average maturities.

Changes in assumptions or estimation methodologies may have a material effect on these estimated fair values. Additionally, lack of uniform valuation methodologies introduces a greater degree of subjectivity to these estimated values.

The Company did not have any financial instruments as of the balance sheet dates presented that were held for trading purposes.

NOTE 12 -- STOCK OPTIONS AND WARRANTS

STOCK OPTIONS

CEO Options
-----------
Upon consummation of the Restructuring, on August 1, 1996, the Company's CEO was granted options to purchase 664,495 shares of Common Stock at $0.69 per share. The grant of these options was approved by the Company's stockholders at their annual meeting. These options are 100% vested and are exercisable for a period of ten years while the CEO is in the employ of the Company, subject to certain exceptions. The exercise of the options, however, is subject to restrictions designed to prevent an "ownership change" for federal tax purposes (see Note 9). To date, none of these options have been exercised.

1991 Employee Plan
------------------
Effective December 31, 1991, the Company adopted the 1991 Employee Stock Incentive Plan (the "1991 Employee Plan") to enable the Company and its subsidiaries to attract, retain and motivate their officers, employees and directors. Awards under the 1991 Employee Plan may take various forms, including
(i) shares of Common Stock, (ii) options to acquire shares of Common Stock ("Options"), (iii) securities convertible into shares of Common Stock, (iv) stock appreciation rights, (v) phantom stock or (vi) performance units. Options granted under the 1991 Employee Plan may be (i) incentive stock options ("ISOs"), which have certain tax benefits and restrictions, or (ii) non-qualified stock options ("Non-qualified Options"), which do not have any tax benefits and have few restrictions.

The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1991 Employee Plan until December 30, 2001. The recipient of an award duly granted on or prior to such date may thereafter exercise or settle it in accordance with its terms, although the Company may not issue any shares of Common Stock pursuant to any award after December 30, 2011.

The Board of Directors may amend or terminate the 1991 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, and (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval.

The Company reserved 291,780 shares of Common Stock for issuance under the 1991 Employee Plan. In fiscal 1993, the Company granted 285,000 ISOs to key employees with an exercise price of $2.50 per share. Of these 285,000 ISOs, 190,000 were canceled in fiscal 1995 and fiscal 1996 as a result of employees leaving the Company, and the remaining 95,000 were canceled in fiscal 1996 in connection with the grant of replacement options issued under the 1993 Stock Option and Restricted Stock Purchase Plan discussed below. In September 1995, the Company granted key employees ISOs covering 140,000 shares with an exercise price of $.625 per share, and in January 1996, the Company granted certain non-employee directors Non-qualified Options to purchase 20,000 shares with an exercise price of $.81 per share. In September 1996, the Company granted key employees ISOs covering 60,000 shares and one non-employee director Non-qualified Options covering 5,000 shares, each with an exercise price of $.80 per share. In November 1996, the Company granted certain non-employee directors Non-qualified Options covering 20,000 shares, each with an exercise price of $1.08 per share. In November 1997, the Company granted the non-employee directors Non-Qualified Options covering 20,000 shares with an exercise price of $3.71 per share. To date, options for 202,500 shares are outstanding under the 1991 Employee Plan, all of which are vested, and options for 54,999 shares have been exercised. The options have a term of 10 years from the date of grant.

1993 Employee Plan
------------------
On December 2, 1993, the Company adopted the 1993 Stock Option and Restricted Stock Purchase Plan (the "1993 Employee Plan") in order to enable the Company and its subsidiaries to attract, retain, and motivate their officers and employees. Awards under the 1993 Employee Plan are restricted to (i) awards of the right to purchase shares of Common Stock ("Stock Awards"), or (ii) awards of Options, which may be either ISOs or Non-Qualified Options. The purchase price for any Stock Awards and the exercise price for any Non-Qualified Options may be less than the fair market value of the Common Stock on the date of grant. The exercise price of any ISOs may not be less than the fair market value of the Common Stock on the date of grant.

The Compensation Committee or, in certain circumstances, the Board of Directors may grant awards under the 1993 Employee Plan until October 20, 2003. The termination of the 1993 Employee Plan, however, will not alter or impair any rights or obligations under any award previously granted under the plan.

The Board of Directors may amend or terminate the 1993 Employee Plan at any time and in any manner, provided that (i) an amendment or termination may not affect an award previously granted without the recipient's consent, (ii) an amendment will not be effective until the stockholders approve it if any national securities exchange or securities association that lists any of the Company's securities requires stockholder approval or if Rule 16b-3 requires stockholder approval and (iii) the stockholders must approve any amendment decreasing the minimum exercise price specified in the plan for any ISO granted thereunder.

The Company reserved 285,919 shares of Common Stock for issuance under the 1993 Employee Plan. The 1993 Employee Plan, however, limits the number of shares of Common Stock with respect to which awards can be made in any calendar year to any one participant to 200,000 shares. In May 1996, the Company granted 95,000 ISOs under the 1993 Employee Plan at an exercise price of $.59 per share, contingent upon the termination of an equal number of ISOs granted under the 1991 Employee Plan at an exercise price of $2.50 per share. In September 1996, the Company granted key employees ISOs covering 175,000 shares with an exercise price of $.80 per share. To date, options for 208,500 shares are outstanding under the 1993 Employee Plan, all of which are vested, and options for 61,500 shares have been exercised. The options have a term of 10 years from the date of grant.

Director Plan
-------------
On December 2, 1993, the Company adopted the 1993 Director Stock Option Plan (the "Director Plan"), which provides for the grant of Non-Qualified Options to non-employee directors of the Company. The Company reserved 50,000 shares of Common Stock for issuance under the Director Plan. In January 1995, the non-employee directors of the Company were granted Non-Qualified Options covering 20,000 shares with an exercise price of $.79 per share. In November 1996, the non-employee directors of the Company were granted Non-qualified Options covering 25,000 shares with an exercise price of $1.08 per share. Prior to this grant, after approval by the Board of Directors, four of the non-employee directors had voluntarily terminated options for 20,000 shares that were granted in December 1994 with an exercise price of $2.75 per share. In November 1997, the non-employee directors of the Company were granted Non-Qualified Options covering 5,000 shares with an exercise price of $3.71 per share. To date, options for 50,000 shares are outstanding under the Director Plan, all of which are vested, and none have been exercised. The options have a term of 10 years from the date of grant.

The Director Plan is designed to be a "formula plan," pursuant to which each non-employee director will automatically receive a grant of Non-Qualified Options to purchase 5,000 shares of Common Stock on the day immediately after each annual meeting of the stockholders at which directors are elected, beginning with the annual meeting held in December 1993. If on any such day, the number of shares of Common Stock remaining available for issuance under the Director Plan is insufficient for the grant of the total number of Non-qualified Options to which all participants would otherwise be entitled, each participant will receive Non-qualified Options to purchase a proportionate number of the available number of remaining shares. The exercise price of each Non-Qualified Option is required to be equal to the fair market value on the date of grant of such Option as determined under the Director Plan. Generally, the Director Plan specifies that such fair market value is the average trading price of the Common Stock during the period beginning 45 days before the date of grant and ending 15 days before the date of grant.

SFAS 123 Disclosures
--------------------
In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123") effective for the Company beginning in fiscal 1997. SFAS 123 defines a fair value method of accounting for employee stock options which provides for compensation cost to be charged to results of operations at the grant date. As allowed under SFAS 123, the Company follows the accounting treatment prescribed by Accounting

Pronouncement Bulletin Opinion No. 25 ("APB 25") in accounting for stock options issued to its employees and directors. Accordingly, no compensation cost was recognized in connection with the grant of options during the periods presented. Had compensation cost for the stock options issued been based on the fair value at the grant dates for those issuances consistent with SFAS 123, the Company's net income and net income per share for the years ended June 30, 1998, 1997 and 1996, would have been $24.8 million or $3.35 per share, $6.4 million or $.89 per share and $1.0 million or $.28 per share, respectively.

Pro forma results under SFAS 123 in the years presented are not likely to be representative of future pro forma results because, for example, additional awards may be made in future years.

Set forth below is a summary of awards of stock options made by the Company during the years ended June 30, 1998, 1997 and 1996, and awards outstanding as of the end of those years:


                                                                 Years ended June 30,
                                  ----------------------------------------------------------------------------------
                                            1998                         1997                       1996
                                  -------------------------    -------------------------    ------------------------
                                                  Weighted                     Weighted                    Weighted
                                                  Average                      Average                     Average
                                                  Exercise                     Exercise                    Exercise
                                    Shares         Price         Shares         Price         Shares        Price
                                  ----------     ----------    ----------     ----------    ----------    ----------
Options outstanding,
   beginning of year               1,224,495     $      .71       295,000     $      .78       291,000    $     2.40
    Options granted                   25,000     $     3.71       949,495     $      .74       255,000    $      .63
    Options canceled                  (7,501)    $      .63       (20,000)    $     2.75      (251,000)   $     2.50
    Options exercised                (50,499)    $      .70
                                  ----------                   ----------                   ----------
Options outstanding, end
    of year                        1,191,495     $      .78     1,224,495     $      .71       295,000    $      .78
                                  ==========                   ==========                   ==========
Options exercisable, end
    of year                        1,152,332     $      .79     1,131,171     $      .72       155,000    $      .92
                                  ==========                   ==========                   ==========
Shares available for
    grant, end of year                50,200            n/a        67,699            n/a       332,699           n/a
                                  ==========                   ==========                   ==========



The weighted-average fair value of stock options granted by the Company during the years ended June 30, 1998, 1997 and 1996, was $.78, $.38 and $.37, respectively. The value of each option grant was estimated as of the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: (1) a risk-free interest rate of 5.41% for fiscal 1998, 6.19% for fiscal 1997 and 6.66% for fiscal 1996, (2) an expected life of three years for fiscal 1998 and 1997, and four years for fiscal 1996, (3) expected volatility of 54.56% for fiscal 1998, 72.5% for fiscal 1997 and 71.58% for fiscal 1996, and (4) no dividend yield, as the Company has not paid any dividends since inception, and both the Credit Agreement and the Indenture for the PIK Notes prohibit or substantially limit the payment of cash dividends.

The following table summarizes information about the Company's stock options outstanding as of June 30, 1998:



                                     Options Outstanding                               Options Exercisable
                    ------------------------------------------------------       -------------------------------
                                             Weighted-
                                              Average          Weighted-                              Weighted-
                       Number                Remaining          Average            Number             Average
    Range of        Outstanding at          Contractual         Exercise         Exercisable          Exercise
    Prices             6/30/98                 Life              Price           at 6/30/98            Price
--------------      --------------         ------------       ------------       -----------        ------------
OPTION PLANS:

  $.59 - $1.08            502,000           7.83 years          $   .75             462,837         $   .78
      $3.71                25,000           9.38 years          $  3.71              25,000         $  3.71

CEO OPTIONS:

      $.69                664,495           8.08 years          $   .69             664,495(1)      $   .69
                     ------------                                               -----------
                        1,191,495           8.01 years          $   .78           1,152,332         $   .79
                     ============                                               ===========


(1) As previously discussed, the options granted to the Company's CEO, although 100% vested, are subject to restrictions designed to prevent an "ownership change" for federal tax purposes.

WARRANTS

On December 31, 1991, the Company issued warrants to acquire 194,521 shares of Common Stock at $4.24 per share, none of which have been exercised to date. These warrants expire on June 30, 1999. In June 1992, the Company issued warrants to acquire 290,314 shares of Common Stock at $4.24 per share, of which 3,308 have been exercised to date. These warrants expire on June 30, 1999. In March 1994, the Company issued warrants to acquire 10,170 shares of Common Stock at $1.625 per share, of which 125 have been exercised to date. These warrants expire on March 31, 1999. To date, a total of 491,572 warrants are outstanding and 3,433 have been exercised.

The following table summarizes information about the Company's warrants outstanding as of June 30, 1998:



                                     Warrants Outstanding                             Warrants Exercisable
                    ------------------------------------------------------       -------------------------------
                                             Weighted-
                                              Average          Weighted-                              Weighted-
                       Number                Remaining          Average            Number             Average
                    Outstanding at          Contractual         Exercise         Exercisable          Exercise
    Prices             6/30/98                 Life              Price           at 6/30/98            Price
--------------      --------------         ------------       ------------       -----------        ------------

     $ 4.24             481,527               1 year             $  4.24            481,527             $  4.24

     $1.625              10,170            3/4  year             $ 1.625             10,170             $ 1.625

NOTE 13 -- EMPLOYEE BENEFIT PLANS

Flexible Benefits Plan Trust Fund
---------------------------------
Effective July 1, 1992, the Company established a trust to fund the Company's employee benefit plans (the "Trust Fund"). The benefit plans (collectively, the "Plans") include the Company's medical plan, dental plan, disability plan, life insurance plan, and accidental death and dismemberment plan and any other employee welfare benefit plan permissible under Section 3(1) of the Employee Retirement Income Security Act of 1974. The Company has adopted a flexible benefits plan established pursuant to Section 125 of the Code to furnish eligible employees with a choice of receiving cash or certain statutory taxable or non-taxable benefits under the above benefit plans.

The medical and dental benefits provided to the Company's employees under the Plans are funded primarily through employer and employee contributions to the Trust Fund. In addition, the Company has purchased stop loss insurance which protects the Plans against claims in excess of set policy amounts. The Company has provided a liability for estimated future claims of $828,000 and $1.4 million at June 30, 1998 and 1997, respectively, which is included in other liabilities in the accompanying consolidated balance sheets. This liability is based on actuarial estimates of amounts needed to fund expected claims, as well as premium payments and administrative costs of the Plans. During fiscal 1997, the Company determined that its actual claims experience for certain previous years was significantly below the estimates for those years. As a result, the Company reduced its liability for estimated future claims by $611,000, which is reflected as nonrecurring income in the accompanying consolidated statement of operations for the year ended June 30, 1997.

The Company from time-to-time makes contributions to the Trust Fund, which are irrevocable. Trust assets may not revert to or inure to the benefit of the Company. Neither the Company, administrator, nor trustee is responsible for the adequacy of the Trust Fund.

While the trustee has virtual plenary authority to manage and invest trust assets, the trustee is required to use trust assets and income exclusively to provide benefits under the Plans and to defray reasonable expenses of administering the Plans.

Employees Savings Trust
-----------------------
Effective July 1, 1994, the Company adopted the Thousand Trails, Inc. Employees Savings Trust for the purpose of establishing a contributory employee savings plan exempt under Section 401(k) of the Code. An eligible employee participating in this plan may contribute up to 10% of his or her annual salary, subject to certain limitations. In addition, the Company may make discretionary matching contributions as determined annually by the Company. The Company made matching contributions totaling $131,000 for the year ended June 30, 1998, and has committed to make matching contributions for the calendar year ended December 31, 1998, in an amount equal to 45% of the voluntary contributions made by each participant, up to 4% of the participant's annual compensation (or a maximum of 1.8% of the participant's annual compensation). Employer contributions are subject to a seven-year vesting schedule.

Non-Qualified Deferred Compensation Plan
----------------------------------------
Effective April 23, 1998, the Company established the Thousand Trails, Inc. Non-Qualified Deferred Compensation Plan (the "Non-Qualified Plan") for the purpose of establishing a deferred compensation plan for certain "highly compensated" employees of the Company. An eligible employee participating in this plan may contribute up to 10% of his or her annual salary subject to certain limitations. In addition, the Company may make discretionary matching contributions determined solely at the discretion of the Company. The Company made insignificant matching contributions for the period from plan inception through June 30, 1998, and has committed to make matching contributions for the calendar year ended December 31, 1998, in an amount equal to 45% of the combined voluntary contributions to the Non-Qualified Plan and 401(k) Plan made by each participant, up to 4% of the participant's annual compensation (or a maximum of 1.8% of the participants annual compensation). Employer contributions are fully vested at the time the contributions are made.

NOTE 14 -- INDUSTRY SEGMENT INFORMATION

The Company's operations have historically been classified into two business segments: campgrounds and resorts. Operations within the campground segment include (i) the sale of memberships which entitle the member to use certain campground facilities, (ii) the sale of undivided interests related to fee simple sales of interests in campground facilities, (iii) net revenues earned from the reciprocal use program operated by RPI, (iv) net revenues earned from operations at the campgrounds, and (v) net fees earned from the management of campgrounds owned by third parties. The Company's resort operations have historically included the sale of timeshare interests in fully furnished vacation homes, management of the timeshare facilities, and the sale of lots at certain resorts. In November 1996, the Company sold the timeshare operations and timeshare inventory at the resorts. The Company's current operations at the resorts consist solely of the sale of lots which are not material to the Company's consolidated operations. The Company has sold significant resort assets in the last three years and plans to dispose of the remaining resort assets over the next several years.

Operating earnings by business segment are defined as membership dues and other operating revenue less operating expenses. Sales are separately identified. Income and expenses not allocated to business segments include interest income, interest expense, corporate administrative costs, and other income and expenses.

Identifiable assets are those assets used exclusively in the operations of each business segment. Industry segment information is not presented for the years ended June 30, 1998 and 1997, because revenues and identifiable assets related to the resort operations during those years are less than 10% of the related consolidated amounts. Separate information regarding the Canadian operations is not presented as revenues and identifiable assets related to the Canadian operations for the periods presented are less than 10% of the related consolidated amounts.

The following table shows sales, operating earnings (loss) and other financial information by industry segment for the year ended June 30, 1996, as restated to reflect a change in accounting method for the recognition of revenue from campground membership sales (see Note 1) (in thousands):



                                                         Year ended June 30, 1996
                                  ------------------------------------------------------------------------
                                     Campground           Resort         Corporate and
                                     Operations         Operations           Other          Consolidated
                                  ---------------    ---------------    ---------------    ---------------
                                                                 (Restated)

Operating revenues                $        59,816    $         6,975                        $        66,791
Sales                                       1,656              1,357                                  3,013
Operating earnings (loss)                  11,910                 35    $       (12,185)               (240)
Identifiable assets                        66,953              4,705             39,973             111,631
Depreciation                                2,209                123                534               2,866
Capital expenditures                          621                366                 35               1,022

NOTE 15 -- INDEMNIFICATION ARRANGEMENTS

Under its By-laws, the Company must indemnify its present and former directors and officers for the damages and expenses that they incur in connection with threatened or pending actions, suits or proceedings arising because of their status as directors and officers, provided that they acted in good faith and in a manner that they reasonably believed to be in or not opposed to the best interests of the Company (or with respect to any criminal action or proceeding, provided that they had no reasonable cause to believe that their conduct was unlawful). In connection with this indemnification obligation, the Company has entered into indemnification agreements with its directors and officers.

The Company must advance funds to these individuals to enable them to defend any such threatened or pending action, suit or proceeding. The Company cannot release such funds, however, until it receives an undertaking by or on behalf of the requesting individual to repay the amount if a court of competent jurisdiction ultimately determines that such individual is not entitled to indemnification. In connection with this obligation, the Company and Trails established trusts (the "Indemnification Trusts") that will reimburse their present and former directors and officers for any indemnifiable damages and expenses that they incur and that will advance to them defense funds. Pursuant to the trust agreements, interest on the trust estates will become part of the trust estates. The Indemnification Trusts will terminate on the earlier of (i) the execution by a majority of the beneficiaries of a written instrument terminating the trusts, (ii) the exhaustion of the entire trust estates, or
(iii) the expiration of ten years from the establishment of the trusts. The Indemnification Trusts may not terminate, however, if there is pending or threatened litigation with respect to a claim by a beneficiary against the Indemnification Trusts, until (i) a final judgment in such proceeding, (ii) the execution and delivery of a statement by such beneficiary that assertion of a threatened claim is unlikely, or (iii) the expiration of all applicable statutes of limitations. The Company possesses a residuary interest in the trust estates upon termination of the Indemnification Trusts.

In 1991, the Company and Trails contributed $500,000 and $300,000, respectively, to the Indemnification Trusts. In fiscal 1998, these trusts were partially terminated, and a portion of the trust assets were distributed to the Company. NACO also contributed $200,000 to a trust that was established to reimburse NACO directors and certain officers for any indemnifiable damages and expenses that they might incur and to advance defense funds to them. This trust was terminated in fiscal 1998 and the trust assets were distributed to the Company. The remaining assets in the Indemnification Trusts totaled $804,000 at June 30, 1998, and are included in other assets in the accompanying consolidated balance sheets.

NOTE 16 -- CONDENSED CONSOLIDATING FINANCIAL STATEMENTS

All of the Company's wholly owned subsidiaries (other than an inconsequential utility subsidiary) (collectively, the "Subsidiary Guarantors") have fully and unconditionally guaranteed, on a joint and several basis, the Company's obligations under the PIK Notes that were issued on July 17, 1996, as well as the PIK Notes issued in lieu of cash payment of interest (see Note 6).

The following condensed consolidating balance sheets and statements of operations present the financial position and results of operations of the Company ("TTI"), NACO, RPI, Wilderness Management and Coast, and the eliminations necessary to arrive at the information for the Company on a consolidated basis, as of and for the years presented. Such financial information has been restated to reflect a change in accounting method for the recognition of revenue from campground membership sales (see Note 1). Prior to July 16, 1996, when Trails was merged into the Company, Trails was a separate corporation. Therefore, the results of operations of Trails for the year ended June 30, 1996, have been presented in a separate column. The assets and operations of Wilderness Management and Coast are not material and have therefore, been combined with the balances of RPI. The Company has not presented separate financial statements and other disclosures concerning the Subsidiary Guarantors because management believes such information is not material to investors. These condensed consolidating financial statements are presented to provide additional analysis of, and should be read in conjunction with, the consolidated financial statements of the Company.

All of the Company's debt and equity interests in the Subsidiary Guarantors have been pledged by the Company to secure its obligations under the Credit Agreement. In the event of a default and foreclosure under the Credit Agreement, distributions from, and the assets of, the Subsidiary Guarantors may not be available to satisfy other obligations of the Company, including the obligations of the Company to the holders of the PIK Notes.

                      CONDENSED CONSOLIDATING BALANCE SHEET
                               AS OF JUNE 30, 1998
                             (Dollars in thousands)



                                                                               RPI,
                                                                           WILDERNESS,  CONSOLIDATING
                                               TTI            NACO        AND COAST(e)    ENTRIES         TOTAL
                                            ----------     ----------     ------------  -------------   ----------
ASSETS
CURRENT ASSETS --
 Cash and cash equivalents                  $   12,933     $      480     $      218                   $   13,631
 Current portion of receivables, net             2,074            366                                       2,440
 Current portion of net deferred tax               528                            43         2,383 d        2,954
   assets
 Due (to) from affiliates                       (9,092)         8,003          1,625          (536)a
 Other current assets                            1,467            673            288                        2,428
                                            ----------     ----------     ----------    ----------     ----------
   Total current assets                          7,910          9,522          2,174         1,847         21,453
 Receivables, net                                1,500            241                                       1,741
 Note receivable from subsidiary                28,161                                     (28,161)b
 Real estate and property, net                  18,056         20,814            213                       39,083
 Investment in subsidiaries                     (9,939)                                      9,939 c
 Net deferred tax assets                         3,608                           100         3,338 d        7,046
 Other assets                                    3,307          1,270            362                        4,939
                                            ----------     ----------     ----------    ----------     ----------
Total assets                                $   52,603     $   31,847     $    2,849    $  (13,037)    $   74,262
                                            ==========     ==========     ==========    ==========     ==========

LIABILITIES AND STOCKHOLDERS'  EQUITY
 (DEFICIT)
CURRENT LIABILITIES --
  Accounts payable and accrued
   liabilities                              $    6,963     $    2,889     $      936    $     (536)a   $   10,252
  Accrued construction costs                                    2,845                                       2,845
  Current portion of deferred revenue           11,627          5,987          1,237                       18,851
                                            ----------     ----------     ----------    ----------     ----------
   Total current liabilities                    18,590         11,721          2,173          (536)        31,948
  Note payable to parent                                       28,161                      (28,161)b
  Long term debt                                32,973                                                     32,973
  Other liabilities                              4,007          2,567             13                        6,587
                                            ----------     ----------     ----------    ----------     ----------
Total liabilities                               55,570         42,449          2,186       (28,697)        71,508
                                            ----------     ----------     ----------    ----------     ----------
STOCKHOLDERS' EQUITY (DEFICIT)                  (2,967)       (10,602)           663        15,660          2,754
                                            ----------     ----------     ----------    ----------     ----------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY (DEFICIT)           $   52,603     $   31,847     $    2,849    $  (13,037)    $   74,262
                                            ==========     ==========     ==========    ==========     ==========


          a       Entry to eliminate other intercompany accounts.
          b       Entry to eliminate intercompany debt.
          c       Entry to record subsidiaries' results on a consolidated basis.
          d       Entry to record net deferred tax assets in consolidation that are not realizable by the subsidiary on a stand-alone basis.
          e       Includes Wilderness Management assets of $481,000 and Coast assets of $270,000.

                      CONDENSED CONSOLIDATING BALANCE SHEET
                               AS OF JUNE 30, 1997
                             (Dollars in thousands)



                                                                                 RPI,
                                                                              WILDERNESS,   CONSOLIDATING
                                                  TTI            NACO         AND COAST(e)     ENTRIES         TOTAL
                                              -----------     -----------     -----------   --------------   -----------
ASSETS
CURRENT ASSETS--
 Cash and cash equivalents                    $       767     $       484     $        92                    $     1,343
 Current portion of receivables, net                2,768             438                    $       (72)a         3,134
 Other current assets                               2,308           2,980           6,356         (7,088)b         4,556
                                              -----------     -----------     -----------    -----------     -----------
   Total current assets                             5,843           3,902           6,448         (7,160)          9,033
 Receivables, net                                   3,812             699                           (128)a         4,383
 Note receivable from subsidiary                   28,154                                        (28,154)c
 Real estate and property, net                     20,943          23,254              97                         44,294
 Investment in subsidiaries                       (10,638)                                        10,638 d
 Other Assets                                       3,571           1,782             239                          5,592
                                              -----------     -----------     -----------    -----------     -----------
Total Assets                                  $    51,685     $    29,637     $     6,784    $   (24,804)    $    63,302
                                              ===========     ===========     ===========    ===========     ===========
LIABILITIES AND STOCKHOLDERS'  EQUITY
 (DEFICIT)
CURRENT LIABILITIES--
 Accounts payable and accrued liabilities     $    13,896     $     3,575     $       859    $    (7,288)a,b $    11,042
 Current portion of long term debt                  5,844              20                                          5,864
 Accrued construction costs                                         2,809                                          2,809
 Current portion of deferred revenue               11,913           6,324           1,218                         19,455
                                              -----------     -----------     -----------    -----------     -----------
   Total current liabilities                       31,653          12,728           2,077         (7,288)         39,170
 Note payable to parent                                            28,154                        (28,154)c
 Long term debt                                    37,874             356                                         38,230
 Other liabilities                                  4,326           3,734              10                          8,070
                                              -----------     -----------     -----------    -----------     -----------
Total liabilities                                  73,853          44,972           2,087        (35,442)         85,470
                                              -----------     -----------     -----------    -----------     -----------
STOCKHOLDERS' EQUITY (DEFICIT)                    (22,168)        (15,335)          4,697         10,638         (22,168)
                                              -----------     -----------     -----------    -----------     -----------
TOTAL LIABILITIES AND
   STOCKHOLDERS' EQUITY (DEFICIT)             $    51,685     $    29,637     $     6,784    $   (24,804)    $    63,302
                                              ==========      ===========     ===========    ===========     ===========

          a       Entry to eliminate intercompany dealer holdback.
          b       Entry to eliminate intercompany accounts.
          c       Entry to eliminate intercompany debt.
          d       Entry to record subsidiaries' results on a consolidated basis.
          e       Includes Wilderness Management assets of $375,000 and Coast assets of $48,000.

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1998
                             (Dollars in thousands)







                                                                                 RPI,
                                                                              WILDERNESS,   CONSOLIDATING
                                                  TTI            NACO         AND COAST(e)     ENTRIES         TOTAL
                                              -----------     -----------     -----------   --------------   -----------
REVENUES
 Membership dues and other
   campground/resort revenue                $    34,157    $    18,326     $     1,322                     $    53,805
 Membership and resort interest sales             2,341          1,553                                           3,894
 Interest income                                  4,382          1,215              59          (3,021)a         2,635
 Income from subsidiaries                         5,794                                         (5,794)b
 Other income                                     5,320          7,637           4,160            (942)c        16,175
                                            -----------    -----------     -----------     -----------     -----------
       Total Revenue                             51,994         28,731           5,541          (9,757)         76,509
                                            -----------    -----------     -----------     -----------     -----------
EXPENSES
  Campground/resort operating
   expenses                                      23,201         14,444           1,507                          39,152
  Selling and marketing                           3,074          1,724                                           4,798
  Interest expense                                5,087          2,533                          (3,021)a         4,599
  General and administrative                      4,716          4,687             179            (942)c         8,640
  Other expenses                                  1,181            291           2,132                           3,604
                                            -----------    -----------     -----------     -----------     -----------
       Total Expenses                            37,259         23,679           3,818          (3,963)         60,793
                                            -----------    -----------     -----------     -----------     -----------

Operating income                                 14,735          5,052           1,723          (5,794)         15,716

   Income tax (provision) benefit                 4,423           (319)           (662)          5,721 d         9,163
                                            -----------    -----------     -----------     -----------     -----------
Net Income                                  $    19,158    $     4,733     $     1,061     $       (73)    $    24,879
                                            ===========    ===========     ===========     ===========     ===========


          a       Entry to eliminate intercompany interest.
          b       Entry to record subsidiaries' results on a consolidated basis.
          c       Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
          d       Entry to record a deferred tax benefit in consolidation that is not realizable by the subsidiary on a stand-alone basis.
          e       Includes Wilderness Management revenues and expenses of $1.3 million and $1.5 million, respectively, and Coast revenues and expenses of $1,000 and $179,000, respectively.

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1997
                             (Dollars in thousands)



                                                                                 RPI,
                                                                              WILDERNESS,   CONSOLIDATING
                                                  TTI            NACO         AND COAST(d)     ENTRIES         TOTAL
                                              -----------     -----------     -----------   --------------   -----------
REVENUES
 Membership dues and other
   campground/resort revenue                $    35,243    $    21,514     $     1,094                     $    57,851
 Membership and resort interest sales             2,090          1,387                                           3,477
 Interest income                                  5,318          1,093                     $    (2,685)a         3,726
 Income from subsidiaries                         3,280                                         (3,280)b
 Other income                                     4,959          5,349           4,086          (1,035)c        13,359
                                            -----------    -----------     -----------     -----------     -----------
       Total Revenue                             50,890         29,343           5,180          (7,000)         78,413
                                            -----------    -----------     -----------     -----------     -----------

EXPENSES
  Campground/resort operating
      expenses                                   24,431         17,408           1,021                          42,860
  Selling and marketing                           2,898          1,559                                           4,457
  Interest expense                                9,130          2,639                          (2,685)a         9,084
  General and administrative                      5,880          5,135             120          (1,035)c        10,100
  Restructuring costs                             1,101                                                          1,101
  Other expenses                                  1,258            406           1,978                           3,642
                                            -----------    -----------     -----------     -----------     -----------
       Total Expenses                            44,698         27,147           3,119          (3,720)         71,244
                                            -----------    -----------     -----------     -----------     -----------

Operating income                                  6,192          2,196           2,061          (3,280)          7,169

  Income tax (provision) benefit                    607            (44)           (933)                           (370)
                                            -----------    -----------     -----------     -----------     -----------
Net Income                                  $     6,799    $     2,152     $     1,128     $    (3,280)    $     6,799
                                            ===========    ===========     ===========     ===========     ===========



          a       Entry to eliminate intercompany interest.
          b       Entry to record subsidiaries' results on a consolidated basis.
          c       Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
          d       Includes Wilderness Management revenues and expenses of $1.1 million and $1.0 million, respectively, and Coast expenses of $120,000.

                 CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS
                        FOR THE YEAR ENDED JUNE 30, 1996
                                   (Restated)
                             (Dollars in thousands)





                                                                              RPI AND      CONSOLIDATING
                                      TTI          TRAILS       NACO       WILDERNESS(d)      ENTRIES          TOTAL
                                  -----------   -----------  -----------  --------------    -----------     -----------

REVENUES
 Membership dues and other
   campground/resort revenue                     $ 34,911     $ 26,481       $    820                        $ 62,212
 Membership and resort
   interest sales                                   1,444        1,569                                          3,013
 Interest income                    $  6,445        3,446        1,219            267          $ (4,621)a       6,756
 Income from subsidiaries              8,526                                                     (8,526)b
 Other income                             66        4,669       10,977          4,585            (1,256)c      19,041
                                    --------     --------     --------       --------       -----------      --------
       Total Revenue                  15,037       44,470       40,246          5,672           (14,403)       91,022
                                    --------     --------     --------       --------       -----------      --------
EXPENSES
  Campground/resort operating
    expenses                                       25,647       23,865            796                          50,308
  Selling and marketing                             3,504        1,810                                          5,314
  Interest expense                    17,346          146        4,822                           (4,621)a      17,693
  General and administrative           1,604        3,813        6,312                           (1,256)c      10,473
  Restructuring costs                  1,124                                                                    1,124
  Other expenses                                    3,721          392          2,237                           6,350
                                    --------     --------     --------       --------       -----------      --------
       Total Expenses                 20,074       36,831       37,201          3,033            (5,877)       91,262
                                    --------     --------     --------       --------       -----------      --------

Operating income (loss)               (5,037)       7,639        3,045          2,639            (8,526)         (240)

  Income tax (provision) benefit       4,756       (3,471)         (77)        (1,249)                            (41)
  Extraordinary gain                   1,390                                                                    1,390
                                    --------     --------     --------       --------       -----------      --------
Net Income                          $  1,109     $  4,168     $  2,968       $  1,390       $    (8,526)     $  1,109
                                    ========     ========     ========       ========       ===========      ========




          a       Entry to eliminate intercompany interest.
          b       Entry to record subsidiaries' results on a consolidated basis.
          c       Entry to eliminate servicing fee income earned on affiliate receivable portfolios.
          d       Includes Wilderness Management revenues and expenses of
                  $826,000 and $796,000, respectively.

                                                                     SCHEDULE II

                     THOUSAND TRAILS, INC. AND SUBSIDIARIES
                        VALUATION AND QUALIFYING ACCOUNTS
                             (Dollars in thousands)




Valuation and qualifying                         Balance at the                                Balance at
   accounts deducted from assets                  beginning of                                 the end of
                                    Year ended      the year      Additions      Deductions     the year
--------------------------------  -------------- --------------- -----------   -------------- ------------

Allowance for doubtful                6/30/98      $   3,855       $     86     $   1,805 a    $    2,136
   accounts                           6/30/97          6,290             35         2,470 a         3,855
                                      6/30/96         13,806             24         7,540 a         6,290

Allowance for uncollectible           6/30/98      $   3,568       $  2,626     $   2,765      $    3,429
   dues receivable                    6/30/97          4,666          3,215         4,313           3,568
                                      6/30/96          4,008          4,754 b       4,096           4,666

Allowance for interest discount,      6/30/98      $   1,069       $      0     $     523      $      546
   collection costs and valuation     6/30/97          1,762              0           693           1,069
   discount                           6/30/96          2,882              0         1,120           1,762


Deferred tax valuation                6/30/98      $  21,961       $      0     $  15,569 c    $    6,392
   allowance (as restated)            6/30/97         25,220              0         3,259          21,961
                                      6/30/96         19,441       $  5,779             0          25,220


          a Includes a reduction in the allowance for doubtful accounts of $1,000, $1,232, and $5,146 in fiscal 1998, 1997 and 1996, respectively.

          b Includes an increase in the allowance for uncollectible dues receivable of $1,000.

          c Includes a reduction in the deferred tax valuation allowance of $10,000.

ITEM 9.  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
         ACCOUNTING AND FINANCIAL DISCLOSURE

         None.

                                    PART III


ITEM 10. DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

The information required by this item will be included under the captions "Proposal I - Election of Directors," "Board of Directors," "Executive Officers," and "Section 16(a) Beneficial Ownership Reporting Compliance" in the Registrant's definitive Proxy Statement for the Registrant's 1998 Annual Meeting of Stockholders, which will be filed with the SEC pursuant to Regulation 14A, and is hereby incorporated by reference.

ITEM 11. EXECUTIVE COMPENSATION

The information required by this item will be included under the caption "Executive Compensation" in the Registrant's definitive Proxy Statement for the Registrant's 1998 Annual Meeting of Stockholders, which will be filed with the SEC pursuant to Regulation 14A, and is hereby incorporated by reference.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
         AND MANAGEMENT

The information required by this item will be included under the caption "Security Ownership" in the Registrant's definitive Proxy Statement for the Registrant's 1998 Annual Meeting of Stockholders, which will be filed with the SEC pursuant to Regulation 14A, and is hereby incorporated by reference.

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The information required by this item will be included under the caption "Certain Transactions" in the Registrant's definitive Proxy Statement for the Registrant's 1998 Annual Meeting of Stockholders, which will be filed with the SEC pursuant to Regulation 14A, and is hereby incorporated by reference.

                                     PART IV


ITEM 14. EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON
         FORM 8-K

(a)  FINANCIAL STATEMENTS

The following documents are filed as part of this Report:

     Report of Independent Public Accountants for the years ended June 30, 1998, 1997 and 1996.

     Consolidated Balance Sheets as of June 30, 1998 and 1997.

     Consolidated Statements of Operations for the years ended June 30, 1998, 1997 and 1996.

     Consolidated Statements of Stockholders' Deficit for the years ended June 30, 1998, 1997 and 1996.

     Consolidated Statements of Cash Flows for the years ended June 30, 1998, 1997 and 1996.

     Notes to Consolidated Financial Statements.

     Schedule II - Valuation and Qualifying Accounts


(b)  REPORTS ON FORM 8-K

The Company did not file any Current Reports on Form 8-K during the quarter ended June 30, 1998.

(c)  EXHIBITS

The following documents are filed or incorporated by reference as exhibits to this report:


     Exhibit
     Number                          Description
    ---------                      ---------------

       2.1 Plan of Reorganization of the Company (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

       2.2 Offer to Purchase for Cash the Company's 12% Secured Notes due 1998 and Additional Series 12% Secured Notes due 1998 by the Company, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on June 7, 1996, File No. 0-19743).

       2.3 Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit 2.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.4 Private Placement Memorandum by the Company offering to exchange the Company's 12% Secured Notes due 1998 and Additional Series 12% Secured Notes due 1998 to certain holders of such notes, dated June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to Exhibit
                   2.6 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.5 Letter of Transmittal pertaining to the transmittal of the Company's 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by the Company in the Private Placement Memorandum (incorporated by reference to
                   Exhibit 2.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.6 Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to Exhibit 2.8 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.7 Agreement and Plan of Merger, dated as of October 1, 1996, between the Company and USTrails (predecessor in interest to the Company) (incorporated by reference to the proxy statement/prospectus filed with the the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339, File No.
                   0-19743 (the "S-4 Registration Statement").

       2.8 Offer to Purchase for Cash the Company's 12% Senior Subordinated Pay-In-Kind Notes due 2003, dated as of May 20, 1997 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on July 8, 1997, File No. 0-19743).

       3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4 Registration Statement).

       3.2 Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

       4.1 Form of Reorganization Warrant Certificate to purchase shares of Common Stock and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

       4.2 Letter Agreement, dated March 19, 1993, between the Company and Carl Marks Strategic Investments, LP (incorporated by reference to Exhibit 4.18 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

       4.3 Form of Warrant Certificate to purchase shares of Common Stock issued pursuant to the Exchange Agreement with certain holders of Trails' indebtedness (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743) and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.15 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

       4.4 Warrant Agency Agreement, dated as of March 2, 1994, between the Company and Shawmut Bank Connecticut, National Association, as Warrant Agent (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

       4.5 Registration Rights Agreement, dated as of June 12, 1992, regarding the Company's Additional Series Secured Notes and the shares of Common Stock issuable upon the exercise of certain warrants (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743).

       4.6 Indemnification Agreement, dated as of January 14, 1993, between the Company and the selling security holders under Registration Statement No. 33-571261 (incorporated by reference to Exhibit 10.44 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

       4.7 Indenture, dated as of July 17, 1996, among the Company, Fleet National Bank as Trustee, and certain other parties described therein, pertaining to the Company's Senior Subordinated Pay-In-Kind Notes Due 2003 (incorporated by reference to Exhibit 4.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       4.8 Form of Senior Subordinated Pay-In-Kind Note Due 2003 (incorporated by reference to Exhibit 4.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       4.9 Registration Rights Agreement, dated as of July 17, 1996, between the Company and Fleet National Bank as Trustee (incorporated by reference to Exhibit 4.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.1 Credit Agreement, dated as of December 31, 1991, between the Company and NACO (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between the Company and NACO (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743).

      10.3 Second Amendment to Credit Agreement, dated as of November 10, 1994, between the Company and NACO (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.4 Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.5 Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.6 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes the Company (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

      10.7 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.56 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.8 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit
                   10.57 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.9 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to the Company a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.10 First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.11 Form of Mortgage from NACO and its subsidiaries to the Company pursuant to the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743, and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.12 Form of First Amendment to Mortgage from NACO and its subsidiaries to the Company amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to the Company pursuant to the credit agreement between the Company and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit
                   10.13 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.13 Loan and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.14 First Amendment to Loan and Security Agreement, dated as of May 16, 1997, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on July 8, 1997, File No. 0-19743).

      10.15 Second Amendment to Loan and Security Agreement dated as of December 23, 1997, between the Company and Foothill (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, File No. 0-19743).

      10.16 Third Amendment to Loan and Security Agreement dated as of January 5, 1998, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.17 Fourth Amendment to Loan and Security Agreement, dated as of June 10, 1998, between the Company and Foothill.

      10.18 Secured Promissory Note (Account Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.19 Secured Promissory Note (Term Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.20 Form of Pledge and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.21 Consent and First Amendment to Pledge and Security Agreement, dated as of October 31, 1997, between certain subsidiaries of the Company and Foothill Capital Corporation (incorporated by reference to exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.22 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure the Company's obligations under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.23 Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to the Company to Foothill Capital Corporation under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.24 Form of Subordination Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, subordinating the security interests under the credit agreement between the Company and NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit
                   10.25 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.25 The Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.26 Amendment No. 1 to the Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

      10.27 The Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.22 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

      10.28 Amendment No. 1 to the Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to
                   Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

      10.29 The Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

      10.30 Amendment No. 1 to the Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

      10.31 Stock Option Agreement, dated as of August 1, 1996, between the Company and William J. Shaw (incorporated by reference to Exhibit 10.26 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

      10.32 Assumption of Obligations, dated as of November 20, 1996, by the Company assuming the obligations of USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, 1992, and March 2, 1994 to May 16, 1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

      10.33 Employment Agreement, dated as of May 11, 1995, between the Company and William J. Shaw, and related Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment Agreement (incorporated by reference to
                   Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.34 Letter dated June 29, 1996, from William J. Shaw to the Company, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.35 Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, Trails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743), and Letter, dated December 1, 1995, from RPI to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to Exhibit 10.4 to the Company's Quarterly on From 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

      10.36 Amended and Restated Employment Agreement, dated as of December 2, 1992, among the Company, NACO, Trails, and Walter
                   B. Jaccard (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1992, File No. 0-19743), and amendment dated November 15, 1994 (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

      10.37 Amended and Restated Employment Agreement, dated as of October 21, 1993, between the Company and Harry J. White, Jr. (incorporated by reference to Exhibit 99.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, File No. 0-19743), and amendment dated December 7, 1996 (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

      10.38 Employment Agreement, dated as of August 31, 1995, between the Company and R. Gerald Gelinas (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.39 Indemnification Agreement, dated as of February 18, 1992, between the Company and Andrew Boas (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.40 Indemnification Agreement, dated as of September 1, 1995, between Trails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended
                   June 30, 1996, File No. 0-19743).

      10.41 Indemnification Agreement, dated as of September 1, 1995, between NACO and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-K for the year ended
                   June 30, 1996, File No. 0-19743).

      10.42 Indemnification Agreement, dated as of May 8, 1991, between the Company and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.43 Indemnification Agreement, dated as of November 20, 1996, between the Company and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.39 to the Company's Registration Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

      10.44 Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and the Company as lessee, relating to the Company's offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.45 Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.46 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A., and referred to herein as "Union Bank"), and Trails (incorporated by reference from Trails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-9246).

      10.47 Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.44 to the Company's Registration Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

      10.48 Grantor Trust Agreement, dated as of September 30, 1991, between The Bank of California, N.A. and NACO (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.49 Supplement to Grantor Trust Agreement, dated as of January 22, 1998, between NACO and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of September 30, 1991, between NACO and Union Bank of California, N.A., as Trustee (incorporated by reference to exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.50 Grantor Trust Agreement, dated May 8, 1991, between the Company and Texas Commerce Bank, N.A. ("Texas Bank") (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.51 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank, Texas Bank, the Company, and certain beneficiaries under the Grantor Trust Agreement (incorporated by reference to Exhibit
                   10.51 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.52        Supplement to Grantor Trust Agreement, dated as of
                   November 20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

      10.53 Supplement No. 2 to Grantor Trust Agreement, dated as of January 22, 1998, between the Company and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of May 8, 1991, as supplemented, between the Company and Union Bank of California, N.A., as Trustee (incorporated by reference to exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.54 Trust Agreement, dated as of July 22, 1992, establishing the Company's Flexible Benefits Plan Trust Fund (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.55 Thousand Trails, Inc. Employee Savings Trust, dated as of July 1, 1994, between the Company and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.56 Agreement for the Thousand Trails, Inc. Non-Qualified Deferred Compensation Plan, effective April 23, 1998.

      10.57 Tax Allocation Agreement, dated as of September 10, 1992, between the Company and RPI (incorporated by reference to Exhibit 99.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, File No. 0-19743).

      10.58 Tax Allocation Agreement, dated as of July 1, 1991, between the Company and NACO (incorporated by reference to Exhibit
                   10.44 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.59 Tax Allocation Agreement, dated as of October 29, 1993, between the Company and Wilderness Management (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.60 Exchange Agent Agreement, dated as of March 29, 1994, among the Company, Trails, and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

      10.61        Sample form of current Membership Contract.

      11.1         Statement re: Computation of Per Share Earnings.

      21.1         Subsidiaries of the Registrant.

      23.1         Consent of Arthur Andersen LLP.

      27.1 Financial Data Schedule as of and for the year ended June 30, 1998.

      27.2 Restated Financial Data Schedule as of and for the year ended June 30, 1997.

                                   SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                        THOUSAND TRAILS, INC.
                                        (Registrant)


Date:    September 24, 1998             By: /s/William J. Shaw
                                            ------------------------------------
                                            William J. Shaw
                                            Chairman of the Board, President,
                                            Chief Executive Officer, and acting
                                            Chief Financial Officer


Date:    September 24, 1998             By: /s/Bryan Reed
                                            ------------------------------------
                                            Bryan Reed
                                            Chief Accounting Officer

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:



Signature                             Title                  Date
---------                             -----                  ----


/s/Andrew M. Boas                    Director          September 24, 1998
---------------------------
Andrew M. Boas


/s/William P. Kovacs                 Director          September 24, 1998
---------------------------
William P. Kovacs


/s/Donald R. Leopold                 Director          September 24, 1998
---------------------------
Donald R. Leopold


/s/H. Sean Mathis                    Director          September 24, 1998
---------------------------
H. Sean Mathis


/s/Douglas K. Nelson                 Director          September 24, 1998
---------------------------
Douglas K. Nelson


/s/William J. Shaw                  Chairman of        September 24, 1998
---------------------------          the Board
William J. Shaw

                                EXHIBIT INDEX


     Exhibit
     Number                          Description

       2.1 Plan of Reorganization of the Company (which was formerly known as NACO Finance Corporation), dated October 15, 1991, as supplemented (incorporated by reference to Exhibit 2.1 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

       2.2 Offer to Purchase for Cash the Company's 12% Secured Notes due 1998 and Additional Series 12% Secured Notes due 1998 by the Company, dated June 5, 1996 (the "Offer to Purchase") (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on June 7, 1996, File No. 0-19743).

       2.3 Supplement to the Offer to Purchase, dated June 21, 1996 (incorporated by reference to Exhibit 2.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.4 Private Placement Memorandum by the Company offering to exchange the Company's 12% Secured Notes due 1998 and Additional Series 12% Secured Notes due 1998 to certain holders of such notes, dated June 28, 1996 (the "Private Placement Memorandum") (incorporated by reference to Exhibit
                   2.6 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.5 Letter of Transmittal pertaining to the transmittal of the Company's 12% Secured Notes Due 1998 and Additional Series 12% Secured Notes Due 1998 by certain holders of such notes pursuant to the exchange offer made by the Company in the Private Placement Memorandum (incorporated by reference to
                   Exhibit 2.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.6 Supplement to the Private Placement Memorandum, dated July 15, 1996 (incorporated by reference to Exhibit 2.8 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       2.7 Agreement and Plan of Merger, dated as of October 1, 1996, between the Company and USTrails (predecessor in interest to the Company) (incorporated by reference to the proxy statement/prospectus filed with the the SEC on October 3, 1996 as part of the Registration Statement on Form S-4, Registration Statement No. 333-13339, File No.
                   0-19743 (the "S-4 Registration Statement").

       2.8 Offer to Purchase for Cash the Company's 12% Senior Subordinated Pay-In-Kind Notes due 2003, dated as of May 20, 1997 (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on July 8, 1997, File No. 0-19743).

       3.1 Restated Certificate of Incorporation of the Company (incorporated by reference to the proxy statement/prospectus filed with the SEC on October 3, 1996 as part of the S-4 Registration Statement).

       3.2 Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

       4.1 Form of Reorganization Warrant Certificate to purchase shares of Common Stock and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.7 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

       4.2 Letter Agreement, dated March 19, 1993, between the Company and Carl Marks Strategic Investments, LP (incorporated by reference to Exhibit 4.18 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

       4.3 Form of Warrant Certificate to purchase shares of Common Stock issued pursuant to the Exchange Agreement with certain holders of Trails' indebtedness (incorporated by reference to Exhibit 4.3 to the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743) and schedule of substantially identical warrants (incorporated by reference to Exhibit 4.15 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

       4.4 Warrant Agency Agreement, dated as of March 2, 1994, between the Company and Shawmut Bank Connecticut, National Association, as Warrant Agent (incorporated by reference to Exhibit 4.4 to the Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

       4.5 Registration Rights Agreement, dated as of June 12, 1992, regarding the Company's Additional Series Secured Notes and the shares of Common Stock issuable upon the exercise of certain warrants (incorporated by reference to Exhibit 4.4 of the Company's Current Report on Form 8-K filed with the SEC on June 25, 1992, File No. 0-19743).

       4.6 Indemnification Agreement, dated as of January 14, 1993, between the Company and the selling security holders under Registration Statement No. 33-571261 (incorporated by reference to Exhibit 10.44 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

       4.7 Indenture, dated as of July 17, 1996, among the Company, Fleet National Bank as Trustee, and certain other parties described therein, pertaining to the Company's Senior Subordinated Pay-In-Kind Notes Due 2003 (incorporated by reference to Exhibit 4.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       4.8 Form of Senior Subordinated Pay-In-Kind Note Due 2003 (incorporated by reference to Exhibit 4.37 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

       4.9 Registration Rights Agreement, dated as of July 17, 1996, between the Company and Fleet National Bank as Trustee (incorporated by reference to Exhibit 4.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.1 Credit Agreement, dated as of December 31, 1991, between the Company and NACO (incorporated by reference to Exhibit 10.27 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.2 First Amendment to Credit Agreement, dated as of May 20, 1993, between the Company and NACO (incorporated by reference to Exhibit 10.48 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743).

      10.3 Second Amendment to Credit Agreement, dated as of November 10, 1994, between the Company and NACO (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.4 Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provides a $40,000,000 revolving credit facility to NACO (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.5 Amended and Restated Promissory Note, dated as of November 10, 1994, pursuant to which the Company provided a $10,765,000 term loan to NACO (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.6 Guaranty, dated as of December 31, 1991, pursuant to which the subsidiaries of NACO guaranteed certain amounts that NACO owes the Company (incorporated by reference to Exhibit 10.5 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

      10.7 Release From Guaranty, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.56 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.8 Release under Credit Agreement and Security Agreement, dated as of May 31, 1993, among certain subsidiaries of the Company, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit
                   10.57 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.9 Security Agreement, dated as of December 31, 1991, pursuant to which NACO granted to the Company a security interest in substantially all of its personal and real property including the pledge of NACO's stock in its subsidiaries as required by the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.10 First Supplement and Amendment to Security Agreement, dated as of May 20, 1993, among NACO and certain of its subsidiaries, RPI, the Company, and Shawmut Bank Connecticut, National Association, as Trustee (incorporated by reference to Exhibit 10.53 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.11 Form of Mortgage from NACO and its subsidiaries to the Company pursuant to the credit agreement between the Company and NACO (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743, and schedule of documents substantially identical to the Form of Mortgage (incorporated by reference to Exhibit 10.55 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.12 Form of First Amendment to Mortgage from NACO and its subsidiaries to the Company amending certain terms of a Mortgage that previously granted a beneficial security interest in certain property to the Company pursuant to the credit agreement between the Company and NACO, and schedule of documents substantially identical to the Form of First Amendment to Mortgage (incorporated by reference to Exhibit
                   10.13 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.13 Loan and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.19 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.14 First Amendment to Loan and Security Agreement, dated as of May 16, 1997, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 99.2 to the Company's Current Report on Form 8-K filed with the SEC on July 8, 1997, File No. 0-19743).

      10.15 Second Amendment to Loan and Security Agreement dated as of December 23, 1997, between the Company and Foothill (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997, File No. 0-19743).

      10.16 Third Amendment to Loan and Security Agreement dated as of January 5, 1998, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.17 Fourth Amendment to Loan and Security Agreement, dated as of June 10, 1998, between the Company and Foothill.

      10.18 Secured Promissory Note (Account Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.20 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.19 Secured Promissory Note (Term Note), dated July 10, 1996, between the Company and Foothill Capital Corporation (incorporated by reference to Exhibit 10.21 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.20 Form of Pledge and Security Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, and schedule of documents substantially identical to the form of Pledge and Security Agreement (incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.21 Consent and First Amendment to Pledge and Security Agreement, dated as of October 31, 1997, between certain subsidiaries of the Company and Foothill Capital Corporation (incorporated by reference to exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.22 Form of Mortgage, dated as of July 10, 1996, to grant liens to Foothill Capital Corporation to secure the Company's obligations under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Mortgage (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.23 Form of Assignment of Indebtedness and Mortgage, dated as of July 10, 1996, transferring the liens securing certain indebtedness that NACO owes to the Company to Foothill Capital Corporation under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Assignment of Indebtedness and Mortgage (incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.24 Form of Subordination Agreement, dated as of July 10, 1996, between the Company and Foothill Capital Corporation, subordinating the security interests under the credit agreement between the Company and NACO to the security interests under the Credit Agreement with Foothill, and schedule of documents substantially identical to the form of Subordination Agreement (incorporated by reference to Exhibit
                   10.25 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.25 The Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.40 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.26 Amendment No. 1 to the Company's 1991 Employee Stock Incentive Plan (incorporated by reference to Exhibit 10.8 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

      10.27 The Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to Exhibit 10.22 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

      10.28 Amendment No. 1 to the Company's 1993 Stock Option and Restricted Stock Purchase Plan (incorporated by reference to
                   Exhibit 10.9 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

      10.29 The Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.23 to the Company's Registration Statement No. 33-73284 on Form S-2, originally filed with the SEC on December 22, 1993, File No. 0-19743).

      10.30 Amendment No. 1 to the Company's 1993 Director Stock Option Plan (incorporated by reference to Exhibit 10.10 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996, File No. 0-19743).

      10.31 Stock Option Agreement, dated as of August 1, 1996, between the Company and William J. Shaw (incorporated by reference to Exhibit 10.26 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

      10.32 Assumption of Obligations, dated as of November 20, 1996, by the Company assuming the obligations of USTrails under the USTrails Inc. 1991 Employee Stock Incentive Plan, as amended; the USTrails Inc. 1993 Stock Option and Restricted Stock Purchase Plan, as amended; the USTrails Inc. 1993 Director Stock Option Plan, as amended; Warrant Certificates originally issued on December 31, 1991, June 12, 1992, and March 2, 1994 to May 16, 1995; and the Stock Option Agreement, dated as of August 1, 1996, between USTrails and William J. Shaw (incorporated by reference to Exhibit 10.27 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

      10.33 Employment Agreement, dated as of May 11, 1995, between the Company and William J. Shaw, and related Standby Letter of Credit, dated September 22, 1995, issued by The Bank of California, N.A., for the benefit of Mr. Shaw, and Letter, dated September 20, 1995, from The Wyatt Company, regarding Mr. Shaw's Employment Agreement (incorporated by reference to
                   Exhibit 10.25 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.34 Letter dated June 29, 1996, from William J. Shaw to the Company, regarding Mr. Shaw's election to receive the Enterprise Bonus payable under his Employment Agreement, and Letter, dated July 8, 1996, from Deloitte & Touche LLP, regarding the computation of the amount of the Enterprise Bonus payable to Mr. Shaw under his Employment Agreement (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.35 Amended and Restated Employment Agreement, dated as of September 10, 1992, among NACO, Trails, RPI, and William F. Dawson (incorporated by reference to Exhibit 10.49 to the Company's Annual Report on Form 10-K for the year ended June 30, 1993, File No. 0-19743), and Letter, dated December 1, 1995, from RPI to William F. Dawson, regarding certain compensation arrangements (incorporated by reference to Exhibit 10.4 to the Company's Quarterly on From 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

      10.36 Amended and Restated Employment Agreement, dated as of December 2, 1992, among the Company, NACO, Trails, and Walter
                   B. Jaccard (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1992, File No. 0-19743), and amendment dated November 15, 1994 (incorporated by reference to Exhibit 10.30 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743), and amendment dated December 7, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

      10.37 Amended and Restated Employment Agreement, dated as of October 21, 1993, between the Company and Harry J. White, Jr. (incorporated by reference to Exhibit 99.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, File No. 0-19743), and amendment dated December 7, 1996 (incorporated by reference to Exhibit 10.2 to the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995, File No. 0-19743).

      10.38 Employment Agreement, dated as of August 31, 1995, between the Company and R. Gerald Gelinas (incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.39 Indemnification Agreement, dated as of February 18, 1992, between the Company and Andrew Boas (incorporated by reference to Exhibit 10.23 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743), and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.33 to the Company's Annual Report on Form 10-K for the year ended June 30, 1995, File No. 0-19743).

      10.40 Indemnification Agreement, dated as of September 1, 1995, between Trails and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended
                   June 30, 1996, File No. 0-19743).

      10.41 Indemnification Agreement, dated as of September 1, 1995, between NACO and William J. Shaw, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.37 to the Company's Annual Report on Form 10-K for the year ended
                   June 30, 1996, File No. 0-19743).

      10.42 Indemnification Agreement, dated as of May 8, 1991, between the Company and Donald W. Hair, and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.38 to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, File No. 0-19743).

      10.43 Indemnification Agreement, dated as of November 20, 1996, between the Company and William J. Shaw and schedule of substantially identical Indemnification Agreements (incorporated by reference to Exhibit 10.39 to the Company's Registration Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

      10.44 Lease, dated February 24, 1994, as amended, between Carter-Crowley Properties, Inc. as lessor, and the Company as lessee, relating to the Company's offices in Dallas, Texas (incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.45 Lease, dated October 7, 1987, as amended, between Hardy Court Shopping Center, Inc. as lessor, and NACO as lessee, relating to NACO's offices in Gautier, Mississippi (incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.46 Grantor Trust Agreement, dated as of September 30, 1991, between Union Bank of California, N.A. (formerly known as The Bank of California, N.A., and referred to herein as "Union Bank"), and Trails (incorporated by reference from Trails' Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-9246).

      10.47 Supplement to Grantor Trust Agreement, dated as of November 20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.44 to the Company's Registration Statement No. 333-19357 on Form S-1, originally filed with the SEC on January 7, 1997, File No. 0-19743).

      10.48 Grantor Trust Agreement, dated as of September 30, 1991, between The Bank of California, N.A. and NACO (incorporated by reference to Exhibit 10.43 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.49 Supplement to Grantor Trust Agreement, dated as of January 22, 1998, between NACO and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of September 30, 1991, between NACO and Union Bank of California, N.A., as Trustee (incorporated by reference to exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.50 Grantor Trust Agreement, dated May 8, 1991, between the Company and Texas Commerce Bank, N.A. ("Texas Bank") (incorporated by reference to Exhibit 10.41 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.51 Supplement and Succession Agreement to Grantor Trust Agreement, dated as of October 13, 1992, among Union Bank, Texas Bank, the Company, and certain beneficiaries under the Grantor Trust Agreement (incorporated by reference to Exhibit
                   10.51 to the Company's Registration Statement No. 33-571261 on Form S-2, originally filed with the SEC on January 15, 1993, File No. 0-19743).

      10.52        Supplement to Grantor Trust Agreement, dated as of
                   November 20, 1996, by the Company in favor of Union Bank (incorporated by reference to Exhibit 10.43 to the Form 8-B filed by the Company with the SEC on November 27, 1996, File No. 0-19743).

      10.53 Supplement No. 2 to Grantor Trust Agreement, dated as of January 22, 1998, between the Company and a majority of the persons presently named as beneficiaries under the Grantor Trust Agreement, dated as of May 8, 1991, as supplemented, between the Company and Union Bank of California, N.A., as Trustee (incorporated by reference to exhibit 10.3 to the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998, File No. 0-19743).

      10.54 Trust Agreement, dated as of July 22, 1992, establishing the Company's Flexible Benefits Plan Trust Fund (incorporated by reference to Exhibit 10.45 to the Company's Annual Report on Form 10-K for the year ended June 30, 1992, File No. 0-19743).

      10.55 Thousand Trails, Inc. Employee Savings Trust, dated as of July 1, 1994, between the Company and its subsidiaries and The Bank of California, N.A., as trustee (incorporated by reference to Exhibit 10.42 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.56 Agreement for the Thousand Trails, Inc. Non-Qualified Deferred Compensation Plan, effective April 23, 1998.

      10.57 Tax Allocation Agreement, dated as of September 10, 1992, between the Company and RPI (incorporated by reference to Exhibit 99.6 to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1993, File No. 0-19743).

      10.58 Tax Allocation Agreement, dated as of July 1, 1991, between the Company and NACO (incorporated by reference to Exhibit
                   10.44 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.59 Tax Allocation Agreement, dated as of October 29, 1993, between the Company and Wilderness Management (incorporated by reference to Exhibit 10.46 to the Company's Annual Report on Form 10-K for the year ended June 30, 1994, File No. 0-19743).

      10.60 Exchange Agent Agreement, dated as of March 29, 1994, among the Company, Trails, and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 99.1 to the Company's Current Report on Form 8-K filed with the SEC on April 11, 1994, File No. 0-19743).

      10.61        Sample form of current Membership Contract.

      11.1         Statement re: Computation of Per Share Earnings.

      21.1         Subsidiaries of the Registrant.

      23.1         Consent of Arthur Andersen LLP.

      27.1 Financial Data Schedule as of and for the year ended June 30, 1998.

      27.2 Restated Financial Data Schedule as of and for the year ended June 30, 1997.